Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PROPTECH INVESTMENT CORPORATION II

RW NATIONAL HOLDINGS, LLC

AND

IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE,

LAKE STREET LANDLORDS, LLC

DATED AS OF May 17, 2022

 .

i

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SCHEDULES AND EXHIBITS

Schedule I	Supporting Company Unitholders
Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Tax Receivable Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Amended and Restated NewCo LLC Agreement
Exhibit E	Form of PTIC II Post-Closing Certificate of Incorporation
Exhibit F	Form of PTIC II Post-Closing Bylaws
Exhibit G	Form of New PTIC II Equity Incentive Plan

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 17, 2022 (the “Effective Date”), is made by and between, (a) PropTech Investment Corporation II, a Delaware corporation (“PTIC II”), (b) RW National Holdings, LLC, a Delaware limited liability company (the “Company”), and (c) Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of applicable Company Unitholders (in such capacity, the “Sellers’ Representative”). PTIC II, the Company and the Sellers’ Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, PTIC II is a blank check company incorporated as a Delaware corporation on August 6, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of PTIC II, PTIC II is required to provide an opportunity for its shareholders to have their outstanding PTIC II Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the PTIC II Shareholder Approval;

WHEREAS, as of the date of this Agreement, HC PropTech Partners II LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 5,725,000 PTIC II Class B Shares;

WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, the Sponsor owns, and shall own, 4,833,333 PTIC II Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, PTIC II, and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of PTIC II or waive any anti-dilution or similar protection with respect to the PTIC II Class B Shares held by him, her or it and (c) and subject to, and conditioned upon the occurrence of and effective as of, the Closing terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, immediately prior to the Closing, PTIC II shall form NewCo LLC for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, (a) Rolling Company Unitholders will contribute all of their Existing Company LLC Interests to NewCo LLC in exchange for NewCo LLC Class B Units, (b) NewCo LLC Agreement will be amended and restated to be in substantially the form as the Amended and Restated NewCo LLC Agreement, (c) PTIC II shall contribute the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and (d) the NewCo LLC Unitholders (other than PTIC II) shall receive a number of PTIC II Class B Shares equal to the Transaction Equity Security Amount, in the case of each of clause (a), (b), (c), and (d) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, PTIC II, the Company, NewCo LLC and the Rolling Company Unitholders (excluding St. Cloud Capital Partners III SBIC, L.P.) will enter into a tax receivable agreement substantially in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, certain Company Unitholders will enter into an Investor Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”) pursuant to which, among other things, such Company Unitholders will agree not to effect any sale or distribution of any Equity Securities of PTIC II or NewCo LLC held by any of them during the lock-up period described therein;

WHEREAS, in connection with the transactions contemplated by this Agreement, PTIC II shall file a Registration Statement / Proxy Statement (as defined below) relating to the transactions contemplated by this Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by this Agreement that the PTIC II Shareholder Approval has been obtained;

WHEREAS, subject to the terms set forth herein, the Sellers’ Representative shall serve as the representative of the Rolling Company Unitholders;

WHEREAS, the board of directors of PTIC II (the “PTIC II Board”) has (a) determined that it is in the best interests of PTIC II and the holders of PTIC II Shares and declared it advisable to enter into this Agreement and the Ancillary Documents to which PTIC II is or will be a party and the transactions contemplated hereby and thereby, (b) approved this Agreement and the Ancillary Documents to which PTIC II is or will be a party and the transactions contemplated hereby and thereby, on the terms and subject to the conditions contemplated hereby and thereby and (c) adopted a resolution recommending, among other things, approval of this Agreement and the Ancillary Documents to which PTIC II is or will be a party and the transactions contemplated hereby and thereby by the holders of PTIC II Shares entitled to vote thereon;

WHEREAS, the board of managers of the Company has unanimously (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby by the holders of Company Units entitled to vote thereon;

WHEREAS, promptly after the execution of this Agreement, each Company Unitholder listed on Schedule I attached hereto (collectively, the “Supporting Company Unitholders”) will duly execute and deliver to PTIC II a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Unitholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, it is intended for applicable U.S. federal and, as applicable, state and local income Tax purposes, that (A) (1) the payment by PTIC II of a portion of the Closing Date Contribution Amount to NewCo LLC pursuant to Section 2.2(a), or the payment by PTIC II to NewCo LLC of other cash of PTIC II (if any), in exchange for NewCo LLC Class A Units viewed together with any payment or distribution to the applicable Company Unitholders of such amount in cash as set forth opposite such Person’s name on Schedule I pursuant to Section 2.2(b)(v) and Section 2.2(c) and/or in accordance with Section 4.3(c) of the NewCo LLC Agreement, if any, be treated as a “disguised sale” of membership interests under Section 707(a)(2)(B) of the Code (the “Disguised Sale”), and (2) the Disguised Sale give rise to an adjustment to PTIC II’s basis in the direct and indirect assets of the NewCo LLC and the Company pursuant to Section 743 of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), (B) the payment by PTIC II of the portion of the Closing Date Contribution Amount to NewCo LLC not described in the foregoing clause (A) pursuant to Section 2.2 or the payment by PTIC II to NewCo LLC of other cash of PTIC II not described in the foregoing clause (A) (if any) in exchange for NewCo LLC Class A Units be treated as a contribution under Section 721 of the Code, (C) assuming all Company Unitholders are Rolling Company Unitholders, NewCo LLC shall be treated as a continuation of the Company for purposes of Section 708 of the Code, and (D) if so treated as a continuation of the Company, NewCo LLC shall take any necessary, tax-related administrative actions (including with respect to the filing of Tax Returns) consistent therewith (clauses (A)-(D), the “Intended Tax Treatment”); and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$12.50 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$15.00 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“$17.50 Earn Out Shares” has the meaning set forth in Section 2.6(a)(iii).

“Acquisition Proposal” has the meaning set forth in Section 5.5.

“Additional Capital Financing” has the meaning set forth in Section 5.17.

“Additional PTIC II SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(b).

“Allocation Schedule Requirements” has the meaning set forth in Section 2.2(d).

“Amended and Restated NewCo LLC Agreement” has the meaning set forth in Section 2.2(a).

“Ancillary Documents” means the Tax Receivable Agreement, the Sponsor Letter Agreement, the Transaction Support Agreements, the Investor Rights Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business”, the “business of the Group Companies” or any similar term means all of the current and former businesses of each of the Group Companies, including making available a tech-enabled full-service property management, residential leasing and investment services company for both individual owners of and institutional investors in single-family rental houses.

“Business Combination Proposal” has the meaning set forth in Section 5.7.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Charter Proposal” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Contribution Amount” means an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the PTIC II Shareholder Redemptions), less (b) the aggregate amount of cash required to fund PTIC II Shareholder Redemptions from the Trust Account.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the closing price on Nasdaq for a PTIC II Share.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Advised Parties” has the meaning set forth in Section 9.20(b).

“Company Class A-1 Units” means the “Class A-1 Preferred Units” of the Company (as defined in the Company LLC Agreement).

“Company Class A Units” means the “Class A Preferred Units” of the Company (as defined in the Company LLC Agreement).

“Company Class B Units” means, the “Class B Units” of the Company (as defined in the Company LLC Agreement).

“Company Contribution” has the meaning set forth in Section 2.2(a).

“Company Counsel” has the meaning set forth in Section 9.20(a).

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Company Data” means all Data, including all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium), that is Processed by or on behalf of any Group Company or any of the Company IT Systems.

“Company Deal Communications” has the meaning set forth in Section 9.20(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to PTIC II by the Company and the Sellers’ Representative on the date of this Agreement.

“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents (including, for the avoidance of doubt, to perform any compensation studies, and a fee to Northern Pacific Growth Investment Partners, L.P. in the amount of $5,000,000)), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.14, (c) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New PTIC II Equity Incentive Plan, (d) the filing fee to be paid pursuant to the HSR Act, (e) any filing fee to be paid for the Registration Statement/ Proxy Statement and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, the Sellers’ Representative or the Company Unitholders pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.1(b) (Organization & Qualification), Section 3.2(a) – (c) (Capitalization), Section 3.3 (Authority), Section 3.5(a)(i) – (ii) and (b)(i) – (ii) (No Violations), Section 3.8(b)(ii) (Absence of Changes) (only with respect to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv), and Section 5.1(b)(xxv) (to the extent related to any of the foregoing)), Section 3.16 (Brokers) and Section 9.18.

“Company IT Systems” means all information technology and computer systems, Software (including Company Products) and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased, or relied on by a Group Company.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated August 5, 2016, as subsequently amended by that certain Amendment No. 1, dated November 7, 2016, as further amended by that certain Amendment No. 2, dated September 30, 2017 and as further amended by that Amendment No. 3 dated March 31, 2021, by and among the Company and the Company Unitholders party thereto.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, regulatory environment, assets, or results of operations of the Group Companies, taken as a whole or (b) the ability of the Sellers’ Representative, any Company Unitholder or any Group Company to consummate the transactions contemplated under this Agreement or any Ancillary Documents in accordance with the terms of this Agreement and the Ancillary Documents, as applicable; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect, development or occurrence to the extent resulting from (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism or worsening of such conditions threatened or existing as of the date hereof, (iii) changes in conditions of the financial, banking, capital or securities markets generally or any material worsening of such conditions threatened or existing as of the date of this Agreement (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (it being understood that any actions permitted to be taken pursuant to Section 5.1(a) shall not be “expressly required” for the purposes of this clause (vii)), (viii) any failure, in and of itself, by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial operation metrics (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, outbreaks, pandemics (including COVID-19 and any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19), widespread occurrence of infectious disease, or quarantines, acts of God or other natural disasters or comparable events; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect, development or occurrence has, had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Product” means all Software and other products and services from which any Group Company has derived within the past (3) years, is currently deriving, or is schedule to derive, revenue from the sale, license, provision, or making available thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, Internet domain name registrations and social media accounts.

“Company Related Party” has the meaning set forth in Section 3.18.

“Company Related Party Transactions” has the meaning set forth in Section 3.18.

“Company Sale” means (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of PTIC II or (b) a sale or disposition of all or substantially all of the assets of PTIC II and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of PTIC II (or any successor to PTIC II) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of PTIC II immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the price per share for one (1) PTIC II Class A Share in a Company Sale, inclusive of any escrows, holdbacks, deferred purchase price earnouts or the like and assuming the maximum of such amounts will be paid. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (a) with respect to any securities (i) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (ii) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale); and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Company and the Sellers’ Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Company Subsidiary” means a Subsidiary of the Company.

“Company Unitholder Prepared Returns” has the meaning set forth in Section 6.1(a).

“Company Unitholders” means the “Member” of the Company (as defined in the Company LLC Agreement) or other holder of interests or units in the Company.

“Company Units” means prior to the Closing, the “Common Units” of the Company (as defined in the Company LLC Agreement), Company Class B Units, the Company Class A Units, the Company Class A-1 Units and any profits interests or similar units issued by the Company.

“Confidentiality Agreements” means that certain letter agreement, dated as of March 5, 2022, by and between the Company and PTIC II.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or resultant or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“Data” means data, databases, data compilations, data sets, data repositories and collections, and technical data.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disguised Sale” has the meaning set forth in the recitals to this Agreement.

“Earn Out Period” means the period ending on the date that is five (5) years following the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 2.6.

“Earn Out Units” means a number of NewCo LLC Class B Units, equal to the number of Earn Out Shares issued.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Effective Time” means the time at which the transactions contemplated in Sections 2.2(a) have been consummated.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-employment health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or could reasonably expect to have any Liability.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.7.

“Equity Rights” means options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts of a similar nature.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Company LLC Interests” means as of immediately prior to the Closing, the “Company Units”, “Company Class B Units”, “Company Class A Units” and “Company Class A-1 Units” of the Company (in each case, as defined in the Company LLC Agreement) and any other equity interests in the Company, whether vested or unvested.

“FDD” means the franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” “Uniform Franchise Offering Circulars” or “UFOCs”) required to be prepared in accordance with the FTC Rule (or its predecessor), NASAA Commentary or any applicable Franchise Sales Law, all variations of such forms which have been approved for use or used in any state or jurisdiction of the United States of America requiring the filing of FDD.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, (c) a “specified foreign corporation” within the meaning of Section 965 of the Code or (d) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Franchise” means any grant by any of the Group Companies or predecessors in interest of any of the foregoing Persons, to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, which constitutes a “franchise,” “business opportunity,” “seller assisted marketing plan,” or the like (a) as “franchise” or “business opportunity” is defined under the FTC Rule or (b) as “franchise,” “business opportunity” or “seller-assisted marketing plan” is defined under any Law.

“Franchise Agreement” means any Contract (regardless of the name of the Contract and includes franchise agreements, area development agreements, master franchise agreements, subfranchise agreements, area franchise agreements, and the like and options for any of the types of Contracts enumerated above in this definition) pursuant to which a Person grants or has granted any Franchise or the right (regardless of whether subject to certain qualifications) to acquire any Franchise, including any addendum, renewal, amendment, extension or renewal thereof.

“Franchise Sales Laws” means the following: the FTC Rule, and predecessor Federal Trade Commission trade regulation rules governing the offer or sale of Franchises as defined under any of those rules; other Laws (including the Law of any state of the United States of America or any other country) regulating the offer or sale of Franchises, business opportunities, seller-assisted marketing plans or similar arrangements; and all other Laws governing the relationships between franchisors and Franchisees, including without limitation those Laws that address (among other things) unfair and deceptive practices related to, or the default, termination, non-renewal, or transfer of, Franchises.

“Franchisee” means any Person who has been authorized or licensed by any of the Group Companies, or a predecessor in interest of any of them, to develop, open, operate, or authorize any other Person to develop, open or operate, a Franchise.

“Franchise System” means the “Renters Warehouse” franchise system pursuant to which any of the Group Companies and third parties provide property management and tenant placement services to owners and landlords of single family residences, condominiums, townhomes and apartments throughout the United States, its territories and possessions.

“Fraud” means an act or omission by a Party, and requires (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, negligent fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“FTC Rule” means the Federal Trade Commission trade regulation rules entitled “Disclosure Requirements and Prohibitions Concerning Franchising” and “Disclosure Requirements and Prohibitions Concerning Business Opportunities,” 16 C.F.R Parts 436 and 437, as in effect from time to time.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governing Documents Proposals” has the meaning set forth in Section 5.7.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator, mediator or arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries, and any franchises of any Group Company.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Illustrative Allocation Schedule” has the meaning set forth in Section 2.2(d).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) any other debt-like or debt-similar items or obligations and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all of the following: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes; supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, ideas, know-how, processes, methods, techniques, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, and other confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, (collectively, “Trade Secrets”); (e) Software and other technology, and all rights therein and (f) any other intellectual or proprietary rights.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.19.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” or (b) other code designed for the purpose of or capable of (i) disrupting, disabling, harming, or impeding with the operation of, or providing unauthorized Processing of or to, a system (including a Company IT System) or (ii) damaging or destroying any data or file without the user’s consent.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Capital Market.

“NASAA Commentary” means the North American Securities Administrators Association, Inc.’s “2008 Franchise Registration and Disclosure Guidelines,” the “Commentary on 2008 Franchise Registration and Disclosure Guidelines” and all other guidance, releases and commentary concerning the FTC Franchise Rule published by the North American Securities Administrators Association, Inc.

“Nasdaq Proposal” has the meaning set forth in Section 5.7.

“Net Outstanding PTIC II Class A Shares” means a number equal to (a) the number of PTIC II Class A Shares outstanding as of immediately prior to the Closing (and after, for the avoidance of doubt, the conversion of all of PTIC II Class B Shares outstanding prior to the Closing into PTIC II Class A Shares as contemplated hereby), minus (b) the number of PTIC II Class A Shares redeemed and cancelled in connection with the PTIC II Shareholder Redemptions.

“NewCo LLC” has the meaning set forth in Section 2.1(a).

“NewCo LLC Agreement” means the Limited Liability Company Agreement of the NewCo LLC, dated as of immediately prior to the Closing, by and among NewCo LLC and NewCo LLC Unitholders thereto..

“NewCo LLC Class A Units” means the “Class A Units” of NewCo LLC (as defined in the Amended and Restated NewCo LLC Agreement).

“NewCo LLC Class B Unitholder” means a NewCo LLC Unitholder who holds NewCo LLC Class B Units.

“NewCo LLC Class B Units” means the “Class B Units” of NewCo LLC (as defined in the Amended and Restated NewCo LLC Agreement).

“NewCo LLC Unitholder” means (a) prior to the Effective Time, any holder of NewCo LLC Class B Units or other holder of interests or units in NewCo LLC prior to the Closing and (b) from and after the Effective Time, each of PTIC and each holder of NewCo LLC Class B Units. Any reference to the NewCo LLC Unitholders in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or (b) of this definition, as the context so requires.

“NewCo LLC Units” means (a) prior to the Effective Time, the NewCo LLC Class B Units and any profits interests or similar units issued by NewCo LLC prior to the Closing and (b) from and after the Effective Time, the NewCo LLC Class A Units and NewCo LLC Class B Units (in each case, as defined in the Amended and Restated NewCo LLC Agreement). Any reference to the NewCo LLC Units in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or (b) of this definition, as the context so requires.

“New PTIC II Equity Incentive Plan” has the meaning set forth in Section 5.18.

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Off-the-Shelf Software” means, other than Third-Party Components, any unmodified Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $150,000 per license or an ongoing licensee fee of less than $150,000 per year.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Company Unitholder” has the meaning set forth in Section 5.12(c).

“Other Company Unitholder Consent” has the meaning set forth in Section 5.12(c).

“Other Company Unitholder Consent Deadline” has the meaning set forth in Section 5.12(c).

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which no principal subject matter is Tax but which contains customary Tax indemnification provisions.

“Other Class B Shareholders” means, collectively, Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan and Adam Blake.

“Other PTIC II Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of PTIC II Shares entitled to vote thereon, whether in person or by proxy at the PTIC II Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of PTIC II and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.16(a).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, Regulatory Permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which appropriate and sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights to customers for the use of a Company Product or franchisees of such Group Company for the use of a Mark included in the Company Owned Intellectual Property, in each case in the ordinary course of business (“Permitted Licenses”) and (g) except with respect to Intellectual Property Rights, other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that falls within the definition for “personal information,” “personal data,” “nonpublic personal information,” “personally identifiable information,” or similar terms provided by applicable Law or by any Group Company in any of its privacy policies, notices or Contracts, as well as all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.

“Pre-Closing PTIC II Holders” means the holders of PTIC II Shares at any time prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-Transaction Equity Value” means $312,000,000.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.19(a).

“Privacy Requirements” shall mean, collectively, all of the following to the extent relating to any Personal Data, sensitive information (including credit card information) or Company Data, the Processing thereof, or otherwise relating to privacy, security, or security breach notification:

(a) rules, policies and procedures (whether physical or technical in nature, or otherwise) of any of the Group Companies, including the Privacy and Data Security Policies, (b) applicable Laws, (c) the Payment Card Industry (PCI) Data Security Standards and any other industry standards applicable to the industry in which any Group Company operates and (d) Contracts into which any Group Company has entered into or by which it is otherwise bound.

“Privileged Company Deal Communications” has the meaning set forth in Section 9.20(c).

“Privileged PTIC II Deal Communications” has the meaning set forth in Section 9.20(c).

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit, mediation or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing”, “Processed” or “Processes”) means the access, collection, use, maintenance, license, sale, modification, analysis, enhancement, aggregation, destruction, exfiltration, disclosure, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.19.

“PTIC II” has the meaning set forth in the introductory paragraph to this Agreement.

“PTIC II Advised Parties” has the meaning set forth in Section 9.20(b).

“PTIC II Board” has the meaning set forth in the recitals to this Agreement.

“PTIC II Board Recommendation” has the meaning set forth in Section 5.7.

“PTIC II Class A Shares” means shares of Class A common stock, par value $0.0001 per share, of PTIC II.

“PTIC II Class B Shares” means, (a) prior to the Effective Time, shares of Class B common stock, par value $0.0001 per share of PTIC II having voting and economic rights and (b), following the Effective Time, shares of Class B common stock, par value $0.0001 per share of PTIC II having voting but no economic rights. Any reference to the PTIC II Class B Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) or clause (b) of this definition, as the context so requires.

“PTIC II Contribution” has the meaning set forth in Section 2.2(a).

“PTIC II Counsel” has the meaning set forth in Section 9.20(a).

“PTIC II D&O Persons” has the meaning set forth in Section 5.13(a).

“PTIC II Deal Communications” has the meaning set forth in Section 9.20(d).

“PTIC II Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Sellers’ Representative and the Company by PTIC II on the date of this Agreement.

“PTIC II Expenses” means, as of any determination time, without duplication, the aggregate amount of fees, costs, expenses, commissions or other amounts incurred prior to and through the Closing Date by or on behalf of, or otherwise payable by, whether or not due, PTIC II in connection with the special purpose acquisition company and the business combination process, including the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees, costs, expenses and disbursements of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of PTIC II, including any deferred underwriting fees, and (b) any other fees, costs, expenses, commissions or other amounts that are expressly allocated to PTIC II pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, PTIC II Expenses shall not include (y) any such fee, cost, expense, commission or other amount actually paid in cash by PTIC II prior to the date of this Agreement from the cash paid by the Sponsor, and received by PTIC II in connection with the issue of PTIC II Warrants to the Sponsor or (z) any Company Expenses.

“PTIC II Financial Statements” means all of the financial statements of PTIC II included in the PTIC II SEC Reports.

“PTIC II Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4 and Section 4.6.

“PTIC II Liabilities” means, as of any determination time, the aggregate amount of Liabilities of PTIC II that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, PTIC II Liabilities shall not include any PTIC II Expenses.

“PTIC II Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of PTIC II to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Notwithstanding the foregoing or anything to the contrary herein (a) in no event shall (i) any change, event, effect, development or occurrence to the extent relating to any of the Group Companies or the Business or (ii) any PTIC II Shareholder Redemption constitute an PTIC II Material Adverse Effect and (b) no change, event, effect or occurrence that is generally applicable to special purpose acquisition companies shall be taken into account in determining whether a PTIC II Material Adverse Effect has occurred or would reasonably be expected to occur, except to the extent any such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on PTIC II relative to other similar situated special purpose acquisition companies.

“PTIC II Non-Party Affiliates” means, collectively, each PTIC II Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any PTIC II Related Party (other than, for the avoidance of doubt, PTIC II).

“PTIC II Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a).

“PTIC II Prepared Returns” has the meaning set forth in Section 6.1(a).

“PTIC II Post-Closing Bylaws” has the meaning set forth in Section 2.1(a).

“PTIC II Post-Closing Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“PTIC II Related Party” means any current or former officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either PTIC II or the Sponsor.

“PTIC II Related Party Transaction” means where a PTIC II Related Party (a) owns any interest in any material asset used in the business of PTIC II, (b) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of PTIC II or (c) owes any material amount to, or is owed material any amount by, PTIC II.

“PTIC II SEC Reports” has the meaning set forth in Section 4.7.

“PTIC II Shareholder” a holder of PTIC II Shares.

“PTIC II Shareholder Approval” means, collectively, the Required PTIC II Shareholder Approval and the Other PTIC II Shareholder Approval.

“PTIC II Shareholder Redemption” means the right of the Public Shareholders to redeem all or a portion of their PTIC II Class A Shares (as determined in accordance with PTIC II’s Governing Documents) to redeem all or a portion of such holder’s PTIC II Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the cash in the Trust Account (as determined in accordance with PTIC II’s Governing Documents) in connection with the transactions contemplate by this Agreement.

“PTIC II Shareholders Meeting” has the meaning set forth in Section 5.7.

“PTIC II Shares” means, collectively as of any determination time, PTIC II Class A Shares and PTIC II Class B Shares.

“PTIC II Warrants” means each warrant to purchase one PTIC II Class A Shares at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor).

“Public Shareholders” has the meaning set forth in Section 9.19.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 or a proxy statement relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement / prospectus or a proxy statement of PTIC II, as applicable.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by any such Governmental Entity to any Group Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and such Person’s directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required PTIC II Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of PTIC II Class A Shares entitled to vote thereon, whether in person or by proxy at the PTIC II Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of PTIC II and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, Nasdaq Proposal, the Charter Proposal, the Governing Documents Proposal and the Equity Incentive Plan Proposal.

“Requisite Company Unitholder” has the meaning set forth in Section 5.12(b).

“Requisite Company Unitholder Consent” has the meaning set forth in Section 5.12(b).

“Requisite Company Unitholder Consent Deadline” has the meaning set forth in Section 5.12(b).

“Rolling Company Unitholders” means the Company Unitholders who have duly executed a Requisite Company Unitholder Consent or an Other Company Unitholder Consent in accordance with the terms of this Agreement.

“Sanctioned Country” has the meaning set forth in Section 3.20(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export, reexport, and transfer controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) U.S. anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the PTIC II Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack, or other cyber or security incident affecting or with respect to any Company IT Systems or (b) incident in which confidential information or Company Data was or may have been Processed in an unauthorized manner (whether any of the foregoing was possessed or controlled by any Group Company or by another Person on behalf of the Group Companies).

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs and other software, including any and all software implementations of algorithms, models and methodologies, whether in source code object code, or executable code format, (b) Data, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, libraries, scripts, routines, and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Directors” has the meaning set forth in Section 5.15(b).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Unitholder” has the meaning set forth in the recitals to this Agreement.

“Tax” or “Taxes” means (a) all U.S. federal state, local or non-U.S. net or gross income, net or gross net or gross receipts, proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, any imputed underpayment imposed pursuant to Section 6232 of the Code, environmental or other taxes, assessments, duties or similar charges or other tax of any kind whatsoever, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify any Person for Taxes, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes, or Tax savings.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third-Party Components” means, with respect to any Company Product, all of the following (other than Public Software) that are not exclusively owned by a Group Company: (a) Software that is used in, incorporated into, combined, linked, distributed, or made available with, or provided to any Person as a service or application in connection with, such Company Product and (b) Intellectual Property Rights that are embodied in such Company Product.

“Trading Day” means any day on which the PTIC II Class A Shares are actually traded on the Nasdaq.

“Transaction Equity Security Amount” means a number of Company Class B Units or PTIC II Class B Shares, as applicable, equal to (a) the Pre-Transaction Equity Value, divided by (b) $10.00.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.7.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.12(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Triggering Event I” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the PTIC II Class A Shares is greater than or equal to $12.50 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the PTIC II Class A Shares is greater than or equal to $15.00 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Event III” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the PTIC II Class A Shares is greater than or equal to $17.50 (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 9.19.

“Trust Account Released Claims” has the meaning set forth in Section 9.19.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid PTIC II Expenses” means the PTIC II Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the warrant agreement between PTIC II and Continental Stock Transfer & Trust Company dated December 3, 2020.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
TRANSACTIONS

Section 2.1 Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Immediately prior to the Closing, (i) PTIC II shall form Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”), (ii) each PTIC II Class B Share that is issued and outstanding immediately prior to the Closing to be converted into one PTIC II Class A Share, (iii) the Governing Documents of PTIC II shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by PTIC II and the Company, the “PTIC II Post-Closing Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by PTIC II and the Company, the “PTIC II Post- Closing Bylaws”) and (iv) PTIC II’s name to be changed to “Appreciate Holdings, Inc.”; provided that, if such name is not available in Delaware or PTIC II is otherwise unable to change its name to “Appreciate Holdings, Inc.,” it shall cause its name to change to such other name mutually agreed to by PTIC II and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either PTIC II or the Company) (collectively, clauses (i), (ii), (iii) and (iv), the “PTIC II Pre-Closing Reorganization”).

Section 2.2 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, after the consummation of the transactions set forth in Section 2.1, the following transactions shall occur in the order set forth in this Section 2.2 at the Closing.

(a) At the Closing (i) the Rolling Company Unitholders shall contribute all of their Existing Company LLC Interests to NewCo LLC in exchange for NewCo LLC Class B Units equal, in the aggregate, to the Transaction Equity Security Amount (the “Company Contribution”), which NewCo LLC Class B Units will be free and clear of all Liens (other than any restrictions on transfer under applicable securities Laws or under the Amended and Restated NewCo LLC Agreement), (ii) the NewCo LLC Agreement will be amended and restated to be in substantially the form as attached hereto as Exhibit D (“Amended and Restated NewCo LLC Agreement”), (iii) PTIC II shall contribute, or cause to be contributed, to NewCo LLC, the Closing Date Contribution Amount in exchange for a number of NewCo LLC Class A Units equal to the Net Outstanding PTIC II Class A Shares, free and clear of all Liens (other than any restrictions on transfer under applicable securities Laws or under the Amended and Restated NewCo LLC Agreement) (the “PTIC II Contribution”) and (iv) NewCo LLC Unitholders (other than PTIC II) shall receive from PTIC II a number of PTIC II Class B Shares equal, in the aggregate, to the Transaction Equity Security Amount, in the amounts set forth on the Allocation Schedule, free and clear of all Liens (other than any restrictions on transfer under applicable securities Law, the Investor Rights Agreement (as applicable) or under the Governing Documents of PTIC II). In connection with the transactions contemplated by the preceding sentence, PTIC II shall be the managing member of NewCo LLC as of the time of such transactions.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to PTIC II an allocation schedule (the “Allocation Schedule”) setting forth the following:

(i) the Existing Company LLC Interests held by each Company Unitholder as of immediately prior to the Closing;

(ii) the number of NewCo LLC Class B Units that will be held by each NewCo LLC Class B Unitholder (and former Rolling Company Unitholder) and PTIC II, in each case, as of immediately after giving effect to the Company Contribution and PTIC II Contribution;

(iii) the number of PTIC II Class B Shares to be distributed to each of the NewCo LLC Class B Unitholders pursuant to Section 2.2(a)

(iv) subject to clause (ii), the number of Earn Out Shares to be issued to the NewCo LLC Class B Unitholders pursuant to Section 2.6;

(v) the amount of cash payment, if any, to each holder that is expected to be received in connection with the NewCo LLC’s redemption of each NewCo LLC Class B Unit that was, prior to the Closing, Company Class A-1 Units or a Company Class A Units, if and to the extent applicable, in the event that NewCo LLC elects, at its sole discretion, to redeem such units for cash consideration; and

(vi) a certification duly executed by an authorized officer of the Company, solely in such officer’s capacity as such, that the information and calculations delivered pursuant to clauses (i) through (v) are, and will be as of Effective Time, as applicable, true and complete in all respects and in accordance with the Allocation Schedule Requirements (as defined below).

(c) At the Closing, NewCo LLC shall use the proceeds from the transactions contemplated in this Section 2.2, including the funds distributed from the Trust Account in accordance with the Allocation Schedule.

(d) The Allocation Schedule (and the calculations and determinations contained therein) will be prepared by the Company in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and NewCo LLC and applicable Law (collectively, the “Allocation Schedule Requirements”). Solely by way of example and subject to the terms set forth herein, Section 2.2(d) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Closing occurred as of the date hereof and, without limiting or expanding any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Document or any Company Unitholder under any Ancillary Document or the rights or remedies of PTIC II or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date hereof and the date of delivery of the Allocation Schedule to PTIC II pursuant to the first sentence of Section 2.2(b). The Company will review any comments to the Allocation Schedule provided by PTIC II or any of its Representatives and incorporate any reasonable comments proposed by PTIC II or any of its Representatives to the extent that such comments are not inconsistent with the terms of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the Ancillary Documents (i) the aggregate number of PTIC II Shares that each equityholder of the Company will have a right to receive under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of PTIC II Class B Shares set forth on the Allocation Schedule that are allocated to holders of Existing Company LLC Interests or to be received or otherwise granted in respect of any other equity securities of the Company or NewCo LLC exceed the Transaction Equity Security Amount and (iii) PTIC II and any exchange agent, if applicable will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Rolling Company Unitholders and NewCo LLC Unitholders under this Agreement.

Section 2.3 Closing of the Transactions Contemplated by this Agreement. Subject to any lawful termination of this Agreement in accordance with its terms, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables no later than five (5) Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as PTIC II, the Sellers’ Representative and the Company may agree in writing. The date on which the closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 2.4 Deliverables.

(a) At the Closing, the Company and Rolling Company Unitholders, as applicable, shall deliver or cause to be delivered, as applicable, to PTIC II:

(i) a counterpart to each Ancillary Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii) a certificate, executed by a duly authorized officer of the Company and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions);

(iii) a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 from each Rolling Company Unitholder (if being understood that the failure to deliver IRS Form W-9 or W-8 by any individual or group of Rolling Company Unitholder(s) shall not delay Closing, but shall simply be a condition to the issuance to such holder of any proceeds, units or shares hereunder);

(iv) a certificate from the Company, duly executed and acknowledged, meeting the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(v) evidence of release of all Liens (other than Permitted Liens and those certain Liens set forth on Section 2.4(a)(v) of the Company Disclosure Schedule) in a form reasonably acceptable to PTIC II, including for purposes of recordation at intellectual property offices in all applicable jurisdictions.

(b) At the Closing, PTIC II or NewCo LLC, as applicable, shall issue or deliver or cause to be delivered, as applicable, to the Company or the Rolling Company Unitholders, as applicable:

(i) a counterpart to each Ancillary Document to which PTIC II or NewCo LLC, as applicable, is to be a party, duly executed by a duly authorized representative of PTIC II or NewCo LLC, as applicable;

(ii) a certificate, executed by a duly authorized officer of PTIC II and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions);

(iii) such number of PTIC II Class B Shares as provided in Section 2.2(a); and

(iv) a certificate, signed by an officer of PTIC II and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, certifying (A) that the PTIC II Shareholder Approval has been obtained and remains in full force and effect, (B) the number of shares of PTIC II capital stock redeemed in connection with the PTIC II Shareholder Redemption, if any and (C) the amount of cash in the Trust Account prior to the PTIC II Shareholder Redemption, if any.

(c) At the Closing, NewCo LLC shall issue, or caused to be issued, to PTIC II or the Rolling Company Unitholders, as applicable, such number of NewCo LLC Class A Units and NewCo LLC Class B Units, as applicable, as provided in Section 2.2(a).

(d) At the Closing, PTIC II shall deliver, or cause to be delivered, to Newco LLC, the Closing Date Contribution Amount as provided in Section 2.2(a).

Section 2.5 Withholding. PTIC II and the Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable or distributable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of any required Tax withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Section 2.6 Earn-Out.

(a) Following the Closing, within 30 Business Days after the occurrence of a Triggering Event, PTIC II shall issue or caused to be issued and distributed to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto, PTIC II Class B Shares (and NewCo LLC shall issue a corresponding number of NewCo LLC Class B Units), in each case, in the manner set forth below to each NewCo LLC Class B Unitholder in accordance with the Allocation Schedule, free and clear of all Liens (other than any restrictions on transfer under applicable securities Law or under the Governing Documents of PTIC II) (the “Earn Out Shares”):

(i) upon the occurrence of Triggering Event I, a one-time issuance of 1,000,000 Earn Out Shares (the “$12.50 Earn Out Shares”);

(ii) upon the occurrence of Triggering Event II, in addition to the $12.50 Earn Out Shares, a one-time issuance of 2,000,000 Earn Out Shares (the “$15.00 Earn Out Shares”); and

(iii) upon the occurrence of Triggering Event III, in addition to the $12.50 Earn Out Shares and $15.00 Earn Out Shares, a one-time issuance of 3,000,000 Earn Out Shares (the “$17.50 Earn Out Shares”).

(b) The Company and the Sellers’ Representative (on behalf of the Rolling Company Unitholders) acknowledge and agree that if any specific Triggering Event has not occurred prior to the expiry of the Earn Out Period, then no NewCo LLC Class B Unitholders shall be entitled to receive the Earn Out Shares, applicable to such Triggering Event.

(c) If following the Closing and prior to the expiry of the Earn Out Period, PTIC II consummates a Company Sale that results in the holders of PTIC II Class A Shares receiving a Company Sale Price equal to or in excess of the applicable price per share attributable to one or more Triggering Events (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then immediately prior to the consummation of such Company Sale, PTIC II shall issue or cause to be issued to each NewCo LLC Class B Unitholder entitled thereto (in accordance with the Allocation Schedule) the applicable number of Earn Out Shares (to the extent not previously issued pursuant to the terms of Section 2.6(a)). For avoidance of doubt:

(i) if the Company Sale Price for acquisition of the PTIC II Class A Shares is greater than or equal to $12.50 per PTIC II Class A Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto in accordance with the Allocation Schedule;

(ii) if the Company Sale Price for acquisition of the PTIC II Class A Shares is greater than or equal to $15.00 per PTIC II Class A Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares and the $15.00 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto in accordance with the Allocation Schedule; and

(iii) if the Company Sale Price for acquisition of the PTIC II Class A Shares is greater than or equal to $17.50 per PTIC II Class A Share (which shall be adjusted equitably to reflect any dividend, split, or other noneconomic reclassification of shares of PTIC II’s capital stock), PTIC II shall issue, or cause to be issued, the $12.50 Earn Out Shares, the $15.00 Earn Out Shares and the $17.50 Earn Out Shares (provided such shares have not previously been issued) to each NewCo LLC Class B Unitholder as of the Closing Date entitled thereto in accordance with the Allocation Schedule;

provided that if the Company Sale Price for acquisition of the PTIC II Class A Shares is less than $12.50 per PTIC II Class A Share (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of PTIC II’s capital stock), then no Earn Out Shares shall be issued pursuant to this Section 2.6(c).

(d) Simultaneous with the issuance of any Earn Out Shares by PTIC II to the NewCo LLC Class B Unitholders pursuant to this Section 2.6, the Company shall issue and deliver a corresponding number of Earn Out Units, free and clear of all Liens (other than any restrictions on transfer under applicable securities Law or under the Governing Documents of the Company) to the NewCo LLC Class B Unitholders as of the Closing Date in accordance with the Allocation Schedule.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to PTIC II, in each case, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or equivalent thereof) would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of each Group Company have been made available to PTIC II, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company and the Company LLC Agreement are in full force and effect, and none of the Group Companies are, nor to the Company’s knowledge is any other Person, in breach or violation of any provision set forth in its Governing Documents or the Company LLC Agreement.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules (as in effect as of the date hereof and as in effect immediately prior to Closing) sets forth a true and complete statement as of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company and, on an “as issued basis” that are or will be issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each grant of Company Class B Units, (A) the “Hurdle Amount”, and (B) the underlying number of Company Class B Units underlying the grant which shall have vested as of the Closing Date. The Equity Securities listed in Section 3.2 of the Company Disclosure Schedules are the only equity interests of the Company that are issued and outstanding. All of the Equity Securities of each Group Company have been duly authorized and validly issued. All of the outstanding Company Units are fully paid and non-assessable. The Equity Securities of each Group Company (1) were not issued in violation of the Governing Documents of the applicable Group Company, any applicable state or federal securities Law or any other Contract to which any Group Company is party or bound, (2) were not issued in violation of, and are not subject to any purchase option, preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). None of the Group Companies have outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any of the Group Companies to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Upon grant, each Company Class B Unit constituted a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43.

(b) Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of each Group Company are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company LLC Agreement). Except for the Governing Documents, there are no voting trusts, proxies or other Contracts to which a Group Company is a party with respect to the voting or transfer of their respective Equity Securities.

(c) There are no Equity Rights that could require any Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Group Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Group Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Unitholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is a party are duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to PTIC II a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 and the related audited consolidated statements of income, member’s equity (deficit) and cash flows for the year then-ended (the “2020 Financial Statements”), (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2021 and the related unaudited consolidated statements of income, member’s equity (deficit) and cash flows for the year then-ended (the “2021 Financial Statements”) and (iii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2022 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income, member’s equity (deficit) and cash flows for each period then ended (the “Q122 Financial Statements”, and collectively with the 2020 Financial Statements and the 2021 Financial Statements, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules.

(b) The Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which would have, or would have reasonably expected to have, a Company Material Adverse Effect) and the absence of notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of the Group Companies as of the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which would have, or would be reasonably expected to have, a Company Material Adverse Effect)). The 2020 Financial Statements and 2021 Financial Statements, when the PCAOB audits are complete and such financial statements are delivered following the date of this Agreement in accordance with Section 5.16 (collectively, the “Closing Company Audited Financial Statements”), will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors (provided that such financial statements shall not be required to include a signed audit opinion as of the date of this Agreement, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement / Proxy Statement with the SEC) and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the date of this Agreement, at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness or finalization of the Registration Statement / Proxy Statement, as applicable. Each quarterly unaudited consolidated balance sheet of the Group Companies and the related unaudited consolidated statements of income, member’s equity (deficit) and cash flows for each quarterly period then-ended, when delivered following the date of this Agreement by the Company in accordance with Section 5.16 (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for normal year-end audit adjustments (none of which would have, or would be reasonably expected to have, a Company Material Adverse Effect) and the absence of notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which would have, or would reasonably be expected to have, a Company Material Adverse Effect)) and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of their respective dates of delivery, at the time of filing of the Registration Statement / Proxy Statement (if delivered prior to such filing) and at the time of effectiveness or finalization of the Registration Statement / Proxy Statement, as applicable.

(c) Except (i) as set forth in the Latest Balance Sheet (including the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that would have, or would be reasonably expected to have, a Company Material Adverse Effect, no Group Company has any Liabilities of a type required to be set forth on a balance sheet prepared in accordance with GAAP. Except for Liabilities reflected in the Financial Statements, none of the Group Companies have any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act or, or any off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities.

(d) Each Group Company is in the process of establishing systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, in respect of the Group Companies, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the formation of each of the Group Companies, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of any Group Company, the board of managers of any Group Company or any committee thereof. Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the formation of each of the Group Companies, neither any Group Company nor the Company’s independent auditors have identified (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Group Companies with respect to the Company’s execution, delivery or performance of their respective obligations under this Agreement or the Ancillary Documents, as applicable, to which the Company, is bound or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or (ii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be likely to have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is a party, as applicable nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which its or its properties or assets are bound or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of their respective properties or assets are bound or any Privacy Requirements or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be likely to have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are necessary or required for the lawful conduct of their respective businesses or necessary or required to own, lease or operate any of the properties or assets if the Group Companies are necessary or required to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedules (a) each Material Permit is valid and in full force and effect in accordance with its terms or by operation of law (b) no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Material Permit and (c) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7 of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development or other similar Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of PTIC II or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to operate the Business, or to solicit any potential employee or customer in any material respect or that would so limit or purport to limit, PTIC II or any of its Affiliates after the Closing;

(vi) any Contract requiring future capital commitments or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually or (B) $250,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company in each case in excess of $250,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on (A) Section 3.18 of the Company Disclosure Schedules or (B) Section 3.22 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) other than non-exclusive licenses for Off-the-Shelf Software, pursuant to which any Group Company (or PTIC II or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi) any Contract entered into by any of the Group Companies (A) under which such Person has granted or received a right or license to Intellectual Property Rights (including Company Data) (other than (1) non-exclusive licenses for Off-the-Shelf Software and (2) Permitted Licenses), (B) (1) relating to the escrow, acquisition, or divestiture of Intellectual Property Rights or (2) relating to the development of Intellectual Property Rights where amounts paid thereunder exceeded or would be reasonably be expected to exceed $25,000 (in each case), other than agreements with employees or contractors of the Group Companies entered into in the ordinary course of business on standard forms of agreement made available to PTIC II prior to the date hereof, which, together with the Contracts referenced in clauses (B)(1) or (2), shall be deemed to be Material Contracts or (C) to settle or resolve any Intellectual Property Rights-related dispute (including co-existence agreements);

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000 (other than any “at will” Contract that may be terminated by any Group Company upon 30 days or less advance notice without any additional Liabilities) or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business, or disposition of immaterial assets that are no longer necessary for the operation of a Group Company’s Business where (A) any such acquisition or disposition is not in excess of (or require payments in excess of) $250,000 and (B) all such acquisitions and dispositions are not in excess of (and do not require payments in excess of), in the aggregate, $500,000 to any Group Company in connection with all such disposals), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any CBA;

(xv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement in excess of $250,000, (B) with a Governmental Entity or (C) that imposes or would be reasonably be expected to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or PTIC II or any of its Affiliates after the Closing); and

(xvi) any other Contract the performance of which requires either (A) annual payments to any Group Company in excess of $250,000, (B) aggregate payments to any Group Company in excess of $500,000 over the life of the agreement, (C) annual payments from any Group Company in excess of $250,000 or (D) aggregate payments from any Group Company in excess of $500,000 over the life of the agreement, and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) Each Material Contract (which, solely for the purposes of this Section 3.7(b), shall include any contract set forth on Section 3.7 of the Company Disclosure Schedules together with each of the Contracts entered into after the date of this Agreement by a Group Company that would be required to be set forth on Section 3.7 of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement) is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract. Since December 31, 2020 through the date hereof, no Group Company has received notice of (i) any material breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to PTIC II.

Section 3.8 Absence of Changes. Except as set for the Section 3.8 of the Company Disclosure Schedules, during the period beginning on January 1, 2022 and ending on the date of this Agreement (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of PTIC II if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b) of the Company Disclosure Schedules (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv), and Section 5.1(b)(xxv) (to the extent related to any of the foregoing) not to be unreasonably withheld, conditioned or delayed).

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedules, there is (and since January 1, 2020 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company (b) any of their respective properties or assets (in each case of clause (a) or (b), seeking non-monetary relief or involving actual or potential Liabilities in excess of $250,000), (c) any of their respective managers, officers, directors or employees (in their capacities as such) or (d) any of the foregoing in a criminal Proceeding. Neither the Group Companies nor any of their respective properties or assets is subject to any outstanding Order that is, or would reasonably be expected to be, material to the Group Companies. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company is (and since December 31, 2019 has been) in compliance in all material respects with all Laws applicable to it or its business, operations or assets or properties. No Group Company has, since December 31, 2019 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply with, any applicable Laws. Since December 31, 2020, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.11 Employee Plans.

(a) Section 3.11 of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan (excluding any offer letter that does not contain severance payments or benefits, transaction or retention based bonuses or outstanding obligations for future grants of equity or equity based awards). With respect to each Employee Benefit Plan, the Group Companies have provided PTIC II with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the plan, trust and other documents and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Group Company maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person other than another Group Company. No Employee Benefit Plan provides and no Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law or during any period in which an employee or former employee is entitled to severance benefits following a termination of employment. Except as provided in Section 3.11(e) of the Company Disclosure Schedules, no Group Company has any Liabilities.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and to the Company’s knowledge no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code and no circumstances exist that reasonably could result in the imposition of any such material penalty or Tax.

(d) There are no pending, or to the Company’s knowledge, threatened, claims, disputes or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered, in form and operation, in material compliance with its terms and in material compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that have become due have been timely made and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) Except as provided in Section 3.11(e) of the Company Disclosure Schedules the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting (other than full vesting required by the Code upon any termination of an Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code), or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in all material respects, in both form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.12 Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2020 have been, operating in compliance in all material respects with all Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(b) No Group Company has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, or material liability arising under, any Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(c) There is (and since December 31, 2020 there has been) no material Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case that has resulted or would result in Liability under Environmental Laws for any Group Company except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all Company Registered Intellectual Property and (ii) material unregistered Marks and Software included in the Company Owned Intellectual Property. The material Company Owned Intellectual Property is valid, subsisting, and to the Company’s knowledge enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens) and the Group Companies have a valid and sufficient right to, all Intellectual Property Rights used in or necessary for the conduct of the business of the Group Companies, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property the “Company Intellectual Property”). Immediately subsequent to the Closing, the Company Intellectual Property will be owned by, licensed to or available for use by each Group Company on the same terms and conditions as those under which such Group Company owned, licensed or used the Company Intellectual Property immediately prior to the Closing, without payment of any additional amounts or consideration.

(b) No present or former employee, officer or director of any Group Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property. All Persons who independently or jointly have contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for or on behalf of, or under the supervision of, any Group Company or in the course of their employment or engagement with any Group Company have executed and delivered to such Group Company a valid and enforceable written contract (i) that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure by such Person of all material Trade Secrets of all Group Companies and (ii) that provides for the assignment by such Person (by way of a present grant of assignment) to a Group Company, of all such material Intellectual Property Rights. Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material Trade Secrets included in the Company Owned Intellectual Property or Processed by such Group Company and the Company IT Systems and Company Data and prevent Security Incidents. To the Company’s knowledge, no Person is or has been in material breach of any contract referenced in this Section in any material respect.

(c) To the Company’s knowledge, no Person is infringing, misappropriating, or violating, or since December 31, 2019, has infringed, misappropriated, or violated, any Company Owned Intellectual Property. To the Company’s knowledge, none of the Group Companies, nor the operation of the Business conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of the Company Products, infringes, misappropriates, or violates, or has infringed, misappropriated, or violated any Intellectual Property Rights of any other Person. There is not, and there has not been since December 31, 2019, any Proceeding or other claim or challenge pending or, to the Company’s knowledge, threatened, or sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property Rights (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), or any Privacy Requirement, Security Incident, or Personal Data.

(d) The Group Companies possess all source code and other material documentation and materials necessary or useful to compile and operate the Company Products as currently being operated and no Group Company has disclosed, delivered, licensed, escrowed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license, escrow or otherwise make available to any Person, any source code for any Company Products or otherwise included in the Company Owned Intellectual Property. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the disclosure, delivery, license, escrow, or making available of any such source code to any Person, in each case, other than to employees and contractors in the ordinary course of business that have a need to know it, solely for providing services to or on behalf of the Group Companies, and pursuant to a written confidentiality agreement that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure, and no such employee or contractor has breached any such agreement in any material respect.

(e) Each Group Company is in compliance in all material respects with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Public Software, and in particular the Group Companies have purchased a sufficient number of seat licenses for the Company IT Systems. No Public Software is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in connection with the development, maintenance, or operation of, any Software included in the Company Owned Intellectual Property in a manner that (i) has required or would require (or otherwise condition any grant of rights on) (A) the disclosure, contribution, licensing, or otherwise making available to any Person of any Software for any purpose or (B) the granting of any rights or immunities under any Intellectual Property Rights or (ii) limits any ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing, distribution, or making available of any Intellectual Property Rights or otherwise exploit any Intellectual Property Rights.

Section 3.14 Labor Matters.

(a) Since December 31, 2019, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business) and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees of each Group Company.

(b) Since December 31, 2019, there has been no “mass layoff” or “plant closing” (or other similar workforce action under WARN) related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any material Liability under WARN as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.14(b) of the Company Disclosure Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(c) There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers, or by any Governmental Entity with respect to any Group Company’s compliance with employment or labor-related Laws, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Group Companies have promptly, thoroughly, and impartially investigated all allegations of sexual harassment, or other discrimination, retaliation or material and written policy violations of which any the Group Companies were made aware since December 31, 2019. With respect to each material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(e) Since December 31, 2019, the Group Companies have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, paid time off, employee training and notices, affirmative action and affirmative, COVID-19 and unemployment insurance.

(f) Except as would not result in a material Liability for any Group Company (i) each Group Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements, and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Law, Contract or company policy and (ii) each individual who is providing or since December 31, 2019 has provided services to any Group Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee, is and has been properly classified and treated as such for all applicable purposes.

(g) No Group Company is or has been a party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative, and there are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, nor are any employees of the Group Companies represented by any labor union, works council, labor organization or employee representative with respect to their employment with the Group Companies. Since December 31, 2019, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2019, there have been no labor organizing activities with respect to any employees of any Group Company.

(h) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (i) owed to any Group Company or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Companies, taken as a whole.

Section 3.15 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company have been duly and timely filed and all such Tax Returns are true, complete, accurate, and correct in all material respects. All income and other material Taxes due and payable by or in respect of each Group Company (whether or not shown as due and payable on any Tax Return) have been duly and timely paid in full to the appropriate Tax Authority. Each Group Company has timely and properly withheld and paid to the appropriate Tax Authority all income and other material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b) Each Group Company has complied in all material respects with all Laws relating to the registration, reporting and payment of sales, use, ad valorem and value added Taxes.

(c) No material written claim has been made by a Tax Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to PTIC II reflect all of the jurisdictions in which the Group Companies are required to remit material income Tax, and no Group Company is obligated, or has agreed, to pay any income Taxes of any of its owners (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise). No Group Company is required to pay Taxes on its net income in any country other than its country of organization. No material claim has been made by a Tax Authority in a jurisdiction where any Group Company has not paid any Tax or filed Tax Returns, asserting that the Group Company is or may be subject to Tax or required to file Tax Returns in such jurisdiction. No Group Company currently has or had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or other connection or nexus in a country other than the country in which it is organized. No Group Company currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or order.

(d) In the six (6) years prior to the Effective Date, no Group Company has been audited by any Tax Authority. There is no Tax audit or examination or any Proceeding in respect of Taxes now being conducted or that is otherwise ongoing, pending, proposed or threatened in writing (or, to the knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(e) No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax Authority obtained in the ordinary course of business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting, closing agreement, or other similar ruling, agreement or request has been granted or issued by, or is pending with, any Tax Authority that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(f) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company is (and has been for its entire existence) properly treated as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) for U.S. federal and all applicable state and local income Tax purposes. Each Group Company is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income Tax purposes as the type of entity set forth opposite its name on Section 3.15(g) of the Company Disclosure Schedule. No election has been made (or is pending) to change any of the foregoing.

(h) No Group Company will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws); (vii) gain recognition agreement to which any Group Company is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (viii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws) or (ix) transactions effected or investments made prior to the Closing Date that result in taxable income pursuant to Sections 951(a) or 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company owns or has owned in the last three (3) years an interest in any Flow-Thru Entity other than a Subsidiary of the Company. No Group Company is party to or bound by any closing agreement or similar agreement with any Tax Authority the terms of which would have an effect on any Group Company after the date of the Latest Balance Sheet.

(i) There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(j) No Group Company has ever been a member of any Affiliated Group. No Group Company has any actual or potential liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(k) The unpaid Taxes of the Group Companies (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not materially exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns. Since the date of the Latest Balance Sheet, no member of the Company Group has incurred any material Tax liability with respect to any transaction outside the ordinary course of business for the period beginning on the date following the date of such balance sheet and ending immediately prior to the Closing.

(l) No Group Company is organized in any jurisdiction outside of the United States. No Group Company (i) has or has had in the last six (6) years an office, permanent establishment, branch, agency or taxable presence outside the United States or (ii) is or has been in the last six (6) years a resident for Tax purposes in any jurisdiction outside the United States.

(m) No holder of Company Units is a “foreign person” within the meaning of Section 1445 or Section 1446(f) of the Code.

(n) No Group Company has been, in the past three (3) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part, by Section 355 or Section 361 of the Code in the past three (3) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(o) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company.

(p) Each Group Company that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

(q) No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(r) No Company Unitholder is, and immediately after the completion of the transactions contemplated by this Agreement no Company Unitholder will be, “related” to PTIC II within the meaning of Treasury Regulations Section 1.197-2(h)(6). No Section 197 intangible (within the meaning of Section 197 of the Code) of any Group Company will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the transactions contemplated by this Agreement.

(s) There will be no material “subpart F” income pursuant to Section 951(a) of the Code (or any similar provision of Law) or “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any similar provision of Law) in respect of any Group Company with respect to any Straddle Period of such Group Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(t) No Group Company that is organized outside the United States holds material assets that constitute “United States property” within the meaning of Section 956 of the Code and that give rise to a material gross income inclusion under Section 951(a)(1)(B) of the Code (taking into account Section 959 of the Code).

(u) The Group Companies have materially complied with all transfer pricing and contemporaneous documentation requirements of each applicable Law in respect of Taxes.

(v) If the Company were a corporation for U.S. federal income tax purposes, an interest in the Company would not constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

Section 3.16 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.16 of the Company Disclosure Schedules, (except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.17 Real and Personal Property.

(a) Owned Real Property. No Group Company owns or has ever owned any real property.

(b) Leased Real Property. Section 3.17(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, licensed, subleased, or otherwise used or occupied, or permitted to be used or occupied by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases (and the name and date of the parties to each of the parties to the Real Property Leases) pursuant to which any Group Company is a tenant, licensee, subtenant, sublicensee, or other occupant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to PTIC II. Except in each case as would not have, or would not be reasonably expected to have a Company Material Adverse Effect, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have a Company Material Adverse Effect or as set forth in Section 3.17(b) of the Company Disclosure Schedules (i) the transactions contemplated by this Agreement will not require the consent of any party to any Real Property Leases, will not result in a breach of or default under any Real Property Leases or otherwise cause the Real Property Leases to (A) no longer be in full force and effect or (B) cease to be the valid, legal and binding obligation of each of the applicable Group Company party thereto and each other party thereto, enforceable in accordance with its terms against such Group Company and each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the quiet possession and enjoyment of each applicable Group Company to its respective Leased Real Property has not been disturbed, (iii) there is no dispute, breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a dispute, breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases, and (iv) no Group Company has leased, subleased, licensed, or otherwise granted any Person the right to use or occupy any material Leased Real Property or any portion thereof and (v) the Leased Real Property comprise all of the property used or intended to be used in, or otherwise related to, the Business.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.18 Transactions with Affiliates. Section 3.18 of the Company Disclosure Schedules sets forth all Contracts which are currently in force and effect between (a) any Group Company, on the one hand and (b) any current or former officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of the foregoing Persons (as defined by Nasdaq), on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Unitholder’s status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). Other than with respect to its holdings of Equity Securities as set forth in Section 3.2(a) of the Company Disclosure Schedules, no Company Related Party (A) owns any interest in any material asset used in any Group Company’s business or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.18 are referred to herein as “Company Related Party Transactions”.

Section 3.19 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). No Group Company has violated any applicable Privacy Requirements in any material respect, and each Group Company and the operation of the Business (including the Processing of Personal Data) complies, and has completed, in all material respects with all Privacy Requirements. The transactions contemplated by this Agreement and the consummation thereof will not violate any applicable Privacy Requirement.

(b) There have not been any material Proceedings against any Group Company initiated by (i) any Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements or with respect to any Security Incident, and no Group Company has received written notice of any pending or threatened Proceedings, or provided (or been required to provide) notice to any Person, with respect to any of the foregoing or any Processing of Personal Data. Each Group Company has, with respect to all third party Company Data and all other material Company Data, all rights necessary to operate the business of such Group Company as currently conducted. All Company Data will continue to be available for Processing by and on behalf of the Group Companies following the Closing on terms and conditions identical to those under which the Company Data was available for Processing by and on behalf of the Group Companies immediately prior to the Closing, without payment of any additional amounts or consideration. No Group Company has received any written communication from any Person from whom it acquires, purchases, is provided, or engages in any other business relationship with respect to, Company Data to the effect that, and no Group Company has any reason to believe that, any such Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Company Data it provides for) the Group Companies. There are no suppliers of Company Data that are subjected to any Processing in connection with the Business or any Company IT System with respect to which practical alternative sources of supply are not generally available on comparable terms (including price) and conditions in the marketplace.

(c) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted in all material respects. The Company IT Systems are, in all material respects, sufficient and in good working condition (subject to ordinary course maintenance and upgrades) for the operation of the Business as currently operated. The Group Companies maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith. To the knowledge of the Company, the Company IT Systems are free from Malicious Code. The Group Company at all times (x) when such encryption would be reasonably required to meet industry security standards encrypts Personal Data in transit and at rest on all Company IT Systems, and (y) encrypts sensitive Personal Data (e.g., bank account information and social security numbers) in transit and at rest on all Company IT Systems. Since December 31, 2019, (i) no Group Company has been subject to or experienced a Security Incident, and (ii) none of the Company IT Systems has had any material failures, breakdowns, continued substandard performance, or other adverse events that has not been remedied or replaced in all material respects.

Section 3.20 Compliance with International Trade & Anti-Corruption Laws.

(a) No member of the Group Companies nor any of their Representatives, nor to the Company’s knowledge, any other Persons acting for or on behalf of any of the foregoing, is or has been, in the past five (5) years (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in or a national of a country or territory (or government thereof) which is or has, in the past (5) years, itself been, the subject of or target of any Sanctions and Export Control Laws (including, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, Venezuela, and Syria) (a “Sanctioned Country”), (iii) an entity, in the aggregate, 50 percent or more owned, directly or indirectly, or otherwise controlled by one or more Persons described in clause (i) or (ii), (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or in any Sanctioned Country or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) No member of the Group Companies nor any of their Representatives, nor to the Company’s knowledge, any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid, authorized or received any unlawful bribes, kickbacks or other similar payments, including money, advantage or thing of value, directly or indirectly, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under or otherwise violated any Anti-Corruption Laws.

(c) No member of the Group Companies has received from any Governmental Entity or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Sanctions and Export Control Laws or Anti-Corruption Laws.

Section 3.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or final, as applicable, or when the Registration Statement / Proxy Statement is first disseminated or mailed to the Pre-Closing PTIC II Holders or at the time of the PTIC II Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.22 Franchises.

(a) Section 3.22(a) of the Company Disclosure Schedules lists each Franchise Agreement currently in effect between any of the Group Companies and any Franchisee. The Group Companies have made available to PTIC II all Franchise Agreements that are in effect as of the date of this Agreement. All such copies are true, correct, complete and authentic reproductions of the original Franchise Agreements they purport to represent. Any and all amendments, waivers, addenda and agreements related to Franchise Agreements are in writing and identified in Section 3.22(a) of the Company Disclosure Schedule, and no verbal agreements or waivers relating thereto exist and there has been no course of dealing, forbearance or other action or omissions on the part of any of the Group Companies which would result in any impairment of the enforceability or change in the terms of any such Franchise Agreement.

(b) Other than the Franchise System, none of the Group Companies owns or operates any franchise system. None of the Group Companies is obligated or subject to the terms of any Franchise Agreement other than Franchise Agreements for the Franchise System.

(c) All FDDs that the Group Companies have used to offer or sell franchises at any time since December 31, 2019 (i) materially complies with and has materially complied with all applicable Franchise Sale Laws, (ii) accurately states all material information set forth therein, (iii) does not omit any information that would render the statements therein to be materially misleading, (iv) includes all material documents (including audited and unaudited financial statements, as applicable) required by any Franchise Sale Laws to be provided to a prospective franchisee, (v) have been timely amended if required under any applicable Franchise Sales Laws and (vi) have been delivered to prospective franchisees in compliance with Franchise Sales Laws.

(d) Except as set forth on Section 3.22(d) of the Company Disclosure Schedules, the Group Companies (i) are, and have at all times since December 31, 2019, been: (A) registered and/or were otherwise exempt, and properly effected, perfected and/or claimed such exemption, under all applicable Franchise Sales Laws before engaging in making any offer or sale of Franchise Agreements and (B) in compliance with all applicable Franchise Sales Laws in all material respects, and have not offered or sold any Franchise in violation of any Franchise Sales Law and (ii) have not offered or sold Franchises or any form of agreement for franchised, licensed or other operations outside the United States of America.

(e) There are no stop orders or other proceedings in effect or, to the Company’s knowledge threatened, or that would prohibit any of the Group Companies from offering or selling Franchises immediately or any time following the Closing Date.

(f) All FDDs that any of the Group Companies have used to offer or sell franchises since December 31, 2019 have contained in all material respects and to the extent applicable, all information required by the FTC Rule, and other Franchise Sales Laws, and have otherwise been prepared and delivered to existing Franchisees in compliance in all material respects with the applicable Franchise Sales Laws.

(g) No Franchise Agreement includes any provision that would prevent or otherwise impair the ability of any of the Group Companies to (i) undergo a change in ownership or control or require any consent or approval of any third party (including any Franchisee) or (ii) engage in or consummate the transactions contemplated by this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

(h) Except as set forth on Section 3.22(h) of the Company Disclosure Schedules, each currently effective Franchise Agreement (i) is a legal, valid and binding obligation of one or more of the Group Companies, as applicable, and, to the knowledge of the Group Companies, of each counterparty thereto, (ii) is in full force and effect and is valid, binding and enforceable against each Franchisee in all material respects and not subject to any valid claim of, or right to, termination or rescission by any Franchisee or to the knowledge of the Group Companies, any third party thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, franchise relationship laws affecting a franchisor’s right to default, terminate or refuse to renew or consent to the transfer of Franchises and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) or (iii) is substantially identical to the form of Franchise Agreement contained in the FDD that was delivered to the applicable Franchisee. None of the Group Companies, is in breach of, or in default under, any currently effective Franchise Agreement, and to the Company’s knowledge, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by any of the Group Companies.

(i) Except as set out in Section 3.22(i) of the Company Disclosure Schedules, at no time since December 31, 2019 has any Franchisee (or former Franchisee) asserted in writing to any of the Group Companies that it has the right to terminate or rescind or claimed any breach by any of the Group Companies under its Franchise Agreement based on a claim that its rights were violated under any applicable Law or terms of the Franchise Agreement.

(j) With respect to the relations of the Group Companies with existing and former Franchisees and all terminations, non-renewals, and transfers of Franchises, since December 31, 2019, the Group Companies complied in all material respects with all Franchise Sales Laws and the proper cause for default, default notice, time to cure, and actual termination requirements of any Franchise Agreement, except as otherwise required by any applicable Franchise Sales Law.

(k) Neither the terms of any Franchise Agreement, nor the exercise of any rights thereunder, will render such Franchise Agreement unenforceable, in whole or in part, or give to the Franchisee any right of rescission, set-off, counterclaim or defense, and no such right of rescission, set-off, counterclaim or defense has been asserted by a Franchisee with respect thereto.

(l) None of the Group Companies has granted any Franchisee any protected or exclusive territory rights, a designated area, or an option, right of first refusal or other arrangement regarding additional territory rights, except as set forth in the Franchise Agreements provided as set forth in Section 3.22(a) of the Company Disclosure Schedules.

Section 3.23 Investigation; No Other Representations.

(a) The Company on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, PTIC II and (ii) it has been furnished with or given access to such documents and information about PTIC II and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of PTIC II, any PTIC II Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of PTIC II, any PTIC II Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PTIC II OR ANY OF its RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3, Section 9.8, OR THE ANCILLARY DOCUMENTS, NONE OF The Company OR ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS, ASSETS, LIABILITIES AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO PTIC II OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS, ASSETS, LIABILITIES AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS OR OTHERWISE, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PTIC II OR ANY PTIC II NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE COMPANY SPECIFICALLY DISCLAIMS (ON HIS, HER OR ITS OWN BEHALF, AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF THE PTIC II PARTIES SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND Except for the representations and warranties expressly set forth in ARTICLE 3, Section 9.8, OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANy, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PTIC II OR ANY PTIC II NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4

REPRESENTATIONS AND WARRANTIES RELATING TO PTIC II

Subject to Section 9.8, except (a) as set forth on the PTIC II Disclosure Schedules or (b) as set forth in any PTIC II SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), PTIC II hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. PTIC II is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect.

Section 4.2 Authority. PTIC II has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which PTIC II is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the PTIC II Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which PTIC II is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of PTIC II. This Agreement has been and each Ancillary Document to which PTIC II is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by PTIC II and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of PTIC II (assuming this Agreement has been and the Ancillary Documents to which PTIC II is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against PTIC II in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Company Disclosure Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which PTIC II is or will be a party or bound, or the consummation by PTIC II of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the PTIC II Shareholder Approval, (d) the filings, notices or other actions contemplated by Section 5.11 or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect. Neither the execution, delivery and performance by PTIC II of this Agreement nor the Ancillary Documents to which PTIC II is or will be a party nor the consummation by PTIC II of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Governing Documents of PTIC II, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which PTIC II is a party or by which any PTIC II or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any PTIC II or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of PTIC II, except in the case of clauses (ii) though (iv) above, as would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect.

Section 4.4 Brokers. Section 4.4 of the PTIC II Disclosure Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisors, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of PTIC II or any of its Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of PTIC II expressly for inclusion or incorporation by reference: (a) in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or final, as applicable, or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing PTIC II Holders or at the time of the meeting of such shareholders to be held in connection with the transactions contemplated by this Agreement, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 4.6 Capitalization of PTIC II.

(a) Section 4.6(a) of the PTIC II Disclosure Schedules sets forth a true, correct and complete statement of the number and class or series (as applicable) of the issued and outstanding PTIC II Class A Shares and PTIC II Warrants. All outstanding PTIC II Class A Shares and PTIC II Warrants have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of PTIC II or any applicable state or federal securities Law and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of PTIC II) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in PTIC II’s Governing Documents (including the PTIC II Shareholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require PTIC II to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any PTIC II Class A Shares or PTIC II Warrants or securities convertible into or exchangeable for PTIC II Class A Shares or PTIC II Warrants, and, except as expressly contemplated by this Agreement the Ancillary Documents, and PTIC II’s Governing Documents there is no obligation of PTIC II, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any PTIC II Class A Shares or PTIC II Warrants or securities convertible into or exchangeable for PTIC II Class A Shares or PTIC II Warrants.

(b) As of the date hereof, PTIC II has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 4.7 SEC Filings. PTIC II has timely filed (except as disclosed in a Notification of Late Filing filed by PTIC II with the SEC) or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing through the date hereof, including all exhibits and schedules and documents incorporated by reference therein, the “PTIC II SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the Closing, but excluding the Registration Statement / Proxy Statement, the “Additional PTIC II SEC Reports”). Each of the PTIC II SEC Reports, as of their respective dates of filing, or if amended or superseded by a filing prior to the date of this Agreement as of the date of any such amendment or filing that superseded the initial filing, complied, and each of the Additional PTIC II SEC Reports, as of their respective dates of filing, or if amended or superseded by a filing prior to the date of Closing as of the date of any such amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the PTIC II SEC Reports or the Additional PTIC II SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PTIC II SEC Reports. The PTIC II SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any PTIC II SEC Report has been superseded by a later timely filed PTIC II SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that PTIC II makes no representation with respect to any forward-looking statements contained in the PTIC II SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, PTIC II has an amount in cash in the Trust Account equal to at least $230,003,947.00. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated December 3, 2020, by and between PTIC II and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PTIC II SEC Reports to be inaccurate in any material respect or, to PTIC II’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of PTIC II Class A Shares who shall have elected to redeem their PTIC II Class A Shares pursuant to the Governing Documents of PTIC II or (iii) if PTIC II fails to complete a business combination within the allotted time period set forth in the Governing Documents of PTIC II and liquidates the Trust Account, subject to the terms of the Trust Agreement, PTIC II (in limited amounts to permit PTIC II to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of PTIC II and then PTIC II’s public shareholders)). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of PTIC II and the Trust Agreement. As of the date hereof, the Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and has not been amended or modified. As of the date of this Agreement, PTIC II has performed all material obligations required to be performed by it to date under, and is not in material default, under the Trust Agreement, and, to PTIC II’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement.

Section 4.9 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to PTIC II’s knowledge, threatened against or involving (a) PTIC II, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a PTIC II Material Adverse Effect. PTIC II is not subject to any outstanding Order that is, or would reasonably be expected to be, material to PTIC II.

Section 4.10 Compliance with Applicable Law. PTIC II is (and since its incorporation or organization, as applicable, has been) in compliance with all applicable Laws, except as would not have a PTIC II Material Adverse Effect.

Section 4.11 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of PTIC II’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, except as otherwise disclosed in PTIC II SEC Reports (i) PTIC II has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PTIC II’s financial reporting and the preparation of PTIC II’s financial statements for external purposes in accordance with GAAP and (ii) PTIC II has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to PTIC II is made known to PTIC II’s principal executive officer and principal financial officer by others within PTIC II.

(b) PTIC II has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) As of the date hereof, PTIC II is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding PTIC II Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of PTIC II, threatened against PTIC II by Nasdaq or the SEC with respect to any intention by such entity to deregister PTIC II Class A Shares or prohibit or terminate the listing of PTIC II Class A Shares on Nasdaq. PTIC II has not taken any action that is designed to terminate the registration of PTIC II Class A Shares under the Exchange Act.

(d) The PTIC II SEC Reports contain true, correct and complete copies of the applicable PTIC II Financial Statements. The PTIC II Financial Statements, including all notes and schedules thereto (i) fairly present in all material respects the financial position of PTIC II as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited PTIC II Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its incorporation, PTIC II has no knowledge of and has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of PTIC II, (ii) “material weakness” in the internal controls over financial reporting of PTIC II or (iii) fraud, whether or not material, that involves management or other employees of PTIC II who have a significant role in the internal controls over financial reporting of PTIC II.

Section 4.12 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.12 of the PTIC II Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the PTIC II Financial Statements included in the PTIC II SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the PTIC II SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10 or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to PTIC II, PTIC II has no Liabilities.

Section 4.13 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to PTIC II have been duly and timely filed and all such Tax Returns are true, complete, accurate, and correct in all material respects. All income and other material Taxes due and payable by or in respect of PTIC II (whether or not shown as due and payable on any Tax Return) have been duly and timely paid in full to the appropriate Tax Authority. PTIC II has timely and properly withheld and paid to the appropriate Tax Authority all income and other material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b) PTIC II has complied in all material respects with all Laws relating to the registration, reporting, and payment of sales, use, ad valorem and value added Taxes.

(c) No material written claim has been made by a Tax Authority in a jurisdiction where PTIC II does not file a particular type of Tax Return, or pay a particular type of Tax, that PTIC II is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to the Company reflect all of the jurisdictions in which PTIC II is required to remit material income Tax, and PTIC II is not obligated, nor has agreed, to pay any income Taxes of any of its owners (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise). PTIC II is not required to pay Taxes on its net income in any country other than its country of organization. No material claim has been made by a Tax Authority in a jurisdiction where PTIC II has not paid any Tax or filed Tax Returns, asserting that PTIC II is or may be subject to Tax or required to file Tax Returns in such jurisdiction. PTIC II currently does not have and has not had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or other connection or nexus in a country other than the country in which it is organized. PTIC II has not been a party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or order.

(d) In the six (6) years prior to the Effective Date, PTIC II has not been audited by any Tax Authority. There is no Tax audit or examination or any Proceeding in respect of Taxes now being conducted or that is otherwise ongoing, pending, proposed or threatened in writing (or, to the knowledge of PTIC II, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to PTIC II. PTIC II has not commenced a voluntary disclosure proceeding in jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against PTIC II have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the knowledge of PTIC II, no such deficiency has been threatened or proposed against PTIC II.

(e) PTIC II has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. PTIC II is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax Authority obtained in the ordinary course of business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting, closing agreement, or other similar ruling, agreement or request has been granted or issued by, or is pending with, any Tax Authority that relates to the Taxes or Tax Returns of PTIC II. No power of attorney granted by PTIC II with respect to any Taxes is currently in force.

(f) PTIC II has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) PTIC II will not be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws), (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws), (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period), (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date, (vi) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws), (vii) gain recognition agreement to which PTIC II is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non U.S. Law), (viii) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws) or (ix) transactions effected or investments made prior to the Closing Date that result in taxable income pursuant to Sections 951(a) or 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). PTIC II does not own and has not owned in the last three (3) years an interest in any Flow-Thru Entity. PTIC II is not party to or bound by any closing agreement or similar agreement with any Tax Authority the terms of which would have an effect on PTIC II after the date of the Latest Balance Sheet.

(h) There is no Lien for Taxes on any of the assets of PTIC II, other than Permitted Liens.

(i) PTIC II has never been a member of any Affiliated Group. PTIC II does not have any actual or potential liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). PTIC II is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j) PTIC II is not organized in any jurisdiction outside of the United States. PTIC II (i) has not or has not had in the last six (6) years an office, permanent establishment, branch, agency or taxable presence outside the United States or (ii) is not or has not been in the last six (6) years a resident for Tax purposes in any jurisdiction outside the United States.

(k) PTIC II has not been, in the past three (3) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. PTIC II has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past three (3) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l) PTIC II has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m) PTIC II has materially complied with all transfer pricing and contemporaneous documentation requirements of each applicable Law in respect of Taxes.

Section 4.14 No PTIC II Material Adverse Effect. Since December 31, 2021, there has not been any event, action or occurrence that has resulted in a PTIC II Material Adverse Effect.

Section 4.15 Investigation; No Other Representations.

(a) PTIC II, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, PTIC II has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Section 9.18 and the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties and no other representations or warranties of the Company or any other Person, either express or implied, and PTIC II, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 4, and in the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the company, the Sellers’ Representative OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4, Section 9.8 OR THE ANCILLARY DOCUMENTS, neither PTIC II OR ANY OTHER PERSON MAKES, AND PTIC II EXPRESSLY DISCLAIMS (ON ITS own BEHALF AND ON BEHALF OF its REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, in connection with this agreement, the ancillary documents or any of the transactions contemplated hereby or thereby, including AS TO THE CONDITION, VALUE OR QUALITY OF THE equity SECURITIES, BUSINESSES, ASSETS, liabilities and affairs or holdings OF PTIC II that have been maDe available to the company, the sellers’ representative or any of their respective REPRESENTATIVES or in any presentation of equity securities, business, assets, liabilities and affairs of ptic ii by the management or others in connection with the transactions contemplated hereby or by the ancillary documents or otherwise, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the company or the sellers’ representative in executing, delivering and performing this agreement, the ancillary documents or the transactions contemplated hereby and thereby. PTIC II SPECIFICALLY DISCLAIMS (ON ITS own BEHALF AND ON BEHALF OF its REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND each of the Company and the sellers’ REPRESENTATIVE SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF and except for THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4, Section 9.8 or THE ANCILLARY DOCUMENTS, it is understood thAt any cost estimates, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ptic ii ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ptic ii OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY the company or the sellers’ representative IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedules or (iv) as consented to in writing by PTIC II, to operate the business of the Group Companies in the ordinary course, and subject to compliance with the specific matters set forth in Section 5.1(b) below, in a manner which, taken as a whole, is reasonably likely to maintain and preserve substantially intact the business organization, assets, properties, goodwill and relationships with the officers, employees, customers and other material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by PTIC II (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv), and Section 5.1(b)(xxv) (to the extent related to any of the foregoing) not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, or repurchase, redeem, or otherwise acquire, any Equity Securities of any Group Company, other than any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under an Employee Benefit Plan; provided that in the event of any such permitted redemption of any Company Units, the Company shall notify PTIC II in writing of such redemption and the Parties shall mutually agree to any update of the Allocation Schedule to reflect a pro rata allocation of any such redeemed Company Units among any applicable, remaining Company Unitholders;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof, except for the proposed acquisitions set forth in, and on the terms set forth in, Section 5.1(b)(ii) of the Company Disclosure Schedules;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company LLC Agreement;

(iv) transfer, sell, assign, abandon, lease, permit to lapse or expire, license or otherwise dispose of any material assets or properties (including Company Owned Intellectual Property) of any of the Group Companies, other than Permitted Licenses, or inventory or obsolete equipment in the ordinary course of business, or create, subject or incur any Lien on any material assets or properties of any of the Group Companies (other than any Permitted Liens);

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities or Equity Rights of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities or Equity Rights of any Group Company, or (B) adjust, split, combine or reclassify any Equity Securities or Equity Rights of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness (other than capital leases in amounts not in excess of $500,000, in the aggregate);

(vii) (A) disclose (or permit to disclose) any Trade Secret to any Person or (B) disclose, deliver, license, escrow, or make available (or permit any Person to do any of the foregoing) to any Person any source code included in the Company Owned Intellectual Property, in each case, other than to employees and contractors in the ordinary course of business that have a need to know it, solely for providing services to or on behalf of the Group Companies, and pursuant to a written confidentiality agreement that includes appropriate obligations with respect to confidentiality, non-use, and non-disclosure;

(viii) cancel or forgive any Indebtedness owed to the Company or any of the Subsidiaries of the Company;

(ix) (A) amend, modify, extend or renew or cause the termination of any Material Contract or the Real Property Lease with the Company’s primary corporate office, other than amendments, modifications, extensions or renewals in the ordinary course of business or required by Law; (B) enter into any contract that would otherwise constitute a Material Contract or the Real Property Lease with the Company’s primary corporate office of the type described in Section 3.7 of the Company Disclosure Schedules (except for the contracts described in Sections 3.7(xi)(B), (xvi)(A) or (xvi)(B) if entered into prior to the date of this Agreement), other than in the ordinary course of business; (C) terminate or waive any material benefit or right under any Material Contract or the Real Property Lease with the Company’s primary corporate office, or a Contract that would be a Material Contract if in existence as of the date hereof, other than in the ordinary course of business; or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a contract and existing on the date hereof, would be required to be disclosed on Section 5.1(b)(ix) of the Company Disclosure Schedules other than in the ordinary course of business;

(x) make any Change of Control Payment that is not set forth on Section 5.1(b)(xi) of the Company Disclosure Schedules;

(xi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries in the ordinary course of business and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xii) except (A) as required by applicable Law or under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 5.1(b)(xiii) of the Company Disclosure Schedules or (B) changes made in connection with annual plan renewals in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (A) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (1) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (2) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company (other than routine changes in the ordinary course of business and consistent with prior practices to the compensation or benefits of such persons (other than in respect of any current or former director, manager, officer, or senior employees)), (3) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (4) grant bonus, severance, change in control, retention or termination pay or benefits to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company that is not set forth on Section 3.2(f);

(xiii) make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Tax Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change any method of accounting or other similar request with a Tax Authority, file any amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return, enter into, amend, modify or supplement any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), adopt or change a method of accounting with respect to Taxes, change an accounting period with respect to Taxes, surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment or the representations and warranties in Section 3.15, as applicable, from being true, correct, and complete, defer payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any subsequent, related or similar order or declaration from any Governmental Entity, or take any other action relating to Taxes that would reasonably be expected to have an adverse effect on PTIC II taking into account the transactions contemplated by this Agreement;

(xiv) subject to Section 5.2(d), enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding, (A) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or PTIC II or any of its Affiliates after the Closing) in excess of $250,000 individually, or $500,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (B) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or PTIC II or any of its Affiliates after the Closing), (C) that involves any criminal misconduct or any admission or wrongdoing or other misconduct or (D) commence any Proceeding;

(xv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xvi) with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures in excess of $250,000), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedules;

(xvii) with respect to any Group Company, enter into, conduct, engage in or otherwise operate any new line of business in any material respect or discontinue or make any material change to the business of the Group Companies;

(xviii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with GAAP or PCAOB standards;

(xix) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xx) (A) modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies.

(xxi) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xxii) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual salary in excess of $200,000;

(xxiii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any executive officer of any Group Company or employee or independent contractor whose total annual compensation is greater than $200,000 or any nonsolicitation, noncompetition or nondisclosure restrictive covenant obligation of any current or former employee or independent contractor;

(xxiv) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction; or

(xxv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

(c) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give PTIC II, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (iii) any action taken, or omitted to be taken, by any Group Company to the extent that the board of managers of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, in the case of each of clause (ii) and (iii), (A) the Company shall give PTIC II prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (ii) or (iii) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (iii), the Company shall instead give such written notice to PTIC II promptly after such act or omission and (B) in no event shall clause (ii) or (iii) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvii), Section 5.1(b)(xviii), Section 5.1(b)(xix), Section 5.1(b)(xiv) and Section 5.1(b)(xxv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (y) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (z) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 3.18 of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, PTIC II)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, further, that the Company shall pay all required HSR Act filing fees; provided however, that each Party shall bear it’s out of pocket costs and expenses in connection with the preparation of such Consents. Each Party shall (i) make any appropriate filing or take, or cause to be taken, any reasonably required actions, as applicable pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) days) following the date of this Agreement, provided, however, that PTIC or the Company may agree to waive the obligation to make any such filing if such filing is not reasonably required, and (ii) if applicable, request for early termination of the waiting period thereunder and respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. PTIC II shall promptly inform the Company of any communication between PTIC II, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform PTIC II of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of PTIC II, the Company and the Sellers’ Representative. PTIC II agrees to take all reasonable actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with PTIC II’s, the Company’s and the Sellers’ Representative’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, PTIC II, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of PTIC II) or PTIC II (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of PTIC II, the Company, or, in the case of the Company, PTIC II in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of PTIC II, the Company, or, in the case of the Company, PTIC II, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, PTIC II, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of PTIC II, PTIC II or any of its Representatives (in their capacity as a representative of PTIC II) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of PTIC II). PTIC II and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, reasonably participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of PTIC II, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of PTIC II (not to be unreasonably withheld, conditioned or delayed), provided that it shall be deemed to be reasonable for PTIC II to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of PTIC II and its Representatives that are the subject of such Transaction Litigation, (B) provides for (1) the payment of cash any portion of which is payable by PTIC II or its Representatives thereof or would otherwise constitute a liability of PTIC II or (2) any non-monetary, injunctive, equitable or similar relief against PTIC II or (C) contains an admission of wrongdoing or liability by PTIC II or any of its Representatives. Without limiting the generality of the foregoing, in no event shall PTIC II or any of its Representatives settle or compromise any Transaction Litigation without the Company’s and the Sellers’ Representative’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to PTIC II and its Representatives during normal business hours reasonable access to the managers, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to PTIC II or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (B) and (C), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and PTIC II, the Sponsor or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, PTIC II shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of PTIC II (in a manner so as to not interfere with the normal business operations of PTIC II and only where such information shall not include non-public information relating to the Sponsor). Notwithstanding the foregoing, PTIC II shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which PTIC II is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, including the Sponsor, (C) violate any legally-binding obligation of PTIC II with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to PTIC II under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (C) and (D), PTIC II shall use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if PTIC II, the Sponsor or any of their respective Representatives, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that PTIC II shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.6 and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Effective Time, the Company and PTIC II, and, following the Effective Time, the Company and the Sponsor, to the extent such press releases or public announcements pertain to, reference or otherwise relate to the Sponsor or the management or operations of PTIC II prior to the Closing; provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law or rules of Nasdaq, (1) if the disclosing Person is PTIC II or a Representative of PTIC II, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company, the Sellers’ Representative or a Representative of the Company or the Sellers’ Representative, reasonably consult with PTIC II in connection therewith and provide PTIC II with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (2) if the disclosing Person is the Company, the Sellers’ Representative or a Representative of the Company of the Sellers’ Representative, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (3) if the disclosing Person is PTIC II or a Representative of PTIC II, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, the Company Unitholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund-raising or related marketing or informational or reporting activities. Notwithstanding anything to the contrary herein, prior to the Closing, the Company, the Company Unitholders and its and their respective Representatives may not make statements to business partners, customers, suppliers, employees or other stakeholders in respect of the transactions contemplated by this Agreement without the prior written consent of PTIC (such consent not to be unreasonably withheld, conditioned or delayed).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and PTIC II prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or, if the date of execution of this Agreement is a not a Business Day, on the first Business Day following execution of this Agreement). Promptly after the execution of this Agreement, PTIC II shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and PTIC II shall consider such comments in good faith. The Company, on the one hand, and PTIC II, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PTIC II, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by PTIC II and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), PTIC II shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and PTIC II prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or PTIC II, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, managers, officers and, in the case of the Company, its equityholders and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information or discuss other offers for the direct or indirect sale, merger, transfer, IPO, business combination, debt or equity refinancing or recapitalization of the Company or any or all of its Subsidiaries, or of any material portion of the securities, business, properties or assets (other than sales of assets in the ordinary course of business) of the Company or any or all of its Subsidiaries or any holding company or successor thereof (irrespective of how structured, organized or consummated), or enter into any agreement in principle, letter of intent or definitive agreement with respect to any of the foregoing (each such transaction prohibited by this sentence, an “Acquisition Proposal”), provided, that no financing transaction specifically described on Section 5.1(b)(v) of the Company Disclosure Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.5(a) or otherwise, and for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.5(a) or otherwise, (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into any Contract regarding an Acquisition Proposal, (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company) or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.5(a) or further an Acquisition Proposal. The Company and the Sellers’ Representative agrees to (A) notify PTIC II promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal of it, any other Group Company or any other Person of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep PTIC II fully informed on a current basis of any modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than PTIC II and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Company Unitholder is a party, and shall promptly following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTIC II shall not, and shall cause its Representatives not to, directly or indirectly (i) issue or execute an indication of interest, memorandum of understanding, a letter of intent, or any other similar agreement with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination other than with respect to the transactions with the Company contemplated by this Agreement and the Ancillary Documents (each such transaction prohibited by this sentence, an “PTIC II Acquisition Proposal”), (ii) enter into any Contract regarding a PTIC II Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.5(b) or further a PTIC II Acquisition Proposal; no financing transaction described on Section 5.1(b)(v) of the Company Disclosure Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.5(b) or otherwise, and, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents nor any of the transactions contemplated hereby or thereby shall constitute a “PTIC II Acquisition Proposal” for the purposes of this Section 5.5(b) or otherwise.

Section 5.6 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, PTIC II and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties) and, following the delivery of the PCAOB Financials in accordance with Section 5.16, PTIC II, or if applicable the Company, shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of PTIC II which will be included therein as a prospectus and which will be used for the PTIC II Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by PTIC II’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of PTIC II and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Sellers’ Representative and the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws or in response to any comments from the SEC), (b) promptly notify the others of, reasonably cooperate in good faith with each other with respect to and respond promptly to any comments or communications of the SEC or its staff, (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. PTIC II, on the one hand, and the Company, the Rolling Company Unitholders and the Sellers’ Representative, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for including in any other statement, filing, notice or application made by or on behalf of PTIC II to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions required by the SEC to be submitted in connection therewith as described in Section 6.1(f)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of PTIC II, the Sellers’ Representative, or, in the case of the Sellers’ Representative, PTIC II, thereof, (ii) such Party shall prepare and mutually agree upon with, in the case of PTIC II, the Sellers’ Representative, or, in the case of the Sellers’ Representative, PTIC II (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement, (iii) PTIC II shall file such mutually agreed upon amendment or supplement with the SEC and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing PTIC II Holders. PTIC II shall as promptly as reasonably practicable advise the Sellers’ Representative (on behalf of the Rolling Company Unitholders) of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of PTIC II Class A Shares for offering or sale in any jurisdiction, and PTIC II, the Sellers’ Representative and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 PTIC II Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, PTIC II shall (a) duly give notice of a meeting of its shareholders (the “PTIC II Shareholders Meeting”), (b) cause the Registration Statement / Proxy Statement to be mailed to the PTIC II Shareholders, and (c) use reasonable endeavors to duly convene and hold the PTIC II Shareholders Meeting, in each case in accordance with the Governing Documents of PTIC II and applicable Law, for the purposes of obtaining the PTIC II Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect an PTIC II Shareholder Redemption. Except as otherwise required by applicable Law (including, as applicable, fiduciary duties), PTIC II shall, through the PTIC II Board, recommend to its shareholders (the “PTIC II Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”), (ii) in connection with the transactions contemplated by this Agreement, the approval of the issuance of the Closing Date Contribution Amount, the PTIC II Class B Shares and the Earn Out Shares, (iii) the adoption and approval of the New PTIC II Equity Incentive Plan, (iv) the adoption and approval of the issuance of the PTIC II Shares in connection with the transactions contemplated by this Agreement as required by, and pursuant to, the Nasdaq listing requirements (the “Nasdaq Proposal”), (v) the adoption and approval of the PTIC II Post-Closing Certificate of Incorporation (the “Charter Proposal”), (vi) the adoption and approval of certain differences between the Governing Documents of PTIC II prior to the Closing and the proposed PTIC II Post-Closing Certificate of Incorporation and PTIC II Post-Closing Bylaws (the “Governing Documents Proposal”), (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, (viii) the adoption and approval of each other proposal reasonably agreed to by PTIC II and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this

Agreement or the Ancillary Documents and (ix) the adoption and approval of a proposal for the adjournment of the PTIC II Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (ix), collectively, the “Transaction Proposals”) and PTIC II shall include the PTIC II Board Recommendation in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law (including the applicable fiduciary duties), the PTIC II Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the PTIC II Board Recommendation. Notwithstanding the foregoing or anything to the contrary herein, PTIC II may adjourn the PTIC II Shareholders Meeting (1) to solicit additional proxies for the purpose of obtaining the PTIC II Shareholder Approval, (2) for the absence of a quorum (but only for the purpose of obtaining a quorum) or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that PTIC II has determined, based on the advice of outside legal counsel, would be reasonably be expected to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the PTIC II Shareholders prior to the PTIC II Shareholders Meeting.

Section 5.8 Company Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all necessary actions to terminate (in form and substance reasonably satisfactory to PTIC II) at or prior to the Closing all Company Related Party Transactions other than those set forth on Section 3.18 of the Company Disclosure Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, PTIC II) with respect thereto.

Section 5.9 No Trading. Each of the Company and the Sellers’ Representative acknowledges and agrees that it is aware, and that such Person’s Representatives and equityholders are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Sellers’ Representative and the Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of PTIC II (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to PTIC II in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.10 Conduct of Business of PTIC II.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTIC II (x) shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable Securities Laws and shall use its commercially reasonable efforts to maintain the listing of the PTIC II Class A Shares and the PTIC II Warrants on Nasdaq and (y) shall not, and shall cause its Subsidiaries not to, as applicable, except as contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with any recapitalization or contribution as contemplated herein), as required by applicable Law, as set forth on Section 5.10 of the PTIC II Disclosure Schedules or as consented to in writing by the Sellers’ Representative (such consent, other than in the case of Section 5.10(a)(i), Section 5.10(a)(ii), Section 5.10(a)(iii), Section 5.10(a)(iv), Section 5.10(a)(v) and Section 5.10(a)(viii) not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of PTIC II or any of its Subsidiaries;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of PTIC II or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of PTIC II or any of its Affiliates, as applicable, other than for the avoidance of doubt, for the PTIC II Shareholder Redemption;

(iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) incur, create or assume any Indebtedness or other Liability, except for Indebtedness for borrowed money in an amount not to exceed $250,000 or any Additional Capital Financing;

(v) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, PTIC II or any of its Subsidiaries;

(vi) other than pursuant to any Additional Capital Financing, issue any Equity Securities of PTIC II or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of PTIC II or any of its Subsidiaries;

(vii)   enter into, renew, modify or revise any PTIC II Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a PTIC II Related Party Transaction);

(viii)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; amend, modify or waive the Trust Agreement; or

(ix) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

(b) Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of PTIC II and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, PTIC II from using the funds held by PTIC II outside the Trust Account to pay any PTIC II Expenses or PTIC II Liabilities or from otherwise distributing or paying over any funds held by PTIC II outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Trust Account. Between the date hereof and the Effective Time, without the prior written consent of the Seller’s Representative, PTIC II shall not amend, modify, waive or terminate the Trust Agreement. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, PTIC II shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of PTIC II pursuant to the PTIC II Shareholder Redemption, (B) pay the amounts due to the underwriters of PTIC II’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to PTIC II in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12 Transaction Support Agreements; Company Unitholder Approval.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to PTIC II the Transaction Support Agreements duly executed by each Supporting Company Unitholder.

(b) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Requisite Company Unitholder Consent Deadline”), the Company shall obtain and deliver to PTIC II a true and correct copy of a Reclassification, Contribution and Joinder Agreement (in form and substance reasonably satisfactory to PTIC II) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by at a minimum, the Company Unitholders that hold at least the requisite number of issued and outstanding Company Units required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company LLC Agreement (“Requisite Company Unitholders”), (the “Requisite Company Unitholder Consent”).

(c) As promptly as reasonable practicable (and in any event within 45 Business Days) following the date of this Agreement (the “Other Company Unitholder Consent Deadline”), the Company shall use best efforts to obtain and deliver to PTIC II a true and correct copy of a Reclassification, Contribution and Joinder Agreement (in form and substance reasonably satisfactory to PTIC II) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by all Company Unitholders (excluding the Requisite Company Unitholders) that were not otherwise obtained and delivered by the Company to PTIC II at the Requisite Company Unitholder Consent Deadline (“Other Company Unitholders”), (“Other Company Unitholder Consent”). In the event that the Company does not obtain the Other Company Unitholder Consents from all Other Company Unitholders by the Other Company Unitholder Consent Deadline, the Company shall utilize, to the extent available, the Drag-Along Rights (as that term is defined in the Company LLC Agreement) under, and in accordance with the terms and conditions, of the Company LLC Agreement in order to satisfy its obligations under this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby.

(d) The Company, through its board of managers, shall recommend to the holders of Company Units the approval and adoption of this Agreement and the transactions contemplated by this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby.

Section 5.13 PTIC II Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of PTIC II, as provided in PTIC II’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) PTIC II will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, PTIC II shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in PTIC II’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of PTIC II’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of PTIC II (the “PTIC II D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such PTIC II D&O Person was a director or officer of PTIC II immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) PTIC II shall not have any obligation under this Section 5.13 to any PTIC II D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such PTIC II D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, PTIC II shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of PTIC II as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under PTIC II’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If PTIC II or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PTIC II shall assume all of the obligations set forth in this Section 5.13.

(e) The PTIC II Persons entitled to the indemnification, liability limitation, expense reimbursement, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, managers and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) PTIC II will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, PTIC II shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors, managers or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of PTIC II or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and PTIC II shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If PTIC II or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of PTIC II shall assume all of the obligations set forth in this Section 5.14.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PTIC II.

Section 5.15 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within their power as may be necessary or appropriate such that effective as of the Closing (i) the PTIC II Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors, (ii) the Governing Documents of PTIC II are substantially in the form attached as Exhibit E, (iii) the initial members of the PTIC II Board are the individuals determined in accordance with Section 5.15(b) and Section 5.15(c), as applicable, (iv) the initial members of the compensation committee, audit committee and nominating committee of the PTIC II Board are the individuals determined in accordance with Section 5.15(d), Section 5.15(e) or Section 5.15(f), as applicable and (v) the officers of PTIC II are the individuals determined in accordance with Section 5.15(g).

(b) PTIC II shall designate two (2) Persons to be Class I directors on the PTIC II Board effective as of the Closing (the “Sponsor Directors”), subject to the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). PTIC II may prior to the PTIC II Shareholders Meeting, with the prior written consent of the Company and the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by notifying the Seller’s Representative of such replacement individual. Notwithstanding the foregoing, (i) each of the two (2) individuals designated to the PTIC II Board pursuant to this Section 5.15(b) must qualify as independent under the requirements set forth in the applicable Nasdaq rules, and must be a member of management or the PTIC II Board as at the date of this Agreement and (ii) one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(b) will satisfy the diversity requirements set forth in the applicable Nasdaq rules.

(c) The Company shall designate two (2) Persons to be Class II directors and three (3) Persons to be Class III directors on the PTIC II Board effective as of the Closing, subject to the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall designate two (2) Persons to be Class II directors and three (3) Persons to be Class III directors on the PTIC II Board effective as of the Closing, subject to the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative may, with the prior written consent of PTIC II (such consent not to be unreasonably withheld, conditioned or delayed), replace any designated individual with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by notifying PTIC II and the Sponsor of such replacement individual. Notwithstanding the foregoing, at least one (1) of the individuals designated to the PTIC II Board pursuant to this Section 5.15(c) must qualify as independent under the requirements set forth in the applicable Nasdaq rules..

(d) PTIC II and the Sellers’ Representative shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) the certain Persons designated under Section 5.15(b) and Section 5.15(c) to be the directors on the compensation committee of the PTIC II Board immediately after the Closing, and such designation shall include at least one of the Directors nominated by the Sponsor. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any designated individual such replacement individual selected by PTIC II and the Sellers’ Representative.

(e) PTIC II and the Sellers’ Representative shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) the certain Persons designated under Section 5.15(b) and Section 5.15(c) to be the directors on the audit committee of the PTIC II Board immediately after the Closing. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any individual with any such replacement individual selected by PTIC II and the Sellers’ Representative.

(f)   PTIC II and the Sellers’ Representative shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) the certain Persons designated under Section 5.15(b) and Section 5.15(c) to be the directors on the nominating committee of the PTIC II Board immediately after the Closing. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any individual with such replacement individual selected by PTIC II and the Sellers’ Representative.

(g) The Persons identified on Section 5.15(g) of the Company Disclosure Schedules shall be the officers of PTIC II immediately after the Closing, with each such individual holding the title set forth opposite his or her name. PTIC II and the Sellers’ Representative may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers’ Representative or PTIC II) to replace any individual set forth on Section 5.15(g) of the Company Disclosure Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

(h) The Parties hereby acknowledge and agree that after the Closing, unless otherwise expressly set forth in this Agreement, the Sponsor Directors are authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of PTIC II under this Agreement and to enforce PTIC II’s rights and remedies under this Agreement.

Section 5.16 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to PTIC II (i) in no event later than June 15, 2022, the Closing Company Audited Financial Statements, audited in accordance with the standards of PCAOB and containing an unqualified report of the Company’s auditors, and the related pro forma financial information required to be filed in connection with the Registration Statement / Proxy Statement and (ii) following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) that occurs prior to the Closing Date, any financial statements of the Company that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement (including pro forma financial information) and any other filings to be made by PTIC II with the SEC (as determined in accordance with the applicable rules and regulations of the SEC) in connection with the transactions contemplated hereby and in the Ancillary Documents (together with the Closing Company Audited Financial Statements, the “PCAOB Financials”). All such PCAOB Financials that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by PTIC II with the SEC (as determined in accordance with the applicable rules and regulations of the SEC) in connection with the transactions contemplated by this Agreement and the Ancillary Documents (A) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) will fairly present in all material respects the consolidated financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended and (D) in the case of the Closing Company Audited Financial Statements or any other audited financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement / Proxy Statement and any other filings to be made by PTIC II with the SEC (as determined in accordance with the applicable rules and regulations of the SEC) will be audited in accordance with the standards of PCAOB. All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be borne by the Company.

(b) The Company shall (and shall cause each Group Company to) use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, PTIC II and its Representatives in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by PTIC II with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to PTIC II unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the fiscal month following the date hereof and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within fifteen (15) days following the end of each such month and with respect to quarterly financial statements, within thirty (30) days following the end of each such fiscal quarter (as applicable).

Section 5.17 Additional Capital Financing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, PTIC II agrees to work in good faith to obtain additional financing for PTIC II (such financing, the “Additional Capital Financing”), including but not limited to the financing described on Section 5.1(b)(v) of the Company Disclosure Schedules, and the Company agrees to work in good faith to obtain Additional Capital Financing, on terms to be mutually agreed between PTIC II and the Company, provided that the Parties expressly agree and acknowledge that no condition set forth in Article 7 shall be deemed not to be satisfied as a result of the failure to obtain any such Additional Capital Financing or in respect of any actions taken or omitted to be taken hereunder.

Section 5.18 New PTIC II Equity Incentive Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the PTIC II Board shall approve and adopt an equity incentive plan as mutually agreed upon between the Company and PTIC II) (the “New PTIC II Equity Incentive Plan”), substantially in the form attached hereto as Exhibit G, subject to any amendments or modifications as mutually agreed by the Company and PTIC II between the date of this Agreement and the effectiveness of the Registration Statement / Proxy Statement and in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

Section 5.19 Conduct of Business of NewCo LLC. From and after the date of the formation of NewCo LLC until the earlier of the Closing or the termination of this Agreement in accordance with its terms, NewCo LLC shall not take any action, engage in any activities or business or incur any Liabilities or obligations, other than activities or business or the incurrence of any Liabilities or obligations (a) in connection with or that are otherwise incidental or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (b) related to the ownership of its Equity Securities by PTIC II, (c) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (d) those that are administrative or ministerial, in each case for purposes of this clause (d), which are immaterial in nature or (e) those that are consented to in writing by the Company.

Article 6
TAX MATTERS

Section 6.1 Certain Tax Matters.

(a) The Sellers’ Representative shall prepare and file, or cause to be prepared and filed, at the Company’s sole cost and expense, all Tax Returns of the Company and each Company Subsidiary that are due on or prior to the Closing Date (taking into account applicable extensions) and all Tax Returns of the Company and each Company Subsidiary for any taxable period ending on or prior to the Closing Date (collectively, the “Company Unitholder Prepared Returns”). Each Company Unitholder Prepared Return shall be prepared in a manner consistent with the Company’s and each Company Subsidiary’s past practices to the extent supportable at an at least a “more likely than not” or higher level of confidence except as otherwise required by applicable Law. Each Company Unitholder Prepared Return due after the Closing Date shall be submitted to PTIC II for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Sellers’ Representative shall incorporate, or cause to be incorporated, all reasonable comments received from PTIC II no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). No Company Unitholder Prepared Return may be amended after the Closing without the prior written consent of PTIC II. PTIC II shall prepare and file, or cause to be prepared and filed, all Tax Returns of NewCo LLC, Company and each Company Subsidiary (other than Company Unitholder Prepared Returns) for any Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “PTIC II Prepared Returns”). Each PTIC II Prepared Return shall be prepared in a manner consistent with the Company’s and each Subsidiary’s past practice at an at least a “more likely than not” or higher level of confidence except as otherwise required by applicable Law. Each PTIC II Prepared Return shall be submitted to the Sellers’ Representative for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). PTIC II shall incorporate, or cause to be incorporated, all reasonable comments received from the Sellers’ Representative no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Notwithstanding the foregoing, each Tax Return described in this Section 6.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election, and (iii) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Company and each Subsidiary resulting from, attributable to or accelerated by the payment of Indebtedness and Company Expenses in connection with the transactions contemplated by this Agreement are allocated to the portion of the taxable period beginning after the Closing Date to the extent permitted by applicable Law. Notwithstanding anything herein to the contrary, the Company Unitholders at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by the Company Unitholders and paying all of the Taxes due and owing by the Company Unitholders (including to the extent attributable to income of any Group Company that flows up to Company Unitholders) in respect of their direct or indirect ownership of any member of the Company Group that is a Flow-Thru Entity. In addition, Company Unitholders shall timely pay, or cause to be timely paid (i) to the appropriate Tax Authority all Taxes shown as due on any Company Unitholder Prepared Return, (ii) to PTIC II at least five (5) days before each PTIC II Prepared Return is due all Taxes attributable to the Pre-Closing Tax Period that are shown to be due on the applicable PTIC II Prepared Returns and (iii) after the Closing, to PTIC II the amount of any Taxes (plus additional amounts equal to any Taxes imposed on such payment to PTIC II) described in Section 6.1(b)(ii) that are imposed on PTIC II in respect of its direct or indirect ownership of any Group Company that is a Flow-Thru Entity for a Straddle Period and that are treated as Taxes of Company Unitholders for a Pre-Closing Tax Period pursuant to Section 6.1(b)(ii).

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii)   in the case of Taxes imposed on any Group Company (or PTIC II or any of its Affiliates as a result of its direct or indirect ownership of any Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of a Group Company for a Pre-Closing Tax Period;

(iii)   in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i) and (ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes; and

(iv) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i) through (iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 6.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, the Subsidiaries of the Company and the Company Unitholders shall (and the Company Unitholders shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary relating to any taxable period (or portion thereof) beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company Unitholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. The Company Unitholders shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow PTIC II or the Company and each Subsidiary thereof to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d) All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne equally by PTIC II, on the one hand, and the Company Unitholders, on the other hand. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be timely filed by the party primarily responsible for such filing under applicable Law and such party shall promptly provide a copy of such Tax Return to PTIC II or the Company Unitholders, as applicable, and PTIC II or the Company Unitholders, as applicable, shall provide, in immediately available funds, one-half (1/2) of the amount of any such Transfer Tax in a timely manner to the primarily responsible party to allow such party to pay timely such Transfer Tax, which such party shall do and shall provide promptly proof of such payment to PTIC II or the Company Unitholders, as applicable. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(e) Without the prior written consent of PTIC II, the Company Unitholders and each Group Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company. With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, unless otherwise determined by PTIC II, the Company Unitholders and each Group Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with PTIC II and each Group Company to make, all such available elections in accordance with applicable Laws. The Company Unitholders and each Group Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election. From and after the Closing, the Sellers’ Representative shall control any Proceeding in respect of Taxes of any Group Company that is a Flow-Thru Entity for any Pre-Closing Tax Period (or Straddle Period); provided, that, (i) PTIC II shall have the right to fully participate (at the Company’s cost and expense) in any such Proceeding and (ii) no such Proceeding shall be settled or compromised without the prior written consent of PTIC II (not to be unreasonably withheld, conditioned, or delayed).

(f) Tax Treatment.

(i) The Parties acknowledge, and agree with and to the Intended Tax Treatment. The Parties shall, and shall cause each of their respective applicable Affiliates to (1) prepare and file all Tax Returns consistent with the Intended Tax Treatment, unless otherwise required by a determination by a Tax Authority that is final, (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Intended Tax Treatment, unless otherwise required by a determination by a Tax Authority that is final, (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Intended Tax Treatment and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment.

(ii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted addressing tax consequences to the Company Unitholders, the Company Unitholders shall seek such opinion from counsel for the Company and shall deliver to such counsel customary Tax representation letters satisfactory to its counsel, dated and executed as of the date that the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(g) The Company and each relevant Group Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties.

(a) The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party in accordance with Section 7.1(b), of the following conditions:

(i) the applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(ii)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(iii)   the Registration Statement / Proxy Statement shall have become effective or final, in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, as applicable, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending; and

(iv) the Required PTIC II Shareholder Approval shall have been obtained; and

(v) the listing of the PTIC II Class A Shares shall have been approved by Nasdaq;

(vi) after giving effect to the transactions contemplated hereby, PTIC II shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 - 1(g)(1) of the Exchange Act) immediately after the Effective Time.

(b) Any of the conditions to the obligations of the Parties set out in Section 7.1(a) may be waived by the Party, or Parties, for whose benefit such condition exists. For the avoidance of doubt, the condition to the obligations of the Parties set out in Section 7.1(a)(i) may be waived by PTIC or the Company.

Section 7.2 Other Conditions to the Obligations of PTIC II. The obligations of PTIC II to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by PTIC II of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the Company Fundamental Representations in respect of Section 3.2(a) and Section 3.8(b)(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the Company Fundamental Representations in respect of Section 3.2(a) and Section 3.8(b)(ii) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Sellers’ Representative and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, the Sellers’ Representative or the Company shall have delivered, or caused to be delivered, to PTIC II the following documents:

(i) a certificate duly executed by each of the Sellers’ Representative and an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to PTIC II;

(ii) the Tax Receivable Agreement duly executed by the Company Unitholders signatories thereto;

(iii) the Investor Rights Agreement duly executed by the Company Unitholders signatories thereto;

(iv) the Transaction Support Agreements duly executed by each Supporting Company Unitholder;

(e) at or within one (1) Business Day following the date hereof, the Company shall have delivered or caused to be delivered, each of the Requisite Company Unitholder Consents and the Transaction Support Agreements to PTIC II.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the PTIC II Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of PTIC II (other than the PTIC II Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “PTIC II Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, have not had, and would not reasonably be expected to have, individually or in the aggregate, a PTIC II Material Adverse Effect;

(b) PTIC II shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, PTIC II shall have delivered, or caused to be delivered, the following documents to the Sellers’ Representative:

(i) a certificate duly executed by an authorized officer of PTIC II, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Sellers’ Representative; and

(ii) the Tax Receivables Agreement duly executed by PTIC II and the Sponsor; and

(d) the PTIC II Pre-Closing Reorganization shall have been consummated in accordance with the applicable terms of this Agreement.

Section 7.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. PTIC II may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by PTIC II’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article 8
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of PTIC II and the Sellers’ Representative;

(b) by PTIC II, if any of the representations or warranties set forth in Article 3 or Article 4 shall not be true and correct or if the Sellers’ Representative has failed to perform any covenant or agreement on the part of the Sellers’ Representative set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Sellers’ Representative by PTIC II, and (ii) the Termination Date; provided, however, that PTIC II may not terminate this Agreement pursuant to this Section 8.1(b) if PTIC II is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if PTIC II has failed to perform any covenant or agreement on the part of PTIC II set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to PTIC II by the Company and (ii) the Termination Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if (x) any Group Company is then in breach of its covenants or obligations under this Agreement or any Ancillary Documents, or (y) any equityholder of the Company is in breach of its covenants or obligations under the applicable Transaction Support Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either PTIC II or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is six months after the date of this Agreement (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to PTIC II if PTIC II’s breach of any of its covenants or obligations under this Agreement or any Ancillary Documents shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if any Group Company’s breach of its covenants or obligations under this Agreement or any Ancillary Documents, or any equityholder of the Company’s breach of its covenants and obligations under the applicable Transaction Support Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either PTIC II or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)   by either PTIC II or the Company, if the PTIC II Shareholders Meeting has been held (including any adjournment thereof), has concluded, PTIC II’s shareholders have duly voted and the Required PTIC II Shareholder Approval was not obtained; or

(g) by PTIC II, if the Company does not deliver, or cause to be delivered to PTIC II (i) a Transaction Support Agreement duly executed by each Supporting Company Unitholder in accordance with Section 5.12(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Requisite Company Unitholder Consents in accordance with Section 5.12(b) on or prior to the Requisite Company Unitholder Consent Deadline.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Without limiting the foregoing, and except as provided in this Section 8.2 (including clauses (a) and (b) of the immediately preceding sentence, but subject to Section 9.19), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 8. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 9
MISCELLANEOUS

Section 9.1 Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 9.2 Entire Agreement; Assignment. The Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of PTIC II (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Sellers’ Representative, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void, ab initio.

Section 9.3 Amendment. The Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of PTIC II (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Sellers’ Representative, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to PTIC II, prior to Closing, or to the Sponsor, or to NewCo LLC, to:

PropTech Investment Corporation II

3415 North Pines Way

Suite 204

Wilson, WY 83014

Attention: Joseph Beck

E-mail: jbeck@hennessycapitalgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas Ryder, P.C.; Patrick Salvo

E-mail: douglas.ryder@kirkland.com; patrick.salvo@kirkland.com

(b) If to the Sellers’ Representative, or to the Company, or to PTIC II, following the Closing, to:

RW National Holdings, LLC

6101 Baker Road, Suite 200

Minnetonka, Minnesota 55345

Attention: Chris Laurence

Email: claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine

Capella Tower, Suite 3500

225 South Sixth Street

Minneapolis, MN 55402

Attention: Dean D. Willer; Philip T. Colton

E-mail: dwiller@winthrop.com; pcolton@winthrop.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and PTIC II shall pay, or cause to be paid, all Unpaid PTIC II Expenses and (b) if the Closing occurs, then PTIC II shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid PTIC II Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to PTIC II, any documents or other materials posted to the electronic data room located at www.dfsvenue.com under the project name “Project Astor” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); (n) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day to day operations of the business of such Person consistent with its past practice and (o) the words “in the ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the PTIC II Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the PTIC II Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) other than the Company Fundamental Representations or Article 4 (in the case of the PTIC II Disclosure Schedules) other than the PTIC II Fundamental Representations, as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Disclosure Schedules or the PTIC II Disclosure Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Company Disclosure Schedules or PTIC II Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, the last sentence of this Section 9.9, Section 9.13 and Section 9.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.2, Section 5.4, Section 5.13, Section 5.15, Section 5.17, Section 9.2, Section 9.3, this Section 9.9, Section 9.14 and Section 9.17 (to the extent related to the foregoing).

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12 Knowledge of Company; Knowledge of PTIC II. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to PTIC II’s knowledge” and “to the knowledge of PTIC II” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the PTIC II Disclosure Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the PTIC II Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of PTIC II, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of PTIC II or the Company or any other Person shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein or, for the avoidance of doubt, for claims pursuant to any Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein.

Section 9.14 Extension; Waiver. The Sellers’ Representative (on behalf of itself, the Rolling Company Unitholders and the Company) prior to the Closing and the Company (prior to Closing) and the Sponsor (after the Closing) may (a) extend the time for the performance of any of the obligations or other acts of PTIC II set forth herein, (b) waive any inaccuracies in the representations and warranties of PTIC II set forth herein or (c) waive compliance by PTIC II with any of the agreements or conditions set forth herein. PTIC II may (prior to Closing) and the Sponsor may (after the Closing) (i) extend the time for the performance of any of the obligations or other acts of the Sellers’ Representative or the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Sellers’ Representative or the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Sellers’ Representative.

(a) By consenting to this Agreement, or accepting any consideration as contemplated by Article 2, each Rolling Company Unitholder appoints, authorizes and empowers Lake Street to act as a representative for the benefit of the Rolling Company Unitholders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Rolling Company Unitholder for all purposes under this Agreement and the Ancillary Documents, and whether prior to or following the Closing. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full power and authority and shall be required to take any and all actions on behalf of the Rolling Company Unitholders that is necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Sellers’ Representative under this Agreement and the Ancillary Documents, including the power and authority to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection therewith, including to execute and deliver any Ancillary Documents to which Sellers’ Representative is a party (with such modifications or changes therein as to which the Sellers’ Representative, in his sole and absolute, discretion, shall have consented); (ii) execute and deliver, and receive deliveries of, all agreements, certificates, statements, notices, approvals, extension, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents to which Sellers’ Representative is a party; (iii) execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and any Ancillary Documents to which Sellers’ Representative is a party and the consummation of the transactions contemplated hereby and thereby; (iv) receive service of process in connection with any claims under this Agreement and the Ancillary Documents to which Sellers’ Representative is party; (v) make any calculations and determinations and settle any matters on behalf of all Rolling Company Unitholders in connection with this Agreement (including the issuance of Earn Out Shares contemplated by Section 2.6), (vi) assert or pursue on behalf of the Rolling Company Unitholders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) investigate, defend, contest or litigate any Proceeding or investigation initiated by PTIC II or any other Person, or by any Governmental Entity against any Rolling Company Unitholders and receive process on behalf of any or all Rolling Company Unitholders in any such Proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; (vii) to refrain from enforcing any right of any Rolling Company Unitholder arising out of or under or in any manner relating to this Agreement or any Ancillary Document to which the Sellers’ Representative is a party, including by providing waivers or extensions of time to perform any covenant or obligation; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement or in any Ancillary Document to which Sellers’ Representative is a party, shall be deemed a waiver of any such right or interest by any such Rolling Company Unitholder unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative, as applicable and (viii) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents to which Sellers’ Representative is party (including, for the avoidance of doubt, in connection with Article 2).

(b) By consenting to this Agreement, or accepting any consideration as contemplated by Article 2, each Rolling Company Unitholder agrees and acknowledges that other than the Sellers’ Representative, no other Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the right and power to act with respect to any matter the Rolling Company Unitholder is authorized to act as contemplated in this Section 9.18. Lake Street hereby (i) accepts its appointment as the Sellers’ Representative and authorization to act as attorney-in-fact and agent on behalf of each Rolling Company Unitholder in accordance with the terms of this Agreement and any Ancillary Document to which Sellers’ Representative is a party and (ii) agrees to perform his obligations hereunder and thereunder and otherwise comply with this Agreement and any Ancillary Document to which Sellers’ Representative is party.

(c) PTIC II, Sponsor and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Sellers’ Representative in all matters referred to herein. PTIC II and Sponsor are entitled to deal exclusively with the Sellers’ Representative on all matters arising under or in connection with this Agreement or any Ancillary Document to which Sellers’ Representative is a party. Any action taken or not taken or decisions, communications or writings made, given or executed by the Sellers’ Representative with respect to all such matters, for or on behalf of any Rolling Company Unitholder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Company Unitholder. Any notice or communication delivered to the Sellers’ Representative shall be deemed to have been delivered to all the Rolling Company Unitholders. PTIC II and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Company Unitholder in connection with any matter arising under or in connection with this Agreement or any Ancillary Document to which the Sellers’ Representative is a party, unless the same is made, given or executed by the Sellers’ Representative.

(d) The appointment of the Sellers’ Representative as each Rolling Company Unitholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Rolling Company Unitholder with regard to this Agreement and the Ancillary Documents to which Sellers’ Representative is a party. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Rolling Company Unitholder and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, the Sellers’ Representative may resign as the Sellers’ Representative at any time by providing written notice to PTIC II (prior to the Closing) or the Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Sellers’ Representative (who is reasonably acceptable to PTIC II (prior to the Closing) or the Sponsor (after the Closing)) by the Rolling Company Unitholders constituting a majority of the Company Units immediately prior to the Effective Time. All power, authority, rights, privileges and obligations conferred in this Agreement to the Sellers’ Representative shall apply to any such successor Sellers’ Representative.

(e) Sellers’ Representative hereby represents and warrants on behalf of itself to PTIC II as of the date hereof and as of the Closing Date, as follows:

(i) Sellers’ Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which he is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) The execution and delivery of this Agreement, the Ancillary Documents to which Sellers’ Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of Sellers’ Representative. This Agreement and each Ancillary Document to which Sellers’ Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by Sellers’ Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Sellers’ Representative, enforceable against Sellers’ Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii) Sellers’ Representative has the sole power, authority and control of the Rolling Company Unitholders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 9.18(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Rolling Company Unitholder.

Section 9.19 Trust Account Waiver. Reference is made to the final prospectus of PTIC II, filed with the SEC (File Nos. 333-249477) on November 30, 2020 (the “Prospectus”). Each of the Company and the Sellers’ Representative acknowledges and agrees and understands that PTIC II has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of PTIC II’s public shareholders (including overallotment shares acquired by PTIC II’s underwriters), and PTIC II may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of PTIC II entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Sellers’ Representative hereby agrees on behalf of itself and its respective Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company or the Sellers’ Representative or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and the Sellers’ Representative, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with PTIC II or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with PTIC II or its Affiliates).

Section 9.20 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) Winthrop & Weinstine, P.A. (“Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Kirkland & Ellis LLP (“PTIC II Counsel”) has acted as counsel to PTIC II in various matters involving a range of issues and as counsel to PTIC II in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, PTIC II hereby irrevocably waives and agrees not to assert, and agree to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Company Counsel’s prior representation of the Company, (ii) Company Counsel’s representation of the Seller Representative and/or any of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) PTIC II Counsel’s prior representation of PTIC and (iv) PTIC II Counsel’s representation of the Sponsor, any subsidiary of PTIC II and/or any PTIC II stockholders (collectively, the “PTIC II Advised Parties”).

(c) PTIC II further agrees, on behalf of itself and, after the Closing, on behalf of each Group Company, that all communications in any form or format whatsoever between or among any of Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Sellers’ Representative on behalf of the Company and shall not pass to or be claimed by PTIC II or any Group Company. All Company Deal Communications that are attorney client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Company, shall be controlled by the Sellers’ Representative on behalf of the Company and shall not pass to or be claimed by PTIC II or any Group Company; provided, however, that nothing contained herein shall be deemed to be a waiver by PTIC II or any of its Affiliates (including, after the Effective Time, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company and each of the Rolling Company Unitholders further agrees, on behalf of itself and, after the Closing, on behalf of each Group Company, that all communications in any form or format whatsoever between or among any of PTIC II Counsel, PTIC II, any of the PTIC II Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “PTIC II Deal Communications”) shall be deemed to be retained and owned collectively by the PTIC II Advised Parties, shall be controlled by the Sponsor and shall not pass to or be claimed by PTIC II or any Group Company. All PTIC II Deal Communications that are attorney-client privileged (the “Privileged PTIC II Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by PTIC II or any Group Company; provided, further, that nothing contained herein shall be deemed to be a waiver by PTIC II or any of its Affiliates (including, after the Effective Time, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between PTIC II or any Group Company, on the one hand, and a third party other than the Sellers’ Representative or the Sponsor on the other hand, PTIC II or the Company may assert the attorney client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged PTIC II Deal Communications to such third party; provided, however, that neither PTIC II nor the Company may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Sellers’ Representative, or (ii) Privileged PTIC II Deal Communications without the prior written consent of the Sponsor. In the event that PTIC II or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (y) the Privileged Company Deal Communications, PTIC II shall immediately (and, in any event, within two (2) Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section 9.20) so that the Sellers’ Representative can seek a protective order and (z) the Privileged PTIC II Deal Communications, PTIC II shall immediately (and, in any event, within two (2) Business Days) notify the Sponsor in writing (including by making specific reference to this Section 9.20) so that the Sponsor can seek a protective order and, in either case, PTIC II agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Company Counsel constitute property of its clients, only the Sellers’ Representative and the Company Advised Parties shall hold such property rights and Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney client relationship between Company Counsel, on the one hand, and the Company, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by PTIC II Counsel constitute property of its clients, only the Sponsor and the PTIC II Advised Parties shall hold such property rights and PTIC II Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged PTIC II Deal Communications by reason of any attorney-client relationship between PTIC II Counsel, on the one hand, and PTIC II, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) PTIC II agrees on behalf of itself and the Company, (i) to the extent that PTIC II or the Company receives or takes physical possession of any Company Deal Communications or PTIC II Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, PTIC II Advised Parties or any other Person, of the privileges or protections described in this Section 9.20, and (b) neither PTIC II nor the Company shall assert any claim that any of the Company Advised Parties, PTIC II Advised Parties or any other Person waived the attorney client privilege, attorney work product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or PTIC II Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative or the Sponsor, as applicable, waive the attorney client or other privilege, or by otherwise asserting that PTIC II or the Company has the right to waive the attorney client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the PTIC II Deal Communications from PTIC II Counsel so long as such PTIC II Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PROPTECH INVESTMENT
CORPORATION II

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Co-Chief Executive Officer and President

By:	/s/ Joseph Beck
Name:	Joseph Beck
Title:	Co-Chief Executive Officer and Chief Financial Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

RW NATIONAL HOLDINGS, LLC

By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS’ REPRESENTATIVE:

Lake Street Landlords, LLC

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Chairman

[Signature Page to Business Combination Agreement]

EXHIBIT d

FORM OF

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

APPRECIATE INTERMEDIATE HOLDINGS, LLC

DATED AS OF [●], 2022

THE LIMITED LIABILITY COMPANY INTERESTS IN APPRECIATE INTERMEDIATE HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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ARTICLE VIII ROLE OF MEMBERS	37

8.1 Rights or Powers	37
8.2 Various Capacities	37
8.3 Investment Opportunities	37

ARTICLE IX TRANSFERS OF UNITS	38

9.1 Restrictions on Transfer	38
9.2 Notice of Transfer	39
9.3 Transferee Members	39
9.4 Legend	39

ARTICLE X ACCOUNTING AND CERTAIN TAX MATTERS	39

10.1 Books of Account	39
10.2 Tax Elections	39
10.3 Tax Returns; Information	40
10.4 Company Representative	40
10.5 Withholding Tax Payments and Obligations	42
10.6 Tax Treatment	43

ARTICLE XI DISSOLUTION	43

11.1 Liquidating Events	43
11.2 Bankruptcy	43
11.3 Procedure	43
11.4 Rights of Members	44
11.5 Notices of Dissolution	44
11.6 Reasonable Time for Winding Up	44
11.7 No Deficit Restoration	44

ARTICLE XII GENERAL	45

12.1 Amendments; Waivers	45
12.2 Further Assurances	45
12.3 Successors and Assigns	45
12.4 Entire Agreement	45
12.5 Rights of Members Independent	46
12.6 Governing Law: Waiver of Jury Trial: Jurisdiction	46
12.7 Headings	46
12.8 Counterparts: Electronic Delivery	46
12.9 Notices	47
12.10 Representation by Counsel; Interpretation	47
12.11 Severability	47
12.12 Expenses	47
12.13 No Third Party Beneficiaries	47
12.14 Confidentiality	48
12.15 No Recourse	48

Exhibits

Exhibit A-1: Capitalization

Exhibit A-2: Contribution Securities

Exhibit B: Exchange Notice

Exhibit C: Officers

Exhibit D: Form of Joinder

ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

APPRECIATE INTERMEDIATE HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time in accordance with the terms hereof, this “LLC Agreement”) of Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of [●], 2022, by and among Appreciate Holdings, Inc., a Delaware corporation (“PubCo” or “PTIC II”, as applicable), as a Member and the Managing Member as of the date hereof, the Members set forth on Exhibit A-1 hereto (the “Continuing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.

RECITALS

A.	The Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on [●], 2022;

B.	On May 17, 2022, (a) PTIC II, (b) RW National Holdings, LLC, a Delaware limited liability company (the “Existing Company”), and (c) Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative of all Continuing Members, entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”).

C.	At the Closing, (i) all of the Continuing Members will contribute all of their Existing Company LLC Interests to the Company in exchange for a number of non-voting Class B Units in the Company equal, in the aggregate, to the Transaction Equity Security Amount, free and clear of all liens and encumbrances (other than any restrictions on transfer under applicable Securities Law or as contemplated herein), (ii) PTIC II shall contribute, or cause to be contributed, the Closing Date Contribution Amount to the Company, in exchange for a number of voting Class A Units in the Company equal to the number of Net Outstanding PTIC II Class A Shares, which Class A Units will be free and clear of, in the aggregate, to all liens and encumbrances (other than any restrictions on transfer under applicable Securities Laws or as contemplated herein), and (iii) Members (other than PTIC II) shall receive from PTIC II a number of shares of Class B Common Stock in PTIC II equal, in the aggregate, to the Transaction Equity Security Amount, free and clear of all liens and encumbrances (other than any restrictions on transfer under applicable Securities Law, the Investor Rights Agreement (as applicable) or under the governing documents of PTIC II), in the case of each of clauses (i), (ii) and (iii), on the terms and subject to the conditions set forth in the Business Combination Agreement.

D.	The Members desire to enter into this LLC Agreement to reflect: (i) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, including the contribution and exchange of the Existing Company LLC Interests pursuant to Section 2.2(a) of the Business Combination Agreement and the admission of PubCo as a Member, (ii) PubCo’s designation as the sole Managing Member of the Company, and (iii) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this LLC Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

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ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.4(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this LLC Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Allocation Schedule” has the meaning given to such term in the Business Combination Agreement.

“Ancillary Documents” has the meaning given to such term in the Business Combination Agreement.

“Appraiser FMV” means the fair market value of any Equity Security as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Transferor, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this LLC Agreement. If the Managing Member and the relevant Transferor cannot reach agreement on an independent appraiser, each of the Managing Member and the relevant Transferor shall designate a nationally recognized accounting firm and those two firms shall jointly select a third national recognized accounting firm to serve as the appraiser. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this LLC Agreement shall be borne by the Company.

“Assumed Rate” means the highest marginal combined effective U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to the item of income based on the character of income and applicable to an individual resident in or, if higher, a corporation doing business exclusively in New York, NY in each case taking into account all jurisdictions in which the Company and its Subsidiaries are required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account the character of any income, gains, deductions, losses or credits, and the deductibility of state and local income taxes (to the extent deductible for purposes of the U.S. federal, state, or local income tax), and the deductibility of state and local income taxes for purposes of other state and local income taxes. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member may adjust the Assumed Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law.

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“Audit” is defined in Section 10.4(b).

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015 and the Consolidated Appropriations Act of 2016, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state, local, or non-U.S. legislation, regulations or guidance.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo, as constituted at any given time.

“Business Combination Agreement” is defined in the recitals to this LLC Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Delaware.

“Business Opportunities Exempt Party” is defined in Section 8.3(a).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account of each Member as of the Effective Time (the “Closing Date Capital Account Balance”) is set forth next to such Member’s name on Exhibit A-1 hereto.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Available For Tax Distribution” is defined in Section 6.2(a).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected on behalf of the Company to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii):

(i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class B Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class B Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

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(ii) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Class B Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Class B Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any shares of Class B Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class B Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Managing Member or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any Person or any group of Persons (other than PubCo) acting together that would constitute a “group” for purposes of Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of PubCo or the Company representing in aggregate more than 50% of the voting power of PubCo’s or the Company’s, as applicable, then outstanding voting securities, (b) a merger or consolidation of PubCo or the Company is consummated with any other Person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of PubCo or the Company, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into, directly or indirectly, more than 50% of the combined voting power of, or economic interest in, the then outstanding voting securities of the Person resulting from such merger or consolidation or, if PubCo or the Company, as applicable (or if its successor is a Subsidiary of such Person, the ultimate parent thereof), or (c) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, transfer or other disposition, directly or indirectly, by PubCo or the Company of all or substantially all of its and its Subsidiaries’ assets (including, with respect to PubCo, the Company) is consummated. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of related transactions.

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Units” means the Class A common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

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“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Units” means the Class B common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization, and any Earn Out Units.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.

“Closing Date Contribution Amount” has the meaning given to such term in the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization, including any Class A Units and Class B Units (and, for the avoidance of doubt, any Earn Out Units, which are Class B Units as shown by the definition of “Class B Units” in this LLC Agreement).

“Company” is defined in the preamble to this LLC Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state, local, or non-U.S. Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the Effective Time, PubCo.

“Company Unitholder Written Consent” has the meaning given in the Business Combination Agreement.

“Confidential Information” means any and all confidential or proprietary information of the Company, PubCo or any of their respective Subsidiaries, which information includes ideas, financial information, products, services, business strategies, innovations, recipes and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to any Member, Confidential Information does not include information that: (a) such Member can demonstrate with reasonable evidence is in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates; (b) before or after it has been disclosed to such Member by or on behalf of the Company or any of its Affiliates, becomes part of public knowledge, not as a result of any action or inaction of such Member (other than PubCo) in violation of this LLC Agreement or applicable Law; (c) is approved for release by written authorization of the Board; (d) is disclosed to such Member or its representatives by a third party not, to the knowledge of such Member or such representative (after reasonable inquiry under the circumstances), respectively, in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information; or (e) such Member can demonstrate with reasonable evidence was independently developed by such Member or its representatives without use or reference to the Confidential Information.

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“Continuing Member Representative” means Lake Street Landlords or any Affiliate of Lake Street Landlords designated in writing by Lake Street Landlords to PubCo, the Company and each of the Continuing Members after the date hereof.

“Continuing Members” is defined in the preamble to this LLC Agreement.

“Covered Persons” is defined in Section 8.3(b).

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, for purposes of clause (b) of this definition, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Managing Member regarding a potential distribution pursuant to Section 6.1(a), the amount of cash and other funds available for any such distribution.

“DTC” is defined in Exhibit B.

“Earn Out Units” has the meaning given to such term in the Business Combination Agreement.

“Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

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“ERISA” means the Employee Retirement Security Act of 1974.

“Exchange” means the exchange by the Company of Class B Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such Member) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” means the latest of (a) the date that is ten (10) Business Days after the Exchange Notice Date; (b) another date specified in the Exchange Notice; or (c) the date on which a contingency described in Section 4.6(a)(i) that is specified in the Exchange Notice is satisfied or the contingency specified in Section 4.1(h)(ii) is satisfied, as applicable; provided, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within a blackout period, as determined by PubCo and communicated to its stockholders from time to time, then the Exchange Date shall occur on the next Business Day following the end of such blackout period; provided, further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to Section 2.2 of the Investor Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.

“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.

“Exchanged Units” means, with respect to any Exchange, the Class B Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Class B Common Stock held by the relevant Exchanging Member; provided, that, such amount of Class B Units shall in no event be less than the Minimum Exchange Amount.

“Exchanging Member” means any Member holding Class B Units (other than PubCo and its wholly-owned Subsidiaries) whose Class B Units are subject to an Exchange.

“Existing Company” is defined in the recitals to this LLC Agreement.

“Existing Company LLC Interests” has the meaning given to such term in the Business Combination Agreement.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member in good faith consultation with the Continuing Member Representative after taking into account such factors as the Managing Member and the Continuing Member Representative shall reasonably deem appropriate.

“Family Member” means with respect to any Person, a sibling, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

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“Final Adjudication” is defined in Section 7.4(b).

“GAAP” means United States generally accepted accounting principles at the time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets may, in the discretion of the Managing Member, be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); or (v) any other event to the extent determined by the Managing Member with the approval of the Continuing Member Representative to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“HSR Act” is defined in Section 4.6(a)(iv).

“Imputed Tax Underpayments” is defined in Section 10.4(c).

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“Indemnifiable Losses” is defined in Section 7.4(a).

“Indemnitee” is defined in Section 7.4(a).

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among PubCo, certain of the Continuing Members and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Investor Rights Agreement).

“IRS” means the U.S. Internal Revenue Service.

“Lake Street Landlords” means Lake Street Landlords, LLC, a Delaware limited liability company.

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, orders and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Liability” means any debt, liability or obligation, whether accrued or fixed, asserted or unasserted, due or to become due, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidating Event” is defined in Section 11.1.

“Liquidity Limitations” is defined in Section 6.2.

“LLC Agreement” is defined in the preamble to this LLC Agreement.

“Lock-Up Period” shall have the meaning ascribed in the Investor Rights Agreement.

“Managing Member” means PubCo, in its capacity as the sole managing Member of the Company.

“Member” means any Person that executes this LLC Agreement as a Member (including the Managing Member), and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4). “Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means Class B Units held by an Exchanging Member equal to the lesser of (a) fifty percent (50%) of the Class B Units and (b) all of the Class B Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“Net Outstanding PTIC II Class A Shares” has the meaning given to such term in the Business Combination Agreement.

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“Non-Party Affiliate” is defined in Section 12.15.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2. The initial Officers are listed on Exhibit C attached hereto.

“Party” and “Parties” means, individually or collectively, each Member and the Company.

“Permitted Transfer” is defined in Section 9.1(b).

“Permitted Transferee” means, with respect to any Member, (a) any Family Member of such Member; (b) any of such Member’s equity holders (if such Member is an entity); and (c) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Company; provided that, neither Lake Street Landlord’s, nor its Affiliate’s portfolio companies, nor any Affiliated investment fund or vehicle of Lake Street Landlords shall be deemed to operate or engage in any such competing business.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, Governmental Entity or other entity.

“Piggyback Registration” is defined in the Investor Rights Agreement.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

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(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“PTIC II” is defined in the recitals to this LLC Agreement.

“PTIC II Warrants” has the meaning given in the Business Combination Agreement.

“PubCo” is defined in the preamble to this LLC Agreement.

“PubCo Call Notice” is defined in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.

“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“PubCo Offer” means any tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock, whether proposed by the Managing Member or proposed to the Managing Member or its stockholders.

“Push-Out Election” is defined in Section 10.4(e).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock, a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(i), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redemption Election Committee” means the Redemption Election Committee of the Board, as established by the Board in accordance with the bylaws of the Managing Member, which committee shall be comprised solely of directors not nominated under any contractual right by, or otherwise affiliated with, holders of Class B Common Stock.

“Registration Statement” means any registration statement that PubCo files pursuant to the Investor Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(i).

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Law” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Stock Exchange Payment” means, with respect to any Exchange of Class B Units for which a Stock Exchange Payment is elected by the Managing Member on behalf of the Company, a number of shares of Class A Common Stock equal to the number of Class B Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), (1) the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b), 734(b) or 754 of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter (in each case subject to adjustment by the Managing Member if the Taxable Year is less than a full year) times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time plus (2) solely with respect to PubCo, to the extent the amounts described in clause (1) are not sufficient to permit PubCo to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to tax items of the Company and its Subsidiaries and timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit PubCo to timely pay such actual tax liabilities and timely meet its obligations pursuant to the Tax Receivable Agreement; provided, that (i) any amount described in the preceding clause (2) shall be used solely for the purposes described in such clause (2) and (ii) to the extent that any amount described in such clause (2) and which is distributed to PubCo may not be so used by PubCo for such purposes (e.g., as a result of the Senior Obligations (as defined in the Tax Receivable Agreement)), then PubCo shall return such amount to the Company within ten (10) Business Days after PubCo’s reasonable determination that such amount cannot be so used, except to the extent of the aggregate amount of any Cash Exchange Payments then-owed to any Exchanging Members or then-contemplated by the Redemption Election Committee to be paid to any Exchanging Members.

“Tax Distribution” is defined in Section 6.2.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year); provided, however, that if a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.

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“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, certain of the Continuing Members and the other parties thereto.

“Tax Withholding/Payment Amounts” is defined in Section 10.5(a).

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.

“Trading Day” means a day on which Nasdaq or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Equity Security Amount” has the meaning given to such term in the Business Combination Agreement.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, or legally binding agreement to undertake any of the foregoing, by the Transferor (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity securities of the Transferor, or by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity securities of the Transferor, or by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that any such indirect pledge, encumbrance or hypothecation that does not provide the counterparty thereto the right to (i) take direct possession, as the holder of record, of any Units shall not, (ii) direct the disposition of any such Units, or (iii) exercise any rights of a holder of such Units hereunder or under applicable Law, shall not, in any such case, be considered a “Transfer” for purposes of this LLC Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferee” is defined in Exhibit D.

“Transferor” is defined in Exhibit D.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Triggering Event” has the meaning given to such term in the Business Combination Agreement; provided that a Triggering Event with respect to any Earn Out Shares (as defined in the Business Combination Agreement) shall be deemed to be a Triggering Event with respect to the Earn Out Units held by PubCo corresponding to such Earn Out Shares.

“Undertaking” is defined in Section 7.4(b).

“Unissued Earn Out Units” means Earn Out Units that have not yet been issued in accordance with the terms of the Business Combination Agreement.

“Unitholders” is defined in Exhibit B.

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“Units” means the Class B Units, the Earn Out Units, and any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court authorized charging order.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock, on Nasdaq or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or the equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock, as applicable, on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo); provided, however, that if at any time for purposes of the Cash Exchange Class A 5-Day VWAP, shares of Class A Common Stock are not then listed, quoted or traded on a principal United States securities exchange or automated or electronic quotation system, then the VWAP shall mean the per share Appraiser FMV of one (1) share of Class A Common Stock (or such other Equity Security into which the Class A Common Stock was converted or exchanged).

1.2 Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:

(a) the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b) an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;

(c) all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;

(d) when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;

(e) whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;

(f) “or” is not exclusive;

(g) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h) references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder;

(i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement;

(j) whenever this LLC Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law);

(k) if any action is to be taken or given on or by a particular calendar day, and such calendar ay is not a Business Day, then such action may be deferred until the next Business Day; and

(l) the words “income tax” and words of similar import, when used in this LLC Agreement, shall be deemed also to refer to franchise tax or any similar tax, assessment or charge that is based on, or measured by, income, profits or receipts of a Person, whether on an exclusive or on an alternative basis.

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ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

2.1 Formation. The Company has heretofore been formed and shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.

2.2 Filing. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.

2.3 Name. The name of the Company is “Appreciate Intermediate Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

2.4 Registered Office: Registered Agent. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Company’s Certificate of Formation or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

2.5 Principal Place of Business. The principal office of the Company shall be located at such place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places as the Managing Member deems advisable.

2.6 Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

2.8 Intent. It is the intent of the Members that (i) the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income tax purposes and (ii) assuming all Company Unitholders are Rolling Company Unitholders (each as defined in the Business Combination Agreement) (A) consistent with Section 6.1(f) of the Business Combination Agreement, for U.S. federal and applicable state and local income tax purposes, the Company shall be treated as a continuation of the Existing Company for purposes of Section 708 of the Code (see, e.g., Rev. Rul. 66-264, 1966-2 C.B. 248; Legal Advice Issued by Field Attorneys 20132101F; Private Letter Ruling 201605004), and (B) as a continuation of the Existing Company, the Company shall take any necessary, tax-related administrative actions (including with respect to the filing of tax returns) consistent therewith (clause (i) and clause (ii), collectively, the “Company Intended Tax Treatment”). The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with the Company Intended Tax Treatment. Neither the Company nor any Member shall take any action inconsistent with the Company Intended Tax Treatment. No election (including an entity classification election for the Company) contrary to the Company Intended Tax Treatment shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Managing Member in accordance with this LLC Agreement, subject to the rights set forth in the Tax Receivable Agreement, if any, applicable to such transaction.

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ARTICLE III

RESERVED

ARTICLE IV

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.1 Capital Contributions; Authorized Units; General Provisions with Respect to Units.

(a) Initial Capital Contribution; Business Combination Agreement Transactions. The Members, on or prior to the date hereof, contributed that number of limited liability company interests in the Existing Company specified on Exhibit A-2 in exchange for the Class B Units set forth on Exhibit A-1. PTIC II, on or prior to the date hereof, contributed the Closing Date Contribution Amount to the Company in exchange for Class A Units set forth on Exhibit A-1. Immediately, following the consummation of the transactions contemplated by the Business Combination Agreement, the total number of Class B Units (including Earn Out Units, if any) and Class A Units held by the Continuing Members and PubCo, as applicable, as of the Effective Time is set forth next to each such Member’s name on Exhibit A-1 hereto. The number of shares of Class B Common Stock held by each Continuing Member shall equal the number of Class B Units held by such Continuing Member. Notwithstanding anything in this LLC Agreement to the contrary, as of the date hereof, (i) unless prohibited by applicable law, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with the acquisition of Class A Units by PubCo in exchange for PubCo’s Capital Contribution to the Company and (ii) each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A-1 hereto.

(b) Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Class A Units, Class B Units and such other Equity Securities of the Company as the Managing Member shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(c) Schedule of Members. The Company shall maintain a schedule, appended hereto as Exhibit A-1 (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding and held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time.

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(d) New PubCo Issuances.

(i) Subject to Section 4.6 and Section 4.1(d)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Class A Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security, subject to the second proviso in Section 7.7.

(ii) Notwithstanding anything to the contrary contained in Section 4.1(d)(i) or Section 4.1(d)(iii), this Section 4.1(d) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Class B Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in Section 4.1(d)(iii) below, as applicable).

(iii) In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PTIC II Warrants), (x) the corresponding Equity Security outstanding at the Company and held by PubCo, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(d)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion, subject to the second proviso in Section 7.7.

(e) PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities, subject to the second proviso in Section 7.7.

(f) New Company Issuances. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(d), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company’s Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(d).

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(g) PubCo Redemptions.

(i) PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase or otherwise acquire (x) any Class A Units from PubCo or any of its Subsidiaries (other than the Company’s Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company’s Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(h) PubCo Sale Transactions.

(i) In connection with a Change of Control Transaction (including in respect of PubCo), each Member shall, and the Managing Member shall have the right, in its sole discretion, to require, each Member to effect a sale, redemption, tender, transfer or other disposal (together, “Sale”) of some or all of the issued and outstanding Common Units held by each Member (including, for the avoidance of doubt, any Unissued Earn Out Units, which Unissued Earn Out Units shall be issued by virtue of the applicable Triggering Event(s)) from the holders of Class B Units (on a pro-rata basis), pursuant to which such Common Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the redemption provisions of this Agreement. Any such Sale pursuant to this Section 4.1(h)(i) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Sale pursuant to this Section 4.1(h)(i), the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units subject to such Sale shall be deemed to be transferred to the Managing Member on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Common Units subject to such Sale (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Sale). In the event of an expected Change of Control Transaction, the Managing Member shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement providing for such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Managing Member to effect such Sale, including taking any action and delivering any document required pursuant to this Section 4.1(h)(i) to effect such Sale, including executing any agreements, certificates, instruments or other documents as the PubCo shall require in connection with such Change of Control Transaction including, without limitation, any agreement to indemnify and/or pay any party, provided, however, that such indemnity and payment obligation is capped at the proceeds received by such Member holding Common Units.

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(ii) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Managing Member shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Member that is applicable to such Pubco Offer. The Members shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Managing Member. In the case of any Pubco Offer that was initially proposed by the Managing Member, the Managing Member shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

(iii) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 4.1(h)(i) shall take precedence over the provisions of (g)(ii) with respect to such transaction, and the provisions of Section 4.1(h)(ii) shall be subordinate to provisions of (g)(i), and may only be triggered if the Managing Member elects to waive the provisions of (g)(i).

(i) Equity Subdivisions and Combinations.

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless concurrently accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and Equity Securities of PubCo.

(ii) Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless concurrently accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and Equity Securities of PubCo.

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(j) General Authority. For the avoidance of doubt, but subject to Sections 4.1(a), (d), (g), (h) and Section 4.3, the Company and PubCo (including in its capacity as the Managing Member of the Company) shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units or the Class B Units to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class B Common Stock held by any Person (other than PubCo) and the number of Class B Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clause (i) (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities of PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).

4.2 Capital Contributions. Except as otherwise expressly set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.

4.3 Issuance of Additional Units; Redemption of Certain Class B Units.

(a) Issuance of Additional Units. Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Common Units, and (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable in the reasonable discretion of the Managing Member. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Managing Member shall update the Company’s books and records and amend Exhibit A-1 to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Managing Member is hereby authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.

(b) Issuance of Earn Out Units. Earn Out Units to be issued in connection with any Triggering Event shall be issued in accordance with Section 2.6 of the Business Combination Agreement and will be issued to each Member holding Class B Units in accordance with the Allocation Schedule.

(c) Redemption of Certain Class B Units. Within 180 days after the Closing Date, the Company shall redeem Class B Units issued in connection with a Continuing Member’s contribution of Company Class A-1 Units or Company Class A Units (in each case, as defined in the Business Combination Agreement) to the Company if there are any Net Redemption Proceeds available to the Company or PubCo after the Closing Date, provided that any such redemption will be completed in accordance with the Business Combination Agreement, the Allocation Schedule and the applicable Company Unitholder Written Consent. For purposes of this Section 4.3(c) only, the term “Net Redemption Proceeds” shall mean all net cash proceeds received by the Company or PubCo (or any successors of either) in connection with the transactions contemplated by the Business Combination Agreement, after the payment of any indebtedness or transaction expenses required to be paid under the Business Combination Agreement, consisting of availability under any facility or committed financing available to the Company or PubCo expressly for redemptions of equity as a contemplated use of proceeds or any amounts received in any “PIPE” financing or other similar financing, but expressly excluding any lines of credit or credit facilities to be used solely for general working capital or general operating purposes.

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4.4 Capital Accounts. A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A-1. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases required or, at the Managing Member’s discretion, allowed by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases required or, at the Managing Member’s discretion, allowed by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

4.5 Other Matters Regarding Capital Contributions.

(a) The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b) No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.7 or other provisions of this LLC Agreement.

(c) A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

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4.6 Exchange of Class B Units.

(a) Exchange Procedures.

(i) Upon the terms and subject to the conditions set forth in this Section 4.6, after the expiration of the applicable Lock-Up Period, an Exchanging Member (together with its Affiliates, including other Continuing Members, and Permitted Transferees) shall be entitled to cause the Company to effect an Exchange up to two (2) times per calendar quarter collectively (and no more frequently) plus, if necessary, any additional number of times as may be necessary to allow such Exchanging Member to participate in a transaction described in the penultimate sentence of this Section 4.6(a)(i) or in Section 4.6(h), in each case with respect to a number of Class B Units (including, for the avoidance of doubt, any Earn Out Units which are treated as Class B Units) at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit B and shall include all information required to be included therein. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender offer or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock into which the Class B Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. In the event that an Exchange is being exercised in order to participate in a Piggyback Registration, the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggyback Registration in accordance with Section 2.2 of the Investor Rights Agreement.

(ii) Within five (5) Business Days of the giving of an Exchange Notice, the Managing Member on behalf of the Company acting through the Redemption Election Committee may, but shall not be required to, elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock) (the “Cash Settlement”), exercisable by giving written notice of such election to the Exchanging Member within such five (5) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class B Units subject to the Exchange which shall be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under the Investor Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Managing Member may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date. Notwithstanding anything to the contrary in this Agreement, the Managing Member (acting through the Redemption Election Committee) may only elect a Cash Settlement if such Cash Settlement is limited to the net proceeds from any issuance of shares of Class A Common Stock issued for the purpose of satisfying such Cash Settlement plus the amount of any Tax Distributions received by PubCo to the extent such amount (if any) is in excess of the amount required for PubCo to timely pay its actual U.S. federal, state, local, and foreign tax liabilities related to tax items of the Company and its Subsidiaries and timely meet its obligations pursuant to the Tax Receivable Agreement.

(iii) The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Exchanging Member no later than ten (10) Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 4.6 shall terminate all of the Exchanging Member’s and the Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv) Notwithstanding anything to the contrary contained in this LLC Agreement, if, in connection with an Exchange in accordance with this Section 4.6, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each of the Members and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

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(v) Unissued Earn Out Units (until such time as the applicable Triggering Event occurs) are not permitted to be treated as Exchanged Units under this LLC Agreement, and in no event shall the Company or PubCo effect an Exchange of an Unissued Earn Out Unit unless and until a Triggering Event has occurred with respect to such Unissued Earn Out Unit such that an Earn Out Unit issued in accordance with the terms of the Business Combination Agreement (other than in connection with a Change of Control Transaction).

(b) Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo (through the Redemption Election Committee) has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment (subject to the Redemption Election Committee’s election) with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo a number of Class A Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Class B Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class B Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same relative economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent, including requiring a similar reclassification, reorganization, recapitalization or other similar transaction to preserve the relative economic position of each Member with respect to the allocation of, and between, Class B Units and Class A Units.

(d) PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Class B Units (including Earn Out Units, and other than those Class A Units held by PubCo or any Subsidiary of PubCo); provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act), free and clear of all liens and encumbrances (other than any transfer restrictions under applicable Securities Law). In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).

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(e) Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name(s) the shares are to be issued shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

(f) PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may (through the Redemption Election Committee), by delivery of a written notice to the Exchanging Member no later than five (5) Business Days following the giving of an Exchange Notice, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment (if permitted pursuant to Section 4.6(a)(i) and Section 4.6(a)(ii)), whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Class B Units, which shall either (A) automatically convert into Class A Units upon being acquired by PubCo or (B) be redeemed in connection with a corresponding issuance of Class A Units to PubCo by the Company. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to substantially the same timeframe and in substantially the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) and Section 4.6(a)(iii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).

(g) Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class B Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(h) Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges or exercise of the PubCo Call Right (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or ensure equity treatment of the Common Units; provided that, for such purposes, the Company and the Managing Member shall assume that each Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

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(i) Tax Matters. In connection with any Exchange, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and, if applicable, that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law). For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as a sale by the Exchanging Member of the Exchanging Member’s Class B Units (together with an equal number of shares of Class B Common Stock, which shares shall not be allocated any economic value) to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member.

(j) Tax Treatment. Unless otherwise required by applicable law including a determination of an applicable taxing authority that is final, the parties hereto agree to treat any Exchange or any exercise of the PubCo Call Right as a direct sale or exchange between PubCo and the Exchanging Member for U.S. federal and applicable state and local income tax purposes and each of the Company, PubCo, and the applicable Exchanging Members and their respective Affiliates shall report any such Exchange or exercise of the PubCo Call Right consistent therewith for all U.S. federal and applicable state and local and non-U.S. income tax purposes unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

(k) Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, (i) upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Class B Units that the Exchanging Member is electing to Exchange and that such Class B Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Managing Member elects a Stock Exchange Payment, the Managing Member shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act) and were issued in compliance in all material respects with applicable Securities Law, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of PubCo.

4.7 Representations and Warranties of the Members. Each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:

(a) Organization; Authority.

(i) To the extent such Member is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of such Member’s formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of such Member’s principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform such Member’s obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.

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(ii) Such Member has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with such Member’s terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention.

(i) Such Member’s authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent such Member is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which such Member is bound or (z) applicable Law.

(ii) No governmental, administrative or other material third party consents or approvals are required or necessary on the part of such Member in connection with such Member’s admittance as a Member or such Member’s ownership of such Member’s Units.

(c) Due Inquiry.

(i) Such Member has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as such Member has requested.

(ii) In determining whether to enter into this LLC Agreement in respect of such Member’s Units, such Member has relied solely on such Member’s own knowledge and understanding of the Company and such Member’s business based upon such Member’s own due diligence investigation and the information furnished pursuant to this clause (c) and such Member has not relied on any other representations or information in making such Member’s investment decision, whether written or oral, relating to the Company, such Member’s operations and/or prospects;

(d) Purpose of Investment. Such Member is acquiring and holding such Member’s Units solely for investment purposes, for such Member’s own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof in violation of applicable Securities Law, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;

(e) Transfer Restrictions. Such Member understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. Such Member agrees that, if in the future such Member decides to offer, resell, pledge or otherwise Transfer any portion of such Member’s Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state Securities Law, and as a condition precedent to any such Transfer, such Member may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to such Member’s Units, not to resell any such Units.

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(f) Investor Status. Such Member (i) has adequate means of providing for such Member’s current needs and possible contingencies, is able to bear the economic risks of such Member’s investment for an indefinite period of time and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES

5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

5.2 Special Allocations.

(a) Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b) Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

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(c) Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such taxable period (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such taxable period in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2) (ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g) If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b) (2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

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(i) The allocations set forth in Sections 5.2(a) through (h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

5.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal and applicable state and local income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using any permissible method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

(d) Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e) If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(f) Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

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5.4 Other Allocation Rules.

(a) The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b). Notwithstanding the foregoing, no adjustment to the allocations shall be made under this Section 5.4(b) without the prior written consent of each Continuing Member that would be materially adversely affected thereby, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the Business Combination Agreement, with regard to PubCo’s acquisition of Common Units, Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. Subject to the Business Combination Agreement, if during any Taxable Year there is any other change in any Member’s Units in the Company, the Managing Member shall consult in good faith with the Continuing Member Representative and the tax advisors to the Company and allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Continuing Member Representative, not to be unreasonably withheld, conditioned or delayed).

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

5.5 Earn Out Units. The Parties intend that, for U.S. federal and applicable state and local income tax purposes, (a) the Earn Out Units, if any, received by the Continuing Members in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services, (b) the Earn Out Units, if any, received by the Continuing Members in connection with the Business Combination Agreement reflect an adjustment by the Members to the agreed-upon sharing of unrealized appreciation in the Company’s assets, (c) no such Member be treated as having taxable income or gain as a result of such receipt of any such Earn Out Units or as a result of holding any such Earn Out Units at the time of any Triggering Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)), and (d) for the avoidance of doubt, for purposes of the allocations described in this Article V and the determination and maintenance of Capital Accounts and distributions described in Article VI, each Earn Out Unit is a Class B Unit. The Company shall prepare and file all tax returns consistent with such intended treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

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ARTICLE VI
DISTRIBUTIONS

6.1 Distributions.

(a) General.

(i) To the extent permitted by applicable Law, distributions to Members may be declared by the Managing Member out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(g) or payments made in accordance with Section 7.4 or Section 7.7 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement) based on the number of Common Units held by each such Member as of the close of business on such record date; provided, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii); provided, further, that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would violate the Act.

(ii) Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b) Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c) Distributions In-Kind. Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value; provided that none of the following shall be a distribution for purposes of this LLC Agreement: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

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6.2 Tax-Related Distributions.

(a) Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Managing Member shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tax Amount per Common Unit receives an amount equal to such Member’s Tax Amount (for purposes of this pro rata clause, disregarding any amount that is included in PubCo’s Tax Amount pursuant to clause (2) of the definition of “Tax Amount”); provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information (e.g., if upon filing the Company’s final tax return for the applicable taxable year taxable income or gain of the Company is higher or lower than estimated) and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1(a) (including under Section 11.3(b)(iii) and its reference to Section 6.1(a)), the Managing Member shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, the Managing Member shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period; provided that no such adjustments shall be made that would have a material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1. Notwithstanding the foregoing, final Tax Distributions in respect of the applicable quarterly period (or portion thereof) shall be made immediately prior to and in connection with any distributions made pursuant to Section 11.3(b)(iii) below.

6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.

ARTICLE VII
MANAGEMENT

7.1 Managing Member Rights; Member and Officer Duties.

(a) PubCo shall be the sole Managing Member of the Company and, pursuant to the governing documents of PubCo, the business and affairs of PubCo shall be managed by or under the direction of the Board. Except as otherwise required by Law or provided in this LLC Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and (iii) the Members, other than the Managing Member (in its capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Nothing set forth in this LLC Agreement shall reduce or restrict the rights set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

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(b) Except as otherwise required by the Act, no current or former Member (including a current or former Managing Member) or any current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member or, with respect to the Managing Member, acting as Managing Member of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.

(c) To the extent that, at Law or in equity, the Company or any Subsidiary or any manager, director (or equivalent), officer, employee or agent of the Company or any Subsidiary (including PubCo) has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this LLC Agreement (if any), to the fullest extent permitted by Law (it being understood that this (c) shall not itself limit or waive any of the duties of any officers or members of the Board to the stockholders of PubCo in their capacity as such, which obligations will be governed by the applicable governing documents of PubCo). The limitation of duties (including fiduciary duties) to the Company, each Member (other than to the Managing Member) and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member and any Person who acquires Units.

7.2 Role of Officers.

(a) The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) The Officers of the Company as of the Effective Time are set forth on Exhibit C attached hereto.

(c) The Managing Member may appoint a Chief Executive Officer who will be responsible for the general and active management of the business of the Company and its Subsidiaries. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this LLC Agreement and as may be prescribed by the Managing Member, and will have such other powers and duties as may be reasonably prescribed by the Managing Member or set forth in this LLC Agreement.

(d) Except as set forth in this LLC Agreement, the Managing Member may appoint Officers at any time, and the Officers may include, in addition to the Chief Executive Officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Managing Member.

(e) Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.

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7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b) any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

7.4 Indemnification.

(a) Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), is or was serving as the Company Representative (including any “designated individual”) or the Continuing Member Representative or an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense to the fullest extent permitted by Law, Liability and loss (including reasonable attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud, willful misconduct, or a knowing violation of Law; provided, further, however, except as provided in Section 7.4(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including reasonable attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expense (an “Advancement of Expenses”); provided, however, that if (a) the Act requires or (b) in the case of an Advancement of Expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement, an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Action or the absence of any prior determination to the contrary.

(c) Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

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(d) Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be thirty (30) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e) Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(f) Non-exclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g) Payments. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as Managing Member and/or officer of the Company or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or Advancement of Expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Section 7.4, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Company under this Section 7.4 In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or Advancement of Expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights.

(i) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or Advancement of Expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

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(ii) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or Advancement of Expenses from both the indemnitee-related entities and the Company pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the indemnitee-related entities, as applicable.

(h) Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.4, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.

7.5 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this LLC Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this LLC Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this LLC Agreement and agrees to be bound by the terms and conditions in this LLC Agreement, and (b) PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this LLC Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this LLC Agreement.

7.6 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor as a result of such Reclassification Event, as the case may be, shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each Class B Unit (together with the surrender and delivery of one (1) share of Class B Common Stock) is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one (1) share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.

7.7 Certain Costs and Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) upon the good faith determination of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in good faith that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear such expenses of the Managing Member, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations owed by PubCo or the cost of any Tax Benefit Payment (as defined in the Tax Receivable Agreement) or any amounts owed by PubCo under the Tax Receivable Agreement; provided, further, that in the event any cost or expense incurred by the Managing Member is paid by the Managing Member from the gross proceeds received by PubCo in connection with an offering, issuance, exercise or conversion of Equity Securities or Debt Securities and only the net amount of such proceeds is contributed to the Company, such costs or expenses shall not be reimbursed under this Section 7.7.

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ARTICLE VIII
ROLE OF MEMBERS

8.1 Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company, if requested by the Managing Member. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement.

8.2 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Managing Member or the Company Representative, or, in the case of Lake Street Landlords or an Affiliate thereof, the Continuing Member Representative.

8.3 Investment Opportunities.

(a) To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (a) any Member (other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (b) any of their respective Affiliates (other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such ), (c) each Continuing Member or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments, other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such) or (d) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing, including any such Person acting as a director of PubCo at the request of such Member (other than the Managing Member and Members and their Affiliates who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.3. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.3 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director or officer of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person in his or her capacity as a director or officer of the Company.

(b) In furtherance of the foregoing, to the fullest extent permitted by applicable Law, neither Lake Street Landlords nor any of its Affiliates (other than PubCo) (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any claim arising out of, or based upon, (i) the investment by any Covered Person in any entity competitive with the Company or any of its Subsidiaries, or (ii) actions taken by any Covered Person to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or its Subsidiaries; provided that such Covered Person complies with any fiduciary relationship or duties owed to PubCo, the Company or its Subsidiaries in such Covered Person’s capacity as an officer or director of PubCo, the Company or any of its Subsidiaries. For the avoidance of doubt, none of the Continuing Member Representative or any Affiliate thereof (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) will be deemed to have any fiduciary relationship or duties to the other Continuing Members by virtue of ownership of Units. No amendment or repeal of this Section 8.3 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party or any Covered Person for or with respect to any opportunities of which any such Person becomes aware, or any investment or action, prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.3. Neither the amendment or repeal of this Section 8.3, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.3, shall eliminate or reduce the effect of this Section 8.3 in respect of any business opportunity first identified or any other matter occurring, or any cause of action that, but for this Section 8.3, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 8.3 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

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ARTICLE IX
TRANSFERS OF UNITS

9.1 Restrictions on Transfer.

(a) No Member shall directly or indirectly Transfer all or any portion of its Units, except Transfers made in accordance with the provisions of Section 9.1(c) or as otherwise approved by the Board, (it being understood that any Transfer of Class A Common Stock by any holder thereof, or any Transfer of Units in connection with a PubCo redemption, Change of Control Transaction or PubCo Offer in accordance with Section 4.1(g) and Section 4.1(h)) shall not be a Transfer by the Managing Member that is prohibited for purposes of this Article IX). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever.

(b) Subject to the restrictions set forth in Section 9.1(a), (i) no shares of Class B Common Stock may be Transferred by a Member unless an equal number of Class B Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(c)), and (ii) no Class B Units may be Transferred by a Member holding Class B Common Stock unless an equal number of shares of Class B Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(c)).

(c) Notwithstanding anything to the contrary set forth in the Business Combination Agreement, the restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6, (ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, or (iii) by a Member to any of such Member’s Permitted Transferees; provided, however, if a Transfer pursuant to clause (iii) would result in a Change of Control, such Member must provide the Managing Member with written notice of such Transfer at least sixty (60) calendar days prior to the consummation of such Transfer; provided further, that the restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units, and the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Class B Units by a Continuing Member, such transferring Member shall be required to Transfer an equal number of shares of Class B Common Stock corresponding to the number of such Member’s Class B Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(d).

(d) In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer (including any Exchange or exercise of the PubCo Call Right) or assignment of Units by any Member be made, in the reasonable determination of the Managing Member, (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any equity securities issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state Securities Law, and no registration statement covering such securities is then in effect; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(d) shall be null and void and of no force or effect whatsoever.

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9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer and include a representation from the transferring Member that such Transfer was made in accordance with applicable Securities Law.

9.3 Transferee Members. A Transferee of Units pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit D, and (c) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF APPRECIATE INTERMEDIATE HOLDINGS, LLC (THE “COMPANY”), DATED AS OF [●] 2022, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

ARTICLE X
ACCOUNTING AND CERTAIN TAX MATTERS

10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

10.2 Tax Elections. The Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, and shall not thereafter revoke any such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(ii) to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iii) except as otherwise provided in this LLC Agreement, any other election the Company Representative may deem appropriate and in the best interests of the Company.

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10.3 Tax Returns; Information.

(a) Subject to Article 6 of the Business Combination Agreement, the Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least fifteen (15) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) in no event later than forty-five (45) days after the end of each Taxable Year, an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than seventy-five (75) days after the end of each Taxable Year, a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

(b) In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Managing Member has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.

10.4 Company Representative.

(a) PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.

(b) Subject to this Section 10.4 and Article 6 of the Business Combination Agreement, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making or refraining from making any elections under the BBA Rules (including making or refraining from making an election under Section 6226(a) of the Code (or any analogous provision of state, local or non-U.S. Law)) or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each an “Audit”), and to reasonably expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d) and to Article 6 of the Business Combination Agreement, the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority.

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(c) The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment (at the cost of such Members or former members in respect of which any Imputed Tax Underpayment has been allocated) on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.

(d) Without limiting the foregoing, the Company Representative shall give prompt written notice to the Continuing Member Representative of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the Continuing Members (or their owners). Subject to Article 6 of the Business Combination Agreement, the Company Representative shall (i) keep the Continuing Member Representative reasonably informed of the material developments and status of any such Audit, (ii) permit the Continuing Member Representative (or its designee) to participate (including using separate counsel), in each case at the Continuing Members’ sole cost and expense, in any such Audit, to the extent permitted under applicable tax Law, and (iii) promptly notify the Continuing Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Audit. The Company Representative or the Company shall promptly provide the Continuing Member Representative with copies of all material correspondence between the Company Representative or the Company (as applicable) and any Governmental Entity in connection with such Audit and shall give the Continuing Member Representative a reasonable opportunity to review and comment on any material, non-ministerial correspondence, submission (including settlement or compromise offers) or filing in connection with any such Audit. The Company Representative shall not (and the Company shall not (and shall not authorize the Company Representative to)) settle, compromise, make an election under the BBA Rules, other than a Push-Out Election in connection with, or abandon any Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Audit affecting Continuing Members as a result of their prior ownership of Units shall continue after any Continuing Member Transfers any or all of such Units.

(e) If the Company Representative causes the Company to make an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”), each Member who was a Member of the Company for U.S. federal income tax purposes, or for purposes of applicable state, local, or non-U.S. Law, for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law).

(f) Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.

(g) Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries (but the Continuing Member shall in all events retain all rights provided to it under this LLC Agreement, including Section 10.4(d)).

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(h) Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Article 6 of the Business Combination Agreement and this LLC Agreement, Article 6 of the Business Combination Agreement shall control. The Company, the Company Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Article 6 of the Business Combination Agreement, including that with respect to any Audit of the Company or any of its Subsidiaries for any taxable period ending before or including the date of the Effective Time and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws unless otherwise determined by the Company Representative.

(i) This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

10.5 Withholding Tax Payments and Obligations.

(a) If the Company or any other Person in which the Company holds an interest, or PubCo or the Managing Member is required by Law to deduct or withhold or to make tax payments on behalf of or with respect to any Member or in respect of any Exchange or exercise of the PubCo Call Right, or the Company or any other Person in which the Company holds an interest is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Withholding/Payment Amounts”), the Managing Member or PubCo may deduct or withhold or cause the Company to deduct or withhold such amounts as so required without any gross-up payments owed to the applicable Member or other Person and cause the Company to make such tax payments as so required, and each Member hereby authorizes PubCo, the Managing Member, and the Company to do so; provided, the Company, PubCo, and the Managing Member shall use commercially reasonable efforts to cooperate in good faith with the Continuing Member Representative to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to any Continuing Member. All Tax Withholding/Payment Amounts made on behalf of a Member shall at the option of PubCo or the Managing Member (i) be promptly paid to the Company (or PubCo or the Managing Member, as applicable) by the Member or other Person on whose behalf such Tax Withholding/Payment Amount were made or are to be made (either before the deduction or withholding (e.g., if there is no cash payment from which to withhold) or payment is required to be made or after the Managing Member, PubCo, the Company (or other applicable withholding agent) undertakes such deduction or withholding or makes such tax payment) or (ii) be repaid by reducing the amount of the current or next succeeding distribution or Tax Distribution and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Withholding/Payment Amount is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Withholding/Payment Amount. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution or other amount, if applicable, that is equal to the Tax Withholding/Payment Amount at the time of such Tax Withholding/Payment Amount. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Withholding/Payment Amounts for any period made on behalf of a Member exceeds the actual distributions and Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Withholding/Payment Amount, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions or Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable or their successors in interest (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative. At the reasonable request of the Managing Member, PubCo, or the Company, the Members (or other applicable Persons) shall provide the Managing Member, PubCo, or the Company, with any necessary tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or form that is relevant to determine whether any deduction or withholding is required. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 10.5, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been required to be paid.

(b) This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose, to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

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10.6 Tax Treatment. The Members and the Company intend that (i) payments made under the Tax Receivable Agreement in respect of Exchanges and the exercise of the PubCo Call Right be treated as additional consideration in respect of the transfer of the interests in the Company effectuated in connection with such Exchanges and such exercises of the PubCo Call Right except to the extent required to be treated as imputed interest under applicable law or as otherwise provided under the Tax Receivable Agreement, (ii) the Initial Sale (as defined in the Tax Receivable Agreement), if any, be treated as a direct sale or exchange of partnership interests between PubCo and each applicable Member who receives cash in the Initial Sale, if any, that is funded by PubCo for all U.S. federal and applicable state, local and non-U.S. income tax purposes, and (iii) PubCo’s contribution of cash to the Company for Class A Units in accordance with the Business Combination Agreement be treated as a Capital Contribution governed by Section 721(a) of the Code (and any similar applicable state, local or non-U.S. provision of tax Law). The Members and the Company will, and will cause all of their Affiliates to, file all tax returns consistent with the foregoing, unless otherwise required by applicable Law including a determination of an applicable taxing authority that is final.

ARTICLE XI
DISSOLUTION

11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the assets of the Company;

(b) at the option of the Managing Member (in its sole discretion), the consummation of a PubCo Offer or Change of Control Transaction;

(c) the determination of the Managing Member;

(d) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and

(e) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws.

11.2 Bankruptcy. For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

11.3 Procedure.

(a) In the event of the dissolution of the Company for any reason, the Managing Member (or in the event that there is no Managing Member or the Managing Member is in bankruptcy, any Person selected by the majority of Members whereby each Unit will entitle the holder thereof) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member or such other Person shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.

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(b) Following the payment of all expenses of liquidation and allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i) first, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;

(ii) second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

(iii) third, the balance to the Members in accordance with Section 6.1(a).

(c) Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or such other Person designated pursuant to Section 11.3(a) shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

(e) Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulations Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).

11.4 Rights of Members.

(a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b) Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations. The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.

11.5 Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

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ARTICLE XII
GENERAL

12.1 Amendments; Waivers.

(a) Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member, and the Continuing Member Representative for so long as the Continuing Members holds an economic interest, in aggregate, of 50% of more of the Class B Units that were held by the Continuing Members immediately following the Closing; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, any Member, shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Class B Units; provided, further, that no amendment to this LLC Agreement may (i) disproportionately and adversely affect a class of Units (as compared to other classes of Units), without the consent of a majority of the affected class of Units and the Managing Member, or (ii) disproportionately and adversely affect a specific Member (as compared to other Members holding the same class of Units), without such Member’s and the Managing Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); or (iii) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of the majority of the Units and the Managing Member; or (y) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member.

(b) Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this LLC Agreement, including Exhibit A-1, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(g), (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or otherwise being taxable as a corporation for U.S. federal income tax purposes or (iii) in connection with a PubCo Offer or Change of Control Transaction in order for PubCo to agree to, and give effect to any transaction the subject of PubCo Offer or Change of Control Transaction, as applicable.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

12.2 Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of, and transactions contemplated by, this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.

12.3 Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.

12.4 Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, the Investor Rights Agreement, the Tax Receivable Agreement and all other Ancillary Documents (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.

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12.5 Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised by a Member or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

12.6 Governing Law: Waiver of Jury Trial: Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

(b) Each of the Parties submits to the exclusive jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. Each Party further agrees that a final judgment in any Action so brought shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party irrevocably waives such immunity in respect of its obligations with respect to this LLC Agreement.

(d) EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.7 Headings. The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.

12.8 Counterparts: Electronic Delivery. This LLC Agreement and any amendment hereto or any other agreements or documents delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, .pdf, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement or document (as applicable). No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

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12.9 Notices. All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. central time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

6101 Baker Road, Suite 200
Minnetonka, Minnesota 55345
Attention: Chris Laurence
Email: claurence@renterswarehouse.com

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine
Capella Tower, Suite 3500
225 South Sixth Street
Minneapolis, MN 55402

Attention: Dean D. Willer; Philip T. Colton
E-mail: dwiller@winthrop.com;
pcolton@winthrop.com

If to any Continuing Member, to the address for such Continuing Member set forth on Exhibit A-1.

12.10 Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.

12.11 Severability. Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this LLC Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

12.12 Expenses. Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.

12.13 No Third Party Beneficiaries. Except as provided in Section 7.4 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.

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12.14 Confidentiality. Except as required by applicable Law, each Member (other than the Managing Member) agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Managing Member, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided, however, that (i) each Member may disclose Confidential Information to such Member’s Affiliates, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of its Affiliates, attorneys, accountants, consultants or other advisors of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Managing Member in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, provided, that such Transferee executed and delivers to the Company a customary non-disclosure agreement and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns. In addition, each of the Continuing Members that is private equity, venture capital or other investment firm or similarly regulated entity (x) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (y) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information, and (z) may provide information about the subject matter of this LLC Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities. Each Member and the Company acknowledges and agrees that the certain of the Continuing Members and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its Subsidiaries, or operate in the same or similar business as PubCo and its Subsidiaries, and that nothing herein shall be in any way construed to prohibit or such Continuing Members or their respective Affiliates’ ability to maintain, make or consider such other investments; provided, however, that no Confidential Information is used or disclosed in connection with such activities.

12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this LLC Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY:

APPRECIATE INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

MANAGING MEMBER:

[ ]

By:
Name:
Title:

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EXHIBIT A-1

Capitalization

See attached.

50

EXHIBIT A-2

Contribution Securities

Member Name	Common Units
Lake Street Landlords, LLC	[●]
LSS Sustainable SPAC LLC	[●]
Christopher Laurence	[●]
OA Holdings USA LLC	[●]
H&C Holdings, LLC	[●]
RWRE Holdings, LLC	[●]
RW USA Holdings, LLC	[●]
Palo Duro Ventures	20,000
Tahoe Services	20,000
Oculus Capital, LLC	382,685
Tatanka LLC	482,826
RWA Holdings, LLC	1,430,596
Ankhor Properties	27,700
James Gregg	40,000
Lofty, LLC	16,377
St. Cloud Capital Partners III SBIC, L.P.	[●]
Broader Media Holdings LLC	560,482
Kevin Ortner	[●]
Charles Wyatt	[●]
Pam Kosanke	[●]
David Thompson	[●]
Trevor Brace	[●]
Trent Zachmann	[●]
Nolan Jacobson	[●]
Todd Jable	[●]
Mitch Bowling	[●]
David Sommer	[●]

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EXHIBIT B

Exchange Notice

Dated:_______________

Appreciate Intermediate Holdings, LLC

[________]

[________]

[________]

Attention: [_________]

copy to:

[●]

[________]

[________]

[________]

Attention: [_________]

Reference is hereby made to the Amended and Restated Limited Liability Company Agreement of Appreciate Intermediate Holdings, LLC (the “Company”), dated as of [●], 2022 (as amended from time to time in accordance with its terms, the “LLC Agreement”) by and among Appreciate Holdings, Inc., a Delaware corporation (“PubCo”), and each Person who is or at any time becomes a Member (collectively, the “Members”) in accordance with the terms of the LLC Agreement and the Act (such Persons, together with PubCo and the Members, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

Effective as of the Exchange Date as determined in accordance with the LLC Agreement, the undersigned Unitholder hereby transfers and surrenders to the Company the number of Class B Units set forth below and an equal number of shares of Class B Common Stock held by such Unitholder in Exchange for the issuance to the undersigned Unitholder of that number of shares of Class A Common Stock equal to the number of Class B Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. The undersigned hereby acknowledges that the Exchange of Class B Units shall include the cancellation of an equal number of outstanding shares of Class B Common Stock held by the undersigned that have been surrendered in such Exchange.

Legal Name of Unitholder:
Address:
Number of Class B Units to be Exchanged:
Cash Exchange Payment instructions:

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Unitholder, please indicate the following:

Legal Name for Certificate Delivery:
Address for Certificate Delivery:

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Class B Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Class B Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

[Signature page follows]

52

IN WITNESS WHEREOF the undersigned has caused this Exchange Notice to be executed and delivered as of the date first set forth above.

[Unitholder]

By:
Name:
Title:

53

EXHIBIT C

Officers

[●]

54

EXHIBIT D

Form of Joinder

This Joinder (this “Joinder”) to the LLC Agreement (as defined below), made as of _____________ ____, 20___ and is by and between ______________ (“Transferor”) and _______________(“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Amended and Restated Limited Liability Company Agreement of Appreciate Intermediate Holdings, LLC (the “Company”), dated as of [●], 2022, by and among the Company, Appreciate Holdings, Inc., a Delaware corporation (“PubCo”), the Members set forth on Exhibit A-1 to the LLC Agreement, and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (as the same may be amended or restated from time to time, the “LLC Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the LLC Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the rights and obligations as a Member) for all purposes of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the LLC Agreement.

Section 1.2 Acquisition. Transferor hereby Transfers to Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the LLC Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the LLC Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the LLC Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the LLC Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 12.9 of the LLC Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

[Signature page follows]

55

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

56

EXHIBIT E

Second AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
APPRECIATE HOLDINGS, INC.

[●], 2022

Appreciate Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The present name of the Corporation is Appreciate Holdings, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 6, 2020 under the name Proptech Investment Corporation II (the “Original Certificate”).

2. The first amended and restated certificate of incorporation of the Corporation, which both restated and amended the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and was filed with the Secretary of State of the State of Delaware on December 3, 2020 (the “First Amended and Restated Certificate”).

3. A Certificate of Amendment to the First Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on [●], 2022 to change the name of the Corporation to Appreciate Holdings, Inc. (together with the Original Certificate and the First Amended and Restated Certificate, the “Certificate”).

4. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, and shall become effective upon filing with the Secretary of State of the State of Delaware (the “Effective Time”) on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, dated as of May 17, 2022, by and among the Corporation, RW National Holdings, LLC, a Delaware limited liability company, and Lake Street Landlords, LLC, a Delaware limited liability company.

5. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is Appreciate Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Address. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

Section 4.1. Capitalization.

( A ) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock (the “Common Stock”), including (i) [●] shares of Class A Common Stock (the “Class A Common Stock”) and (ii) [●] shares of Class B Common Stock (the “Class B Common Stock”), and (b) [●] shares of preferred stock (the “Preferred Stock”).

( B ) The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, an aggregate amount necessary for issuance upon the conversion of any outstanding shares of Class B Common Stock and/or upon exchange of any Class B Units (as defined in the Limited Liability Company Agreement (the “Holdings LLC Agreement”) of Appreciate Intermediate Holdings Company, LLC (“Holdings”), for any shares of Class B Common Stock, by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate or any certificate of designations relating to any series of Preferred Stock.

( C ) This Second Amended and Restated Certificate is being filed on the closing date (such date, the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, dated as of May 17 2022, by and among the Corporation, RW National Holdings, LLC, a Delaware limited liability company, and Lake Street Landlords, LLC, a Delaware limited liability company (the “Business Combination Agreement”). Upon this Second Amended and Restated Certificate becoming effective upon filing with the Secretary of State of the State of Delaware pursuant to the DGCL (the “Effective Time”), each share of existing class B common stock (as defined in the First Amended and Restated Certificate) issued prior to the Effective Time will be converted into one (1) share of Class A Common Stock, without any action required on the part of the Corporation or the holder of such share of class B common stock. No fractional shares of Class A Common Stock will be issued in connection with the reclassification of shares of class B common stock provided for in this Section 4.1(C).

Section 4.2. Preferred Stock.

( A ) The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

( B ) Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any certificate of designations relating to such series).

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Section 4.3. Common Stock.

( A ) Voting Rights.

(1) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(2) Except as otherwise provided in this Second Amended and Restated Certificate or as required by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(3) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

( B ) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution) shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares of Class A Common Stock held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. The holders of Class B Common Stock shall not be entitled to any dividends or distributions on any shares of Class B Common Stock held by such holder prior to the conversion of such shares of Class B Common Stock into Class A Common Stock.

( C ) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the date of such liquidation, dissolution or winding up (including if a Class B Conversion Event (as defined below) occurred as a result of such liquidation, dissolution or winding up) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

( D ) Exchange of Class B Common Stock. Subject at all times to the requirements of and under the Holdings LLC Agreement in connection with an Exchange (as that term is defined in the Holdings LLC Agreement):

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(1) Class B Units (as defined in the Holdings LLC Agreement) shall be exchanged for shares of Class A Common Stock equal to the number of Class B Units in accordance with the Holdings LLC Agreement, together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by holder. Before any holder of Class B Units shall be entitled voluntarily to exchange any such Class B Units, such holder shall give written notice to the Corporation at its principal corporate office of the election to exchange the same, together with the election to surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such holder, and shall state therein the name or names in which such Class A Common Stock are to be registered in book entry. The Corporation shall, as soon as practicable thereafter, register the number of shares of Class A Common Stock to which such holder of Class B Common Stock and Class B Units shall be entitled as aforesaid in book-entry form. Such exchange of Class B Units, and surrender and cancellation of Class B Common Stock shall be deemed to have been made immediately prior to the close of business on the date of the written notice of such holder’s election to exchange and, surrender and cancel required by this Section 4.3(D)(1), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such exchange, and surrender and cancellation shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is surrendered and cancelled pursuant to this Section 4.3(D)(1) shall be retired by the Corporation and shall not be available for reissuance; and

(2) the Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Second Amended and Restated Certificate or the Holdings LLC Agreement, relating to the exchange of the Class B Units, together with the surrender and cancellation of the Class B Common Stock for Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has a reasonable basis to believe that a Transfer giving rise to an exchange of Class B Units, together with the surrender and cancellation of the Class B Common Stock, for Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Corporation as the Corporation deems necessary to determine whether an exchange of Class B Units, together with the surrender and cancellation of the Class B Common Stock, for Class A Common Stock has occurred and if such holder does not, within thirty days after receipt of such written request, furnish reasonable evidence to the Corporation to enable the Corporation to determine that no such exchange has occurred, any such Class B Units and Class B Common Stock, to the extent not previously exchanged or surrendered and cancelled, respectively, shall be automatically exchanged, and surrendered and cancelled, respectively, into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

( E ) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding Class B Units subject to Exchange (as defined in the Holdings LLC Agreement) from time to time.

( F ) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(F) shall become effective at the close of business on the date the combination or subdivision becomes effective.

( G ) Transfers of Class B Common Stock; Cancellation of Class B Common Stock.

(1) No shares of Class B Common Stock may be issued by the Corporation except to a holder of Class B Units of Holdings, such that after such issuance of Class B Common Stock, such holder of Class B Units holds an identical number of shares of Class B Common Stock. No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation upon which transfer such shares shall automatically be cancelled pursuant to Section 4.3(G)(2), or (ii) together with the transfer of an identical number of Class B Units made in compliance with the Holdings LLC Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Class B Unit, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation for no consideration and cancelled.

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(2) Immediately upon the effective time of exchange of Class B Units and corresponding shares of Class B Common Stock for a Stock Exchange Payment and/or a Cash Exchange Payment (as each such term is defined in the Holdings LLC Agreement), as the case may be, such shares of Class B Common Stock held by such exchanging holder shall automatically and without further action on the part of the Corporation or holder of Class B Common Stock be canceled with no consideration being paid or issued with respect thereto. Any such canceled shares of Class B Common Stock shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock and all rights with respect to such shares shall automatically cease and terminate.

( H ) Ranking. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally (including as to dividends and distributions, and upon any dissolution or liquidation or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

( I ) No Preemptive Rights. No holder of Common Stock shall be entitled to preemptive rights.

( J ) Conversion or Exchange of Class A Common Stock. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

ARTICLE V

Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1. Board of Directors.

( A ) Director Powers. Except as otherwise provided in this Second Amended and Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

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( B ) Number of Directors. The total number of directors constituting the whole Board shall, (a) as of the date of this Second Amended and Restated Certificate, initially be seven and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board.

( C ) Classified Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Closing Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Closing Date. At each annual meeting of stockholders following the Closing Date, successors to the class of directors whose term expires at that annual meeting of stockholders shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. The Board is authorized to assign members of the Board already in office to their respective class.

( D ) Board Vacancies and Newly-Created Directorships. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

( E ) Term and Removal. Each director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).

( F ) Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

( G ) Vote by Ballot. Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

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ARTICLE VII

Section 7.1. Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing or by electric transmission by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electric transmission, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

Section 7.2. Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

ARTICLE VIII

Section 8.1. Limited Liability of Directors. To the fullest extent permitted by applicable law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.2. Change in Rights. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.3. Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 8.4. Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

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ARTICLE IX

Section 9.1. DGCL Section 203 and Business Combinations.

( A ) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

( B ) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

( C ) For purposes of this Article IX, references to:

(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

( a ) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) is not applicable to the surviving entity;

( b ) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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( c ) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

( d ) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

( e ) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B), as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (x) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, provided that a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

( a ) beneficially owns such stock, directly or indirectly; or

( b ) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

( c ) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Parties” means the Sellers and the Founder Holders (each as defined in the Investor Rights Agreement dated on or about the date hereof (as amended), by and among the Corporation, the Sellers and the Founder Holders). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article IX to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

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ARTICLE X

Section 10.1. Competition and Corporate Opportunities.

( A ) In recognition and anticipation that (i) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) the Stockholder Parties and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Stockholder Parties or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

( B ) None of (i) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities and (ii) the Stockholder Parties or any of their respective Affiliates (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C). Subject to Section 10.1(C), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its, her or his Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

( C ) Subject to Section 10.1(D), the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) shall not apply to any such corporate opportunity.

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( D ) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

( E ) For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any of the Stockholder Parties, a Person that, directly or indirectly, is controlled by any of the Stockholder Parties, controls any of the Stockholder Parties or is under common control with any of the Stockholder Parties and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (c) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (d) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

( F ) For the purposes of this Article X, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section 10.1(F), as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

( G ) To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

( H ) Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the By-Laws, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

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ARTICLE XI

Section 11.1. Severability. If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

Section 12.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation (a) arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate (as it may be amended or restated) or the By-Laws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of this Second and Restated Certificate or the By-Laws, or (v) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1. Amendments. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock), including Section 10.1(G), this Second Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this [●] day of [●], 2022.

Name:
Title:

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Exhibit f

AMENDED AND RESTATED BY-LAWS
OF
Appreciate Holdings, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, or any stockholder holding at least 25% of the issued and outstanding capital stock entitled to vote, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

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(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

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(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders, be deemed to have occurred on [●]); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

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(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

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ARTICLE III
DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders, be deemed to have occurred on [●]); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

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(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

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ARTICLE IV
BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or the President and (b) shall be called by the Chairman of the Board, the President or the Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.

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ARTICLE VI
OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or the President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and the Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

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(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or the President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or the President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

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ARTICLE VII
SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

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Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

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Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may secure and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Except as set forth in the Certificate of Incorporation, any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

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Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board, or any committee thereof, may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or such committee, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board, or such committee, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board, or such committee thereof, determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, or any committee thereof, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board, or any committee thereof, may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board, or any committee thereof, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

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(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By-Laws by the affirmative vote of a majority of the Board. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

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Exhibit g

APPRECIATE HOLDINGS, INC.

2022 EQUITY INCENTIVE PLAN

Article 1.
PURPOSE OF THE PLAN

The name of this plan is the Appreciate Holdings, Inc. 2022 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable Appreciate Holdings, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

Article 2.
DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

2.2 “Award” means an Option, an award of Restricted Stock, a Stock Appreciation Right, an award of Performance Shares, an award of Performance Stock Units, an award of Restricted Stock Units, a Performance-Based Award or any other right or benefit, including any other Award under Article 8, granted to a Participant pursuant to the Plan.

2.3 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions of an Award, including through electronic medium.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” shall have the meaning ascribed to such term in the Award Agreement, or if the term is not defined in the Award Agreement, shall mean, with respect to an Employee, (a) a final, non-appealable conviction of the Employee for commission of a felony involving moral turpitude, (b) the Employee’s willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company’s reputation, or (c) the Employee’s material failure or refusal to perform his or her duties if such Employee has failed to cure such failure or refusal to perform within thirty (30) days after the Company notifies the Employee in writing of such failure or refusal to perform.

2.6 “Change in Control” shall mean the first to occur of:

(a) completion of a consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which each class of the Company’s common stock would be converted into cash, securities or other property, other than (i) a consolidation or merger of the Company in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (ii) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) 50% or more of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger (other than existing shareholders who on the date of approval by the Board hold in excess of thirty (30%) percent of the outstanding Company’s Shares) and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger;

(b) shareholder approval of a plan of complete liquidation or dissolution of the Company or consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale;

(c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (i) persons or their family members or affiliates which have such voting power on the date of adoption of the Plan, or (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the voting securities of the Company other than pursuant to a plan or arrangement entered into by such person and the Company; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board (the “Incumbent Board”) shall cease for any reason to constitute a majority of the Board; provided, that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the beginning of the period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period shall be deemed a member of the Incumbent Board.

Further, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, in order to make payment upon such Change in Control, the transaction or event described above with respect to such Award must also constitute a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision), and if it does not, payment of such Award will be made pursuant to the Award’s original payment schedule or, if earlier, upon the death of the Participant, unless otherwise provided in the Award Agreement.

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2.7 “Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.8 “Committee” means the committee of one or more members of the Board appointed or described in Article 11 to administer the Plan.

2.9 “Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

2.10 “Company” means Appreciate Holdings, Inc., a Delaware corporation and any successor thereto.

2.11 “Consultant” means any consultant or adviser if: (a) the consultant or advisor renders bona fide services to the Company or any Subsidiary or Affiliate; (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or advisor is a natural person.

2.12 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

2.13 “Director” means a member of the Board.

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2.14 “Disability” means, unless otherwise provided in the Award Agreement, that the Participant would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or any Subsidiary or Affiliate to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or any Subsidiary or Affiliate to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board (or its delegate) in its discretion. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, and for purposes of an Award that is subject to Section 409A of the Code, shall mean a “Disability” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

2.15 “Dividend Equivalent” means a right granted to a Participant related to the Award of Restricted Stock, Restricted Stock Units, Performance Shares and/or Performance Units which is a right to accrue the equivalent value of dividends paid on the Shares prior to vesting of the Award (or prior to payment of an Award that is subject to deferred settlement). Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Committee, provided, however, that in no event shall Dividend Equivalents be paid on any Award that is not vested or that does not become vested in accordance with its terms.

2.16 “Effective Date” means the date on which the Plan is approved by the Company’s stockholders if such stockholder approval occurs before the first anniversary of the date the Plan is adopted by the Board.

2.17 “Eligible Individual” means any person who is an Employee, a Consultant or a Director, as determined by the Committee.

2.18 “Employee” means a full time or part time employee of the Company or any Subsidiary or Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or Subsidiary or Affiliate for the relevant period, but shall exclude individuals who are classified by the Company or Subsidiary or Affiliate as (a) independent contractors or (b) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee in the case of (i) any vacation or sick time or otherwise approved paid time off in accordance with the Company or Subsidiary or Affiliate’s policy or (ii) transfers between locations of the Company or between the Company, a Subsidiary and/or Affiliate; provided that, with respect to an Award that constitutes a deferral of compensation and is subject to Section 409A of the Code, in order to settle such an Award as a result of a separation from service (including a termination of employment), whether or not a Participant has had a “separation from service” will be determined within the meaning of such term under Section 409A of the Code. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary or Affiliate shall be sufficient to constitute “employment” by the Company or any Subsidiary or Affiliate.

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2.19 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.20 “Fair Market Value” means, as of any given date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or quotation system, including without limitation the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if not sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes). In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and in compliance with Section 409A of the Code to the extent necessary to exempt an Award from or comply with Section 409A of the Code. Such determination shall be conclusive and binding on all persons.

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule, and an “independent director” under the NASDAQ rules (or other principal securities market on which Shares are traded).

2.23 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.24 “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a Director, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance Criteria” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

2.28 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Subsidiary or Affiliate, or the performance of an individual. The Committee, in its discretion, may appropriately adjust or modify the calculation of Performance Goals for such Performance Period (a) in the event of, or in anticipation of, any unusual or infrequently occurring corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual, infrequently occurring or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

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2.29 “Performance Period” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.30 “Performance Share” means a right granted to a Participant pursuant to Section 8.1 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.31 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Shares (or value of Shares in cash), the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee

2.32 “Plan” means this Appreciate Holdings, Inc. 2022 Equity Incentive Plan, as it may be amended and/or amended and restated from time to time.

2.33 “Restricted Stock” means Shares awarded to a Participant pursuant to Article 6 that are subject to certain restrictions as set forth in the Award Agreement.

2.34 “Restricted Stock Unit” means an Award granted pursuant to Section 8.3 hereof and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

2.35 “Retirement” means, unless otherwise expressly provided in an Award Agreement, a Participant’s termination of employment or service, which is for any reason other than for Cause, after such Participant’s 65th birthday.

2.36 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.37 “Share” means a share of Common Stock.

2.38 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the grant price of the SAR, as set forth in the applicable Award Agreement.

2.39 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Article 3.
SHARES SUBJECT TO THE PLAN

3.1 Share Reserve / Number of Shares. Subject to Article 10, and the following sentence regarding the Evergreen Increase, the aggregate number of Shares that may initially be issued pursuant to Awards will not exceed ___[10%]____ Shares (the “Share Reserve”). In addition, the Share Reserve will automatically increase on February 1st of each calendar year, for a period of not more than ten (10) years, beginning on February 1, 2023 and ending on (and including) February 1, 2032 (each, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of Shares of Common Stock outstanding on the January 31st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence. Following the Effective Date, no additional awards will be granted under any prior Appreciate Holdings, Inc. stock incentive plan (the “Prior Plan”); provided that, all awards granted under the Prior Plan will remain subject to the terms and conditions of, and continue to be governed by the Prior Plan.

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(a) Share Reserve Counting. For clarity, the Share Reserve in this Section 3.1 is a limitation on the number of Shares that may be issued pursuant to the Plan. Shares that are subject to Options and SARs shall be counted against the maximum limit set forth in this Section 3.1 as one (1) Share for every one (1) Share subject to such Options and SARs. Shares that are subject to Awards other than Options or SARs shall be counted against the maximum limit set forth in this Section 3.1 as two (2) Shares for every one (1) Share subject to such Awards. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

(b) Shares Reissuable Under Plan. The Share Reissue is not a limit on the number of Awards that can be granted. To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that again become available for the grant of Awards pursuant to this Section 3.1(b) shall be added back as one (1) Share for each Share being added back from Options and SARs and two (2) Shares for each Share being added back from an Award other than Options and SARs. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Shares Not Counted Against Share Pool Reserve. To the extent permitted by applicable law and/or any applicable stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate (“Substitute Awards”) shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by applicable law and/or any applicable stock exchange rule in the event that a company acquired by the Company or any company with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for grants of Awards under the Plan and shall not reduce the Shares available for issuance under the Plan, and Shares subject to such Awards (which, for the avoidance of doubt, exclude Substitute Awards) may again become available for Awards under the Plan as provided under Section 3.1(c) above; provided, that, Awards using such available shares (or any Shares that again become available for issuance under the Plan under Section 3.1(c) above): (i) shall not be granted after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination; (ii) shall be made only to individuals who were not Employees, Directors or Consultants of the Company or any of its Subsidiaries or Affiliates prior to such acquisition or combination; and (iii) shall otherwise be granted in compliance with applicable stock exchange listing standards. In addition, the payment of Dividend Equivalents in cash pursuant to any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

3.2 Incentive Stock Option Limit. Subject to the provisions of Section 10, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is ____[10%]___ shares.

3.3 Limitation on Compensation of Non-Employee Directors. The maximum number of Shares subject to Awards granted under this Plan or otherwise during any one year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such year for service on the Board, will not exceed U.S. $250,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

3.4 Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

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Article 4.
ELIGIBILITY, PARTICIPATION, MINIMUM VESTING REQUIREMENTS, DIVIDENDS

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan. An Eligible Individual who is subject to taxation in the U.S. and who is a service provider to an Affiliate may be granted Awards under this Plan only if, with respect to the Affiliate, the Company qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the Treasury Regulations promulgated under Section 409A of the Code (or any successor provision).

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan and the grant of an Award to an Eligible Individual shall not imply any entitlement to receive future Awards.

4.3 Minimum Vesting Requirements. Except as otherwise provided in this Section 4.3, no portion of any Award may vest before the first anniversary of the date of grant. Notwithstanding the immediately preceding sentence: (a) the Company may grant Awards with respect to up to twenty-five percent (25%) of the number of Shares reserved under Section 3.1 without regard to the minimum vesting period set forth in this Section 4.3; (b) the minimum vesting period set forth in this Section 4.3 shall not apply to Substitute Awards, Awards that may be settled only in cash, Shares delivered in lieu of fully-vested cash obligations, or Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting; provided, that, the foregoing requirement does not apply to the Committee’s discretion to provide for, in the terms of the Award Agreement or otherwise, accelerated vesting or exercisability of any Award and/or waive any restrictions, conditions or limitations applicable to such Award, including in cases of a Participant’s Retirement, death, Disability or a Change in Control.

4.4 Dividends and Dividend Equivalents. The Committee may provide that any Award (other than Options and Stock Appreciation Rights) that relates to shares of Common Stock shall earn dividends or Dividend Equivalents; provided, that, notwithstanding anything in the Plan to the contrary, the Committee may not provide for the current payment of dividends or Dividend Equivalents with respect to any shares of Common Stock subject to an outstanding Award (or portion thereof) that has not vested. For any such Award, the Committee may provide only for the accrual of dividends or Dividend Equivalents that will not be payable to the Participant unless and until, and only to the extent that, the Award vests. Unless the Board otherwise approves, no dividends or Dividend Equivalents shall be paid on Options or Stock Appreciation Rights.

Article 5.
STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(b) hereof, the per Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant (other than in the case of Substitute Awards).

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(b) Time and Conditions of Exercise. Subject to Section 4.3, the Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, potentially including the following methods: (i) cash or check, (ii) surrender of Shares (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Award shall be exercised, (iii) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, (iv) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (v) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate fair market value that does not exceed the aggregate exercise price (plus withholding taxes, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable withholding taxes) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee, or (vi) any combination of the foregoing methods of payment. The Award Agreement will specify the methods of paying the exercise price available to Participants. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Expiration. Subject to Section 5.1(b) and Section 5.2(b) hereof and any extension approved by the Committee for a Participant that has been employed by the Company for five (5) or more than five (5) years, an Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i) On the earlier of the date three months after the Participant’s Continuous Service terminates or service or the expiration of the term of the Option as set forth in the Award Agreement, except as otherwise provided in clauses (ii) and (iii) below;

(ii) On the earlier of the date one year after the date of the Participant’s Continuous Service terminates on account of death or Disability or the expiration of the term of such Option as set forth in the Award Agreement. Upon the Participant’s Disability or death, any Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Option or dies intestate, by the person or persons entitled to receive the Option pursuant to the applicable laws of descent and distribution; and

(iii) Immediately upon the date of the Participant’s Continuous Service terminates for Cause.

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(e) Transfer Restrictions. Unless otherwise approved in writing by the Committee, no Shares acquired upon exercise of any Option by any officer of the Company may be sold, assigned, pledged, encumbered or otherwise transferred until at least six months have elapsed from (but excluding) the date that such Option was exercised.

(f) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or of any Subsidiary that qualifies as a “subsidiary corporation” under Section 424(f) of the Code and any applicable regulations promulgated thereunder, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

(a) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(b) Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Shares of the Company only if such Option is granted at an exercise price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(c) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

(d) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(e) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

Article 6.
RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Purchase Price. At the time of the grant of an Award of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award of Restricted Stock. To the extent required by applicable law, the price to be paid by the Participant for each Share subject to the Award of Restricted Stock shall not be less than the par value of a Share (or such higher amount required by applicable law). The purchase price of Shares acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Committee, by services rendered or to be rendered to the Company or a Subsidiary or Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable law.

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6.3 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Further, notwithstanding any provision herein to the contrary, no dividends will be paid on Restricted Stock that has not vested; however, the Committee, in its discretion, may authorize the accrual of Dividend Equivalents on Restricted Stock.

6.4 Forfeiture. Subject to Section 4.3, except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

Article 7.
STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided that the term of any Stock Appreciation Right shall not exceed ten (10) years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

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7.2 Grant Price. The grant price per Share subject to a Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement; provided that, the per Share grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant (other than in the case of Substitute Awards).

7.3 Payment and Limitations on Exercise.

(a) Subject to Section 7.3(b) hereof, payment of the amounts determined under Section 7.1(b) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.1(b) hereof is effected in Shares, it shall be made subject to satisfaction of all applicable provisions of Section 5.1(c) pertaining to Options.

Article 8.
OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Awards of Performance Shares which shall be denominated in a number of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant. The Committee may authorize Dividend Equivalents to be accrued with respect to outstanding Performance Share Awards. Performance Share Awards shall be subject to applicable withholding taxes (as further set forth in Section 14.3).

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalents of Shares and/or units of value including dollar value of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant. On the settlement date, the Company shall, subject to Section 9.5(a) and satisfaction of applicable withholding taxes (as further set forth in Section 14.3), transfer to the Participant one unrestricted, fully transferable Share for each Performance Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Performance Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable withholding taxes (as further set forth in Section 14.3). The Committee may authorize Dividend Equivalents to be accrued with respect to outstanding Performance Stock Units.

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8.3 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time or the attainment of performance-based conditions. On the settlement date, the Company shall, subject to Section 9.5(a) hereof and satisfaction of applicable withholding taxes (as further set forth in Section 14.3), transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable withholding taxes (as further set forth in Section 14.3). The Committee may authorize Dividend Equivalents to be accrued with respect to outstanding Restricted Stock Units.

8.4 Other Awards. The Committee is authorized under the Plan to make any other Award to an Eligible Individual that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with a Share-related exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other right with the value derived from the value of the Shares. The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.

8.5 Vesting. Subject to Section 4.3, the vesting conditions applicable to an Award granted pursuant to Article 8 shall be set by the Committee in its discretion.

8.6 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Award granted pursuant to this Article 8 shall be set by the Committee in its discretion.

8.7 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Award granted pursuant to this Article 8; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law.

8.8 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Awards granted pursuant to this Article 8 shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Restricted Stock Units or any other Award granted pursuant to this Article 8 may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s Retirement, death or Disability, or otherwise.

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8.9 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Shares, or a note or other form of payment specified in Section 5.1(c) hereof, or a combination thereof, as determined by the Committee.

8.10 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

8.11 Timing of Settlement. At the time of grant, the Committee shall specify the settlement date applicable to an Award of Performance Shares, Performance Stock Units, Restricted Stock Units or any other Award granted pursuant to this Article 8, which shall be no earlier than the vesting date(s) applicable to the relevant Award, or it may be deferred to any later date to the extent and under the terms determined by the Committee, subject to compliance with Section 409A of the Code. Until an Award granted pursuant to this Article 8 has been settled, the number of Shares subject to the Award shall be subject to adjustment pursuant to Article 10 hereof.

Article 9.
PROVISIONS APPLICABLE TO AWARDS

9.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, additional provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

9.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary or Affiliate. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Non-Employee Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, but not limited to, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary or Affiliate to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Notwithstanding anything contrary in this Section 9.3 or Section 9.4 below, no Award may be transferred for value or consideration.

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9.4 Beneficiaries. Notwithstanding Section 9.3 hereof, a Participant may, if permitted by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to either the person’s estate or legal representative or the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution (or equivalent laws outside the U.S.). Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or local securities or other laws, including laws of jurisdictions outside of the United States, and the rules and regulations of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

9.6 Accelerated Vesting and Deferral Limitations. The Committee shall not have the discretionary authority to accelerate or delay issuance of Shares or payment of cash under an Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code.

9.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

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Article 10.
CHANGES IN CAPITAL STRUCTURE

10.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the price of the Shares, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 hereof); (b) the number and kind of Shares subject to outstanding Awards and the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 10.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 10.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

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10.2 Change in Control. Notwithstanding Section 10.1 hereof, if a Change in Control occurs, the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 10.2 shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:

(i) either (A) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 10.1, the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s vested rights, then such Award may be terminated by the Company without any payment) or (B) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii) that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) that subject to Article 9 and any other applicable provision herein, the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv) that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.

10.3 Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

10.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or the exercise price of any Award.

Article 11.
ADMINISTRATION

11.1 Committee. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an Independent Director; provided, that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Non-Employee Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 11.5 hereof. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

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11.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent registered public accounting firm, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Committee. Subject to any specific designation in the Plan or as otherwise determined by the Board (which, among other things, specifically retains the right to grant Awards under the Plan), the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) To suspend or terminate the Plan at any time provided that such suspension or termination does not materially impair rights and obligations under any outstanding Award without written consent of the affected Participant.

(j) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

11.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

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11.5 Delegation of Authority. To the extent permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may from time to time (i) delegate to a committee of one or more members of the Board or one or more officers of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant or amend Awards to Participants, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not, be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate; provided, however, the Committee may not delegate its authority with respect to non-ministerial actions relating to Awards to Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act or officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to modify Awards as necessary to accommodate changes in the laws or regulations. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.5 shall serve in such capacity at the pleasure of the Committee.

Article 12.
PLAN EXPIRATION DATE

The Plan will continue in effect until it is terminated by the Board pursuant to Section 13.1 hereof, except that no Award may be granted under the Plan from and after the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding on the date the Plan terminates shall remain in force according to the terms of the Plan and the applicable Award Agreement.

Article 13.
AMENDMENT, MODIFICATION, AND TERMINATION

13.1 Amendment, Modification, and Termination. Subject to Section 14.14 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 10), or (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or SAR may be amended to reduce the per share exercise price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option or SAR is granted and, except as permitted by Article 10, (a) no Option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an Option or SAR having a higher per share exercise price and (b) no Option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another Award at a time when the Option or SAR has a per share exercise price that is higher than the Fair Market Value of a Share.

13.2 Awards Previously Granted. Except with respect to amendments made or other actions taken pursuant to Section 14.14 hereof or any amendment or other action with respect to an outstanding Award that may be required or desirable to comply with applicable law, as determined in the sole discretion of the Committee, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant.

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Article 14.
GENERAL PROVISIONS

14.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

14.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award, including the right to vote or receive dividends, until the Participant becomes the record owner of such Shares, notwithstanding the exercise of an Option or other Award.

14.3 Withholding. The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) that the Company or a Subsidiary or Affiliate determines are required to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes. The Committee may in its discretion and in satisfaction of the foregoing requirement direct the Company to withhold, or allow a Participant to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld; the number of Shares so withheld may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

14.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

14.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.

14.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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14.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Subsidiary or Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Company and/or its Subsidiaries and/or Affiliates.

14.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10 Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

14.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations of the United States and jurisdictions outside the United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (b) completion of any registration or other qualification with respect to the Shares under any applicable law in the United States or in a jurisdiction outside of the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participant. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

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14.13 Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan and all Award Agreements, and any rules and regulations relating to the Plan and any Award Agreements.

14.14 Section 409A. Except as provided in Section 14.15 hereof, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Committee determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.

14.15 No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 14.15 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither the Company nor any Affiliate will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.16 Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Committee may impose such other clawback, recovery or recoupment provisions on an Award as the Committee determines necessary or appropriate in view of Applicable Laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

14.17 Provisions for Foreign Participants. The Committee may modify Awards granted to Participants who are foreign nationals or employed outside of the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

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